Blackbaud, Inc. 8-K

Exhibit 10.90

Published Deal CUSIP: 09227UAN1

Dollar Tranche CUSIP: 09227UAP6

Designated Currency Tranche CUSIP: 09227UAR2

Term Loan CUSIP: 09227UAQ4

$700,000,000

CREDIT AGREEMENT

dated as of June 2, 2017,

by and among

BLACKBAUD, INC.

AND CERTAIN OF ITS SUBSIDIARIES,
as Borrowers,

the Lenders referred to herein,

and

BANK OF AMERICA, N.A.,
as Administrative Agent,

 Swingline Lender and an Issuing Lender,

and

PNC BANK, NATIONAL ASSOCIATION,

 as Syndication Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

 and

REGIONS BANK,

as Co-Documentation Agents

with

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

PNC Capital Markets LLC,

Wells Fargo Securities, LLC,

and

 Regions Capital Markets, a division of Regions Bank,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

i

EXHIBITS
Exhibit A-1	-	Form of Dollar Tranche Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Loan Note
Exhibit A-4	-	Form of Designated Currency Tranche Revolving Credit Note
Exhibit B	-	Form of Loan Notice
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Swingline Loan Notice
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H	-	Form of Guaranty Agreement
Exhibit I	-	Form of Pledge Agreement
Exhibit J	-	Form of Bank Product Provider Notice
Exhibit K (1-4)	-	Forms of U.S. Tax Compliance Certificates
Exhibit L	-	Form of Letter of Credit Report

SCHEDULES
Schedule 1.1(a)	-	Addresses for Notices
Schedule 1.1(b)	-	Lenders and Commitments
Schedule 1.1(c)	-	Existing Letters of Credit
Schedule 6.1(a)	-	Jurisdictions of Organization
Schedule 6.1(b)	-	Subsidiaries and Capitalization
Schedule 6.1(l)	-	Material Domestic Subsidiaries
Schedule 6.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 10.1	-	Existing Indebtedness
Schedule 10.2	-	Existing Liens
Schedule 10.3	-	Existing Loans, Advances and Investments
Schedule 10.8	-	Transactions with Affiliates

v

CREDIT AGREEMENT, dated as of June 2, 2017, by and among BLACKBAUD, INC., a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.10 (each a “Subsidiary Borrower”, and together with the Company, collectively the “Borrowers” and any of them individually, each a “Borrower” or the “Borrower”), the lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

WHEREAS, the Company has requested that the Lenders (a) establish a $400,000,000 revolving credit facility, with a $50,000,000 letter of credit subfacility and a $50,000,000 swingline subfacility, in favor of the Borrowers and (b) make a term loan in an aggregate principal amount equal to $300,000,000 to the Company; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Lenders and the Swingline Lender, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of the Borrowers and severally to make the term loan to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

Article I

DEFINITIONS

SECTION 1.1         Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed pursuant to Section 12.6.

“Administrative Agent Fee Letter” means the fee letter dated as of May 10, 2017 among the Company, the Administrative Agent and MLPFS.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.1(a) with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in substantially the form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than a Restricted Subsidiary of the Company) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Currencies” means Dollars and Foreign Currencies.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means:

(a)            with respect to any Incremental Term Loans, as determined pursuant to, and in accordance with, Section 2.9(g), and

(b)           subject to the terms of Section 2.8, with respect to Revolving Credit Loans, Swingline Loans, the Term Loan and the commitment fee, the corresponding percentages per annum as set forth below based on the Net Leverage Ratio:

Pricing Level	Net Leverage Ratio	Base Rate +	LIBOR +	Commitment Fee
I	> 3.00: 1.00	0.750%	1.750%	0.250%
II	> 2.50:1.00 but < 3.00:1.00	0.500%	1.500%	0.225%
III	> 1.75:1.00 but < 2.50:1.00	0.250%	1.250%	0.200%
IV	> 1.25:1.00 but < 1.75:1.00	0.125%	1.125%	0.175%
V	< 1.25:1.00	0.000%	1.00%	0.150%

The Applicable Margin shall be determined and adjusted quarterly on the first Business Day (each a “Calculation Date”) immediately following the date by which the Company provides an Officer’s Compliance Certificate pursuant to Section 7.2 for the most recently ended fiscal quarter of the Company; provided, however, that (a) the Applicable Margin shall be based on Pricing Level III until the first Calculation Date following receipt of the Officer’s Compliance Certificate for the fiscal quarter ended September 30, 2017 and, thereafter the Pricing Level shall be determined by reference to the Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, and (b) if the Company fails to provide the Officer’s Compliance Certificate within five (5) days of the date for delivery required by Section 7.2 for the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued. The Applicable Margin set forth above shall be increased as, and to the extent, required by Sections 2.8 and 2.9.

“Applicable Percentage” means, with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Applicable Time” means, with respect to any borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to the L/C Commitments, (i) the Issuing Lenders and (ii) if any Letters of Credit have been issued pursuant to Section 2.3, the Revolving Credit Lenders and (c) with respect to the Swingline Commitment, (i) the Swingline Lender and (ii) if any Swingline Loans are outstanding pursuant to Section 2.4(a), the Revolving Credit Lenders.

“Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means MLPFS, PNC Capital Markets LLC, Wells Fargo Securities, LLC and Regions Capital Markets, a division of Regions Bank, in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.9(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Australian Dollar” means the lawful currency of Australia.

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.6, and (c) the date of termination of the Commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the Issuing Lenders to make L/C Credit Extensions pursuant to Section 11.2.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Product” means any of the following products, services or facilities extended to any Credit Party or Restricted Subsidiary by any Bank Product Provider (including those in existence as of the Closing Date): (a) Cash Management Services; (b) products under any Hedging Agreement (including, without limitation, non-speculative foreign exchange swaps); and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Obligations” for purposes of a distribution under Section 11.4, the applicable Bank Product Provider must have previously provided a Bank Product Provider Notice to the Administrative Agent which shall notify the Company and the Administrative Agent of the existence of such Bank Product (with the understanding that Lenders party hereto as of the Closing Date shall be entitled to notify the Company and the Administrative Agent of Bank Products in effect as of the Closing Date promptly after the Closing Date). Any Bank Product established from and after the time that the Lenders have received written notice from the Company or the Administrative Agent that an Event of Default exists, until such Event of Default has been waived in accordance with Section 13.2, shall not be included as “Obligations” for purposes of a distribution under Section 11.4.

“Bank Product Debt” means the Indebtedness and other obligations of any Credit Party or Restricted Subsidiary relating to Bank Products.

“Bank Product Provider” means any Person that provides Bank Products to any Credit Party or Restricted Subsidiary to the extent that such Person is a Lender or an Affiliate of a Lender at the time such Bank Product was entered into or as of the Closing Date with respect to any Bank Product designated as such promptly after the Closing Date.

“Bank Product Provider Notice” means a notice substantially in the form of Exhibit J.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event of Default” means any Event of Default specified in Section 11.1(j) or (k).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the EU, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate. All Base Rate Loans are only available to the Company and Subsidiary Borrowers that are Domestic Subsidiaries and Loans denominated in Dollars.

“Blackbaud Payment Services Account” means any deposit account in the name of a Credit Party for the processing of donations, tuition payments or other payments made to client organizations of the Credit Parties.

“Borrower” and “Borrowers” have the meaning assigned to such terms in the introductory paragraph hereto.

“Borrower Materials” has the meaning assigned thereto in Section 7.3.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and:

(a)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

(b)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in euro, any fundings, disbursements, settlements and payments in euro in respect of any such Eurocurrency Rate Loan, or any other dealings in euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)           if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or euro, or any other dealings in any currency other than Dollars or euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Canadian Dollar” and “CAD” mean the lawful currency of Canada.

“Capital Lease” means any lease of any property by the Company or any of its Restricted Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Company and its Restricted Subsidiaries; provided that for purposes of calculating Indebtedness hereunder (including for purposes of calculating the Net Leverage Ratio), the term “Capital Lease” shall not include any Capital Lease that was classified as an Operating Lease on the Closing Date or would have been classified as an Operating Lease had such agreement been in effect on the Closing Date.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, as collateral for L/C Obligations, obligations in respect of Swingline Loans, or obligations of the Lenders to fund participations in respect of any thereof (as the context may require), cash or deposit account balances or, if the Issuing Lenders or Swingline Lender benefiting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Issuing Lenders or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” has the meaning assigned thereto in Section 10.3.

“Cash Management Services” means any services provided from time to time to the Company or any Restricted Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“Cash on Hand” means as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries as set forth in the most recent Consolidated balance sheet of the Company and its Restricted Subsidiaries delivered to the Administrative Agent in accordance with Section 7.1.

“Change in Control” means (a) any event or series of events in which any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the Capital Stock or thirty-five percent (35%) of the voting power of the Company entitled to vote in the election of members of the board of directors of the Company, (b) there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of $40,000,000 any “change in control” (as defined in such indenture or other evidence of Indebtedness) requiring the Company to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein or (c) the Company shall cease to own and control, directly or indirectly, 100% of each Subsidiary Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, as amended or modified from time to time.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Commitment” means, as to any Lender, such Lender’s Dollar Tranche Revolving Credit Commitment, Designated Currency Tranche Revolving Credit Commitment, Swingline Commitment, Term Loan Commitment and/or Incremental Term Loan Commitment, as applicable.

“Commitment Percentage” means, as to any Lender at any time, such Lender’s Dollar Tranche Revolving Credit Commitment Percentage, Designated Currency Tranche Revolving Credit Commitment Percentage, Term Loan Commitment Percentage, or Incremental Term Loan Percentage, as applicable.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning assigned thereto in the introductory paragraph hereto.

“Computation Date” means (a) with respect to any Loan, each of the following: (i) each date of an Extension of Credit of a Eurocurrency Rate Loan denominated in a Foreign Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in a Foreign Currency pursuant to Section 2.2, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in a Foreign Currency, (ii) each date of any payment by any Issuing Lender under any Letter of Credit denominated in a Foreign Currency, (iii) in the case of all Existing Letters of Credit denominated in Foreign Currencies, the Closing Date, and (iv) such additional dates as the Administrative Agent or any Issuing Lender shall determine or the Required Lenders shall require.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Company and its Restricted Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Credit Facility” and “Credit Facilities” means, collectively, the Dollar Tranche Revolving Credit Facility, the Designated Currency Tranche Revolving Credit Facility, the Term Loan Credit Facility, the Swingline Facility, the L/C Facility and the Incremental Term Loan Facility.

“Credit Parties” means, collectively, the Borrowers and the Guarantors.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Margin for Revolving Credit Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.

“Defaulting Lender” means, subject to Section 4.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, an Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Company, the Administrative Agent, an Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.14(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, each Issuing Lender, the Swingline Lender and each other Lender promptly following such determination.

“Designated Currency Tranche” means the Designated Currency Tranche Revolving Credit Commitment and the Designated Currency Tranche Revolving Credit Loans.

“Designated Currency Tranche Revolving Credit Commitment” means (a) as to any Designated Currency Tranche Revolving Credit Lender, the obligation of such Designated Currency Tranche Revolving Credit Lender to make Designated Currency Tranche Revolving Credit Loans for the account of the Borrowers hereunder, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Designated Currency Tranche Revolving Credit Lender’s name on Schedule 1.1(b), as such Designated Currency Tranche Revolving Credit Commitment may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Designated Currency Tranche Revolving Credit Lenders, the aggregate commitment of all Designated Currency Tranche Revolving Credit Lenders to make Designated Currency Tranche Revolving Credit Loans, as such amount may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof.

“Designated Currency Tranche Revolving Credit Commitment Percentage” means, as to any Designated Currency Tranche Revolving Credit Lender at any time, the ratio of (a) the amount of the Designated Currency Tranche Revolving Credit Commitment of such Designated Currency Tranche Revolving Credit Lender to (b) the Designated Currency Tranche Revolving Credit Commitments of all Designated Currency Tranche Revolving Credit Lenders.

“Designated Currency Tranche Revolving Credit Facility” means the revolving credit facility established pursuant to Article II but excluding the Swingline Facility, the Dollar Tranche Revolving Credit Facility and any Incremental Term Loan Facility.

“Designated Currency Tranche Revolving Credit Lender” means any Lender with a Designated Currency Tranche Revolving Credit Commitment.

“Designated Currency Tranche Revolving Credit Loans” means any revolving loan made to any Borrower pursuant to Section 2.1(b) or 2.8 (and designated as contemplated thereunder), and all such revolving loans collectively as the context requires.

“Designated Currency Tranche Revolving Credit Note” means a promissory note made by a Borrower in favor of a Designated Currency Tranche Revolving Credit Lender evidencing the Designated Currency Tranche Revolving Credit Loans made by such Designated Currency Tranche Revolving Credit Lender, substantially in the form of Exhibit A-4 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is itself the subject of any Sanction.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Bank Product Debt) that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Bank Product Debt) that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of the Company or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means (a) competitors of the Company or its Subsidiaries that are in the same or a similar line of business as the Company and its Subsidiaries (it being understood that a bank or financial institution providing payment processing services shall not be considered a competitor) and are identified by legal name in writing to the Administrative Agent on or prior to the Closing Date, as such list may be updated in writing from time to time by the Company, (b) any other entity identified by legal name in writing to the Administrative Agent on or prior to the Closing Date, as such list may be updated in writing from time to time by the Company (such list and all updates and supplements thereto, together with the list and all updates and supplements thereto referenced in the preceding clause (a), collectively, the “DQ List”) and (c) any Affiliates thereof to the extent clearly identifiable as such on the basis that such Affiliate’s names include the name of the specified Disqualified Institution; provided that “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Dollar Amount” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of Dollars with such Foreign Currency.

“Dollar Tranche” means the Dollar Tranche Revolving Credit Commitment, the Dollar Tranche Revolving Credit Loans, the L/C Obligations and the Swingline Loans.

“Dollar Tranche Revolving Credit Commitment” means (a) as to any Dollar Tranche Revolving Credit Lender, the obligation of such Dollar Tranche Revolving Credit Lender to (i) make Dollar Tranche Revolving Credit Loans for the account of the Borrowers hereunder, (ii) purchase participations in L/C Obligations, and (iii) refund Swingline Loans, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Dollar Tranche Revolving Credit Lender’s name on Schedule 1.1(b), as such Dollar Tranche Revolving Credit Commitment may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Dollar Tranche Revolving Credit Lenders, the aggregate commitment of all Dollar Tranche Revolving Credit Lenders to (i) make Dollar Tranche Revolving Credit Loans, (ii) purchase participations in L/C Obligations, and (iii) refund Swingline Loans, as such amount may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof.

“Dollar Tranche Revolving Credit Commitment Percentage” means, as to any Dollar Tranche Revolving Credit Lender at any time, the ratio of (a) the amount of the Dollar Tranche Revolving Credit Commitment of such Dollar Tranche Revolving Credit Lender to (b) the Dollar Tranche Revolving Credit Commitments of all Dollar Tranche Revolving Credit Lenders.

“Dollar Tranche Revolving Credit Facility” means the revolving credit facility established pursuant to Article II but excluding the Swingline Facility, the Designated Currency Tranche Revolving Credit Facility and any Incremental Term Loan Facility.

“Dollar Tranche Revolving Credit Lender” means any Lender with a Dollar Tranche Revolving Credit Commitment.

“Dollar Tranche Revolving Credit Loans” means any revolving loan made to any Borrower pursuant to Section 2.1(a) or 2.8 (and designated as contemplated thereunder), and all such revolving loans collectively as the context requires.

“Dollar Tranche Revolving Credit Note” means a promissory note made by a Borrower in favor of a Dollar Tranche Revolving Credit Lender evidencing the Dollar Tranche Revolving Credit Loans made by such Dollar Tranche Revolving Credit Lender, substantially in the form of Exhibit A-1 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Credit Party” means any Credit Party that is a U.S. Person.

“Domestic Subsidiary” means any Subsidiary that is a U.S. Person other than an Excluded Domestic Subsidiary.

“DQ List” has the meaning specified in the definition of Disqualified Institution.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the EU, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Company and its Restricted Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, depreciation and all other non-cash charges (including non-cash stock compensation charges and expenses and including fair market value adjustments on acquired deferred revenue) otherwise deducted in determining the Net Income for such period (excluding reserves for future cash charges), (iv) any extraordinary losses, (v) Transaction Costs and (vi) Pro Forma Adjustments; provided that the aggregate amount of Pro Forma Adjustments added back to EBITDA shall not exceed ten percent (10%) of EBITDA (determined prior to giving effect to the add back in this clause (vi)), less (c) interest income and any extraordinary gains.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.9 (subject to such consents, if any, as may be required under Section 13.9(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 13.9(g).

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) which (a) is maintained, sponsored or contributed to by the Company or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained, sponsored or contributed to by the Company or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from releases of Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, and orders of courts or Governmental Authorities, relating to the protection of human health (with respect to exposure to Hazardous Materials) or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equivalent Amount” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of such Foreign Currency with Dollars.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency Rate” means:

(a)          for any Interest Period, with respect to any Eurocurrency Rate Loan:

(i)           denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;

(ii)          denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iii)         denominated in New Zealand Dollars, the rate per annum equal to the Bank Bill Reference Bid Rate (“BKBM”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:45 a.m. (Auckland, New Zealand time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iv)         denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;

(v)          with respect to any Extension of Credit denominated in any other Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Foreign Currency at the time such Foreign Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.9(a); and

(b)          for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m. (London time) determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one (1) month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars or in a Foreign Currency. All Loans denominated in a Foreign Currency or made to a Subsidiary Borrower that is a Foreign Subsidiary must be Eurocurrency Rate Loans.

“Event of Default” means any of the events specified in Section 11.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Rate” for a Foreign Currency means the rate determined by the Administrative Agent or an Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that each Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a Foreign Currency.

“Excluded Domestic Subsidiary” means any Subsidiary that is a U.S. Person and (a) is a Subsidiary of a “controlled foreign corporation” under Section 957 of the Code (a “CFC”) or (b) substantially all of the assets of such Subsidiary consists of Capital Stock of one or more CFCs or of other U.S. Persons substantially all of the assets of which consist of Capital Stock of one or more CFCs.

“Excluded Hedging Obligation” shall mean, with respect to any Credit Party, any Hedging Obligation if, and to the extent that, all or a portion of the Guaranty Agreement of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Hedging Obligation (or any Guaranty Obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty Agreement of such Credit Party, or the grant by such Credit Party of a security interest, becomes effective with respect to such Hedging Obligation; provided that, for the avoidance of doubt, in determining whether any Credit Party is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 2.12 of the Guaranty Agreement shall be taken into account. If a Hedging Obligation arises under a master agreement governing more than one Hedging Agreement, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to Hedging Agreements for which such guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal or United Kingdom withholding Taxes (excluding the portion of United Kingdom withholding Taxes with respect to which the applicable Lender is entitled to claim a reduction under an income tax treaty) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 4.12), (ii) such Lender changes its Lending Office or (iii), if later than clauses (i) or (ii), the date on which a Subsidiary Borrower organized in the United Kingdom is joined, except in each case to the extent that, pursuant to Section 4.11(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.11(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 28, 2014 (as the same has been amended, restated, supplemented or otherwise modified) among the Company, SunTrust Bank, as administrative agent, and the lenders from time to time party thereto.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.1(c).

“Extensions of Credit” means, as to any Lender at any time (and as the context requires, with respect to one or both Tranches), (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, (iv) the aggregate principal amount of all the portion of the Term Loan made by such Lender than outstanding, and (v) the aggregate principal amount of all Incremental Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit, or Swingline Loan by such Lender, as the context requires.

“Facility” means the Dollar Tranche Revolving Credit Facility, the Designated Currency Tranche Revolving Credit Facility, the Term Loan Credit Facility, the Swingline Facility, the L/C Facility and the Incremental Term Loan Facility, as the context may require.

“Facility Office” means the office designated by the applicable Lender through which such Lender will perform its obligations under this Agreement.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the Administrative Agent Fee Letter and the other fee letters executed by the Company in favor of each of PNC Capital Markets LLC, Regions Capital Markets, a division of Regions Bank and Wells Fargo Securities, LLC, in each case, executed on or before the Closing Date.

“Fiscal Year” means the fiscal year of the Company and its Restricted Subsidiaries ending on December 31.

“Foreign Currencies” means (i) euro, (ii) Pounds Sterling, (iii) Australian Dollars, (iv) New Zealand Dollars and (v) Canadian Dollars, together with each other currency (other than Dollars) that is approved in accordance with Section 1.9; provided that each Foreign Currency is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Amount may be readily calculated. If, after the designation by the Lenders of any currency as a Foreign Currency, (1) any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in a Foreign Currency) or the applicable Issuing Lender (in the case of any Letter of Credit to be denominated in a Foreign Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Amount is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) no longer a currency in which the Required Lenders are willing to make such Extensions of Credit (each of (a), (b), (c), and (d) a “Disqualifying Event”) and (2) solely in the case of the currencies identified in (i) through (v) above, it is the general practice of the Administrative Agent or the applicable Issuing Lender to cease making Loans or issuing Letters of Credit in such currency to borrowers similarly situated in similar circumstances under comparable provisions of other credit agreements, then the Administrative Agent shall promptly notify the Lenders and the Company, and such country’s currency shall no longer be a Foreign Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Amount of Loans in Dollars, subject to the other terms contained herein.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Obligor” means a Credit Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary and any Excluded Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender under such Defaulting Lender’s Tranche, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders under such Tranche or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by the Swingline Lender under the Dollar Tranche, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Company and its Restricted Subsidiaries throughout the period indicated and (subject to Section 1.3) consistent with the prior financial practice of the Company and its Restricted Subsidiaries.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the EU or the European Central Bank).

“Guarantors” means, collectively, (a) each Material Domestic Subsidiary of the Company in existence on the Closing Date, (b) each Material Domestic Subsidiary of the Company which becomes a party to a Guaranty Agreement pursuant to Section 8.11 and (c) with respect to (i) any Hedging Obligations between any Credit Party (other than the Company) and any Lender or an Affiliate of a Lender and any Bank Product Debt owing by any Credit Party (other than the Company), the Company and each Subsidiary Borrower that is a Domestic Subsidiary and (ii) the payment and performance by each Specified Credit Party of its obligations under its Guaranty Agreement with respect to all Hedging Obligations, the Company.

“Guaranty Agreement” means the unconditional guaranty agreement made by the Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.

“Guaranty Obligation” means, with respect to the Company and its Restricted Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services or to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” means all existing or future payment and other obligations owing by a Credit Party under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender.

“Honor Date” has the meaning assigned thereto in Section 2.3(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Increasing Revolving Lenders” has the meaning assigned thereto in Section 2.8.

“Incremental Term Lenders” has the meaning assigned thereto in Section 2.9.

“Incremental Term Loan Commitment” means (a) as to any Incremental Term Lender, the obligation of such Incremental Term Lender to make an Incremental Term Loan to or for the account of a Borrower in accordance with Section 2.9 and (b) as to all Incremental Term Lenders, the aggregate commitment of all Incremental Term Lenders to make Incremental Term Loans in accordance with Section 2.9.

“Incremental Term Loan Effective Date” means the date, which shall be a Business Day, on or before the Maturity Date, but no earlier than thirty (30) days after any Incremental Term Loan Notification Date (unless a shorter period is agreed to by all the affected Incremental Term Lenders), on which each of the Incremental Term Lenders makes Incremental Term Loans to a Borrower pursuant to Section 2.9.

“Incremental Term Loan Facility” means the incremental term loan facility established pursuant to Section 2.9.

“Incremental Term Loans” has the meaning assigned thereto in Section 2.9.

“Incremental Term Loan Note” means a promissory note made by a Borrower in favor of an Incremental Term Lender evidencing the Incremental Term Loans made by such Incremental Term Lender, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Incremental Term Loan Notification” means the written notice by the Company of its request to borrow Incremental Term Loans pursuant to Section 2.9.

“Incremental Term Loan Notification Date” means the date on which the Incremental Term Loan Notification is received by the Administrative Agent.

“Incremental Term Loan Percentage” means, as to any Incremental Term Lender at any time, the ratio of (a) the amount of the Incremental Term Loan Commitment of such Incremental Term Lender to (b) the Incremental Term Loan Commitments of all Incremental Term Lenders.

“Indebtedness” means, with respect to the Company and its Restricted Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a)           all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)           all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than one hundred eighty (180) days past due or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the applicable Person;

(c)           the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)           all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by the Company or any of its Restricted Subsidiaries (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business not more than one hundred eighty (180) days past due), whether or not such indebtedness shall have been assumed by the Company or any of its Restricted Subsidiaries or is limited in recourse;

(e)            all Guaranty Obligations of any such Person;

(f)            all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g)           all mandatory obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Disqualified Capital Stock of such Person; and

(h)           all net obligations incurred by any such Person pursuant to Hedging Agreements;

provided that no obligations in respect of Hedging Agreements shall be included in any determination of the Company’s and its Restricted Subsidiaries’ compliance with Article IX hereof. For the avoidance of doubt, Indebtedness shall be calculated subject to the proviso included in the definition of “Capital Lease.” For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation of any Person under any Hedging Agreement on any date shall be deemed to be the Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” has the meaning assigned thereto in Section 13.10.

“Intercompany Debt” has the meaning assigned thereto in Section 10.1(e).

“Interest Expense” means, with respect to the Company and its Restricted Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases, Synthetic Leases and all net payment obligations pursuant to Hedging Agreements) of the Company and its Restricted Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swingline Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swingline Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months (or, if agreed to by all of the Appropriate Lenders, twelve (12) months) thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the applicable Borrower in its Loan Notice; provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Investment” has the meaning assigned thereto in Section 10.3.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Issuing Lender and the Company (or any Restricted Subsidiary) or in favor of the applicable Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” means each of (a) Bank of America, through itself or through one of its designated Affiliates or branch offices, (b) such other Lender selected by the Company pursuant to Section 2.3(k) from time to time to issue such Letter of Credit (provided that no Lender shall be required to become an Issuing Lender pursuant to this clause (b) without such Lender’s consent), or any successor issuer thereof or (c) any Lender selected by the Company (with the prior consent of the Administrative Agent) to replace a Lender who is a Defaulting Lender at the time of such Lender’s appointment as an Issuing Lender (provided that no Lender shall be required to become an Issuing Lender pursuant to this clause (c) without such Lender’s consent), or any successor issuer thereof, each in its capacity as issuer of any Letter of Credit, or any successor thereto.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing of Revolving Credit Loans. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means the lesser of (a) $50,000,000 and (b) the Dollar Tranche Revolving Credit Commitment.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Facility” means the letter of credit facility under the Dollar Tranche established pursuant to Section 2.3.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (including all L/C Credit Extensions). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each Person executing this Agreement as a Lender (including, without limitation, an Issuing Lender, and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 2.8, 2.9 or 13.9.

“Lender Addition and Acknowledgement Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, executed pursuant to Section 2.8 and/or Section 2.9 by the Company and any existing Lender or New Lender committing to provide an increase in the Revolving Credit Commitment and/or Incremental Term Loans and, in each case, acknowledged by the Administrative Agent and each Guarantor, (a) setting forth the terms and conditions of (i) any increase in the Revolving Credit Commitment pursuant to Section 2.8 and/or (ii) any Incremental Term Loans pursuant to Section 2.9 and (b) acknowledging that any New Lender shall be a party hereto and have the rights (including, without limitation, voting rights) and obligations of a Lender hereunder.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Lender.

“Letters of Credit” means any standby letter of credit issued hereunder. Letters of Credit may be issued in Dollars or in a Foreign Currency and shall include the Existing Letters of Credit. Notwithstanding anything to the contrary contained herein, a letter of credit issued by an Issuing Lender other than Bank of America shall not be a “Letter of Credit” for purposes of the Loan Documents until such time as the Administrative Agent has been notified in writing of the issuance thereof by the applicable Issuing Lender.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Report” means a certificate substantially the form of Exhibit L or any other form approved by the Administrative Agent.

“Leverage Ratio Increase Requirements” means, in connection with any request by the Company to increase the maximum Net Leverage Ratio under Section 9.1 by 0.50 for a four consecutive fiscal quarter period, the following:

(i)          the Company delivers such request in writing to the Administrative Agent at least three (3) Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to the date on which such request is to be given effect;

(ii)         such request is delivered in connection with a Permitted Acquisition with an aggregate amount of cash consideration and any assumed debt, earn-outs (valued at an amount reasonably determined in good faith by the Company to be payable in connection with such earn-outs) and deferred payments of at least $50,000,000;

(iii)        such election is made no more than two times during the term of this Agreement;

(iv)        such election is only given effect for the four consecutive fiscal quarter period following the date on which the applicable Permitted Acquisition is consummated (by way of example only, if the Permitted Acquisition is consummated on May 15, 2018, for the fiscal quarters ending June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019);

(v)         only one such election may be given effect during any four consecutive fiscal quarter period; and

(vi)        the maximum Net Leverage Ratio under Section 9.1 shall revert to the then permitted Net Leverage Ratio (without giving effect to any such increase) for at least two fiscal quarters before another increase may be invoked.

“LIBOR Quoted Currency” means Dollars, euro and Pounds Sterling, in each case as long as there is a published LIBOR Rate with respect thereto.

“LIBOR Rate” shall have the meaning set forth in the definition of “Eurocurrency Rate”.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Guaranty Agreement, the Security Documents, each Lender Addition and Acknowledgement Agreement (if any) and each other document, instrument, certificate and agreement executed and delivered by the Company or any Restricted Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby (other than any agreement, document, certificate or instrument related to a Bank Product), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Notice” means a notice of (a) a request for an Extension of Credit, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.2(a), which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Loans” means the collective reference to the Revolving Credit Loans, the Term Loan, the Swingline Loans, and the Incremental Term Loans, if any, and “Loan” means any of such Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurocurrency market.

“Mandatory Cost” means any amount incurred periodically by any Lender during the term of this Agreement which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which such Lender is domiciled, subject to regulation, or has its Facility Office by any Governmental Authority.

“Material Adverse Effect” means, with respect to the Company and its Restricted Subsidiaries, a material adverse effect on (a) the properties, business, results of operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, (b) the ability of any such Person to perform its obligations under the Loan Documents to which it is a party, or (c) the legality, validity, binding effect or enforceability of any Loan Document.

“Material Domestic Subsidiary” means (a) any Domestic Subsidiary that is a Subsidiary Borrower or (b) any Domestic Subsidiary that is a Restricted Subsidiary of the Company that (i) individually (x) owns assets with a fair market value in excess of ten percent (10%) of the Consolidated assets of the Company and its Restricted Subsidiaries as of the most recent Fiscal Year end or (y) accounted for more than ten percent (10%) of EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Fiscal Year or (ii) collectively with all other Domestic Subsidiaries that are not Material Domestic Subsidiaries (x) owns assets with a fair market value in excess of fifteen percent (15%) of the Consolidated assets of the Company and its Restricted Subsidiaries as of the most recent Fiscal Year end or (y) accounted for more than fifteen percent (15%) of EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Fiscal Year.

“Material Foreign Subsidiary” means (a) any Foreign Subsidiary that is a Subsidiary Borrower or (b) any Foreign Subsidiary that is a Restricted Subsidiary of the Company that (i) individually (x) owns assets with a fair market value in excess of ten percent (10%) of the Consolidated assets of the Company and its Restricted Subsidiaries as of the most recent Fiscal Year end or (y) accounted for more than ten percent (10%) of EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Fiscal Year or (ii) collectively with all other Foreign Subsidiaries that are not Material Foreign Subsidiaries (x) owns assets with a fair market value in excess of fifteen percent (15%) of the Consolidated assets of the Company and its Restricted Subsidiaries as of the most recent Fiscal Year end or (y) accounted for more than fifteen percent (15%) of EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Fiscal Year.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means the earliest to occur of (a) June 2, 2022, (b) the date of termination by the Company pursuant to Section 2.6, and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Income” means, with respect to the Company and its Restricted Subsidiaries, for any period of determination, the net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person (other than a Restricted Subsidiary which shall be subject to clause (c) below), in which the Company or any of its Restricted Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid to the Company or any of its Restricted Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any of its Restricted Subsidiaries or that Person’s assets are acquired by such Person or any of its Restricted Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary to the Company or any of its Restricted Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Restricted Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.

“Net Leverage Ratio” has the meaning assigned thereto in Section 9.1.

“Net Proceeds” means, with respect to any Prepayment Event, (a) the cash proceeds received in respect of such event including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset (or a portion thereof) or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the Company’s chief financial officer, corporate controller, treasurer or assistant treasurer).

“New Lender” means any bank, financial institution or investment fund committing to make Extensions of Credit pursuant to Section 2.8 or Section 2.9 that was not a Lender as of the applicable Revolving Credit Increase Effective Date or Incremental Term Loan Effective Date relating to such Extensions of Credit.

“New Zealand Dollar” means the lawful currency of New Zealand.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Notes” means a Revolving Credit Note, Term Loan Note, Swingline Note, or Incremental Term Loan Note, if any.

“Notice of Account Designation” a notice substantially in the form of Exhibit C irrevocably authorizing the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to Section 2.2 in Same Day Funds by crediting or wiring such proceeds to the deposit account(s) of the applicable Borrower identified in such notice.

“Notice of Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Bank Product Debt and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Company or any of its Restricted Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note; provided, that “Obligations” of a Guarantor shall exclude any Excluded Hedging Obligations of such Guarantor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer, corporate controller, assistant treasurer or the treasurer of the Company substantially in the form of Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.12).

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swingline Loans on any date, the Dollar Amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, an Issuing Lender, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or an Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned thereto in Section 13.9(d).

“Participant Register” has the meaning assigned thereto in Section 13.9(d).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Event of Default” means any Event of Default specified in Section 11.1(a) or (b).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, sponsored or contributed to by the Company or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained, sponsored or contributed to by the Company or any of its current or former ERISA Affiliates.

“Permitted Acquisitions” means the acquisitions permitted pursuant to Section 10.3(g).

“Permitted Liens” means the Liens permitted pursuant to Section 10.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned thereto in Section 7.3.

“Pledge Agreement” means that certain pledge agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prepayment Event” means:

(a)            any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Credit Party in excess of $15,000,000 with respect to any individual sale, transfer or disposition, or $20,000,000 in the aggregate with respect to all such sales, transfers and assignments, in each case during a Fiscal Year, other than dispositions described in Section 10.5 (a) through (h); or

(b)            the incurrence by the Company or any Restricted Subsidiary of any Indebtedness for borrowed money, other than Indebtedness permitted under Section 10.1.

“Pro Forma Adjustments” means adjustments to EBITDA reflecting any non-recurring costs, any extraordinary expenses, any synergies, cost savings, operating expense reductions or other operating improvements in connection with such Permitted Acquisitions and such other adjustments reasonably acceptable to the Administrative Agent in connection with any Permitted Acquisitions and any asset disposition permitted pursuant to Section 10.5 closed during such period that are reasonably identifiable and factually supportable and otherwise calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Register” has the meaning assigned thereto in Section 13.9(c).

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Lenders pursuant to Section 2.3(c) for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any date, any combination of Lenders who hold in the aggregate more than fifty percent (50%) of the sum of (a) the Commitments and (b) the aggregate outstanding Extensions of Credit under the Term Loan and the Incremental Term Loans, or, if the Credit Facility has been terminated pursuant to Section 11.2, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.

“Required Revolving Credit Lenders” means, at any date, any combination of Lenders who hold in the aggregate more than fifty percent (50%) of the Revolving Credit Commitments, or, if the Credit Facility has been terminated pursuant to Section 11.2, any combination of Lenders holding more than fifty percent (50%) of the aggregate Revolving Credit Loans; provided that the Revolving Credit Commitment of, and the portion of the Revolving Credit Loans, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Revolving Credit Lenders.

“Resignation Effective Date” has the meaning assigned thereto in Section 12.6(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller, solely for purposes of the delivery of incumbency certificates pursuant to Section 5.1, the secretary or any assistant secretary of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Subsidiary” means, at the date of any determination, any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Revolving Credit Commitment” means the Dollar Tranche Revolving Credit Commitment and the Designated Currency Tranche Revolving Credit Commitment.

“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitments of all Revolving Credit Lenders.

“Revolving Credit Facility” means the Dollar Tranche Revolving Credit Facility and the Designated Currency Tranche Revolving Credit Facility.

“Revolving Credit Increase Effective Date” means the date, which shall be a Business Day, on or prior to the date that is three (3) months prior to the Maturity Date, but no earlier than thirty (30) days after any Revolving Credit Increase Notification Date (unless a shorter period is agreed to by all affected Increasing Revolving Lenders), on which each of the Increasing Revolving Lenders increase (or, in the case of New Lenders, provide) their respective Revolving Credit Commitments to the Borrowers pursuant to Section 2.8.

“Revolving Credit Increase Notification” means the written notice by the Company of its desire to increase the Revolving Credit Commitment pursuant to Section 2.8.

“Revolving Credit Increase Notification Date” means the date on which the Revolving Credit Increase Notification is received by the Administrative Agent.

“Revolving Credit Lender” means any Dollar Tranche Revolving Credit Lender or Designated Currency Tranche Revolving Credit Lender.

“Revolving Credit Loans” means any Dollar Tranche Revolving Credit Loans or Designated Currency Tranche Revolving Credit Loans, as the context requires.

“Revolving Credit Note” means a Dollar Tranche Revolving Credit Note or Designated Currency Tranche Revolving Credit Note, as applicable.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in a Foreign Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Foreign Currency.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the EU, Her Majesty’s Treasury or other relevant sanctions authority having jurisdiction over the Company and its Subsidiaries.

“Security Documents” means the collective reference to the Guaranty Agreement, the Pledge Agreement and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in Capital Stock securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Senior Officer” means the chief executive officer, president or chief financial officer of the Company.

“Solvent” means, with respect to any Person on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Special Notice Currency” means at any time a Foreign Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Credit Party” shall mean each Credit Party that is, at the time on which the relevant Guaranty Agreement or grant of the relevant security interest under the Loan Documents by such Credit Party becomes effective with respect to a Hedging Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 2.12 of the Guaranty Agreement.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of the Company or any Restricted Subsidiary subordinated in right and time of payment to the Obligations on subordination terms reasonably satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Company.

“Subsidiary Borrower” has the meaning set forth in Section 2.10.

“Swingline Commitment” means the lesser of (a) Fifty Million Dollars ($50,000,000) and (b) the Dollar Tranche Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.4.

“Swingline Lender” means Bank of America, through itself or through one of its designated Affiliates or branch offices, in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” has the meaning set forth in Section 2.4.

“Swingline Loan Notice” means a notice of a request for Swingline Loans pursuant to Section 2.4(b), which shall be substantially in the form of Exhibit E or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Swingline Note” means a promissory note made by the Company in favor of the Swingline Lender evidencing Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means except for any such event or condition that would not reasonably be expected to have a Material Adverse Effect: (a) with respect to a Pension Plan, a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) with respect to a Credit Party, the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (g) the partial or complete withdrawal of the Company or of any ERISA Affiliate from a Multiemployer Plan if there is any potential withdrawal liability would reasonably be expected to be asserted by such plan thereof, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Term Loan Commitment” means (a) as to any Term Loan Lender, the obligation of such Term Loan Lender to make the Term Loan for the account of the Company hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 1.1(b), as such Term Loan Commitment may be reduced at any time or from time to time pursuant to the terms hereof, and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make the Term Loan, as such amount may be reduced at any time or from time to time pursuant to the terms hereof.

“Term Loan Commitment Percentage” means, as to any Term Loan Lender at any time, the ratio of (a) the amount of the Term Loan Commitment of such Term Loan Lender to (b) the Term Loan Commitments of all Term Loan Lenders.

“Term Loan Credit Facility” means the term loan credit facility established pursuant to Article II, but excluding the Revolving Credit Facility, the Swingline Facility, and any Incremental Term Loan Facility.

“Term Loan Lender” means any Lender with a Term Loan Commitment.

“Term Loan Note” means a promissory note made by the Company in favor of a Term Loan Lender evidencing the portion of the Term Loan made by such Term Loan Lender, substantially in the form of Exhibit A-3 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan” means the term loan made to the Company pursuant to Section 2.1(c).

“Total Funded Net Indebtedness” means, as of any date of determination with respect to the Company and its Restricted Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Company and its Restricted Subsidiaries minus (a) Indebtedness of the type described in clause (b) of the definition of Indebtedness, (b) Indebtedness of the type described in clause (d) of the definition of Indebtedness and (c) Cash on Hand, provided, however, in no event shall the deduction pursuant to this clause (c) exceed $75,000,000.

“Tranche” means the Dollar Tranche or the Designated Currency Tranche, as applicable.

“Transaction Costs” means, without duplication, all transaction fees, charges and other amounts related to (1) this Agreement and the other Loan Documents, and (2) any Permitted Acquisition, which fees, charges and other amounts shall include, without limitation, (a) any financing fees, merger and acquisition fees (including consulting, advisory or brokerage fees), legal fees and expenses, due diligence fees or any other reasonably related fees and expenses during such period in connection therewith), (b) the aggregate amount of all payments funded from the earnings of the Company and its Restricted Subsidiaries and made during such period in connection with any Permitted Acquisition, including, without limitation, indemnity payments, working capital and purchase price adjustments, earn outs or other contingent payments, and (c) restructuring and business optimization expenses, including any cost savings and synergies projected by the Company in good faith to be realized as a result of any such Permitted Acquisition and any non-recurring restructuring and integration costs and expenses approved by the Administrative Agent in its sole discretion; provided, however, that (i) all such Transaction Costs shall be included, if at all, in any determination of EBITDA during the four consecutive quarter period following the applicable acquisition (including, without limitation, the quarter in which such acquisition occurs), and (ii) with respect to any Permitted Acquisition subject hereto, the aggregate amount of cash Transaction Costs in respect of such Permitted Acquisition that may be added back to EBITDA shall not exceed 10% of pro forma Consolidated EBITDA for the Company and its Restricted Subsidiaries (giving effect to such Permitted Acquisition).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or appropriate governing state, as amended or modified from time to time.

“UCP” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.

“United States” means the United States of America.

“Unreimbursed Amount” has the meaning assigned thereto in Section 2.3(c).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Company designated by the Company as an “Unrestricted Subsidiary” pursuant to Section 8.14 and (b) any direct or indirect Subsidiary of a Subsidiary described in the foregoing clause (a).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.11(e).

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Company and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Company).

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.2     Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3      Accounting Terms.

(a)            Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b), except as otherwise specifically prescribed herein. If the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP (including the adoption of IFRS) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b)            Accounting Changes. If at any time any change in GAAP or change in the Company’s accounting practices under Section 10.9 would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or change in the Company’s accounting practices under Section 10.9 (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP and the Company’s accounting practice prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or change in the Company’s accounting practices. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB 14-1 to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.4     UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5     Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6     References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7     Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Amount of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Amount of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.8      Exchange Rates; Currency Equivalents.

(a)            The Administrative Agent or the applicable Issuing Lender, as applicable, shall determine the Exchange Rates as of each Computation Date to be used for calculating Dollar Amounts of Extensions of Credit and Outstanding Amounts denominated in Foreign Currencies. Such Exchange Rates shall become effective as of such Computation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Computation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent or the applicable Issuing Lender, as applicable.

(b)            Wherever in this Agreement in connection with an Extension of Credit, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit, Eurocurrency Rate Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Equivalent Amount of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be.

(c)            The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

(d)            For purposes of determining compliance with any dollar basket contained herein, the Dollar Amount of such item shall be calculated at the time of incurrence or issuance thereof, unless otherwise agreed to by both the Company and the Administrative Agent.

SECTION 1.9        Additional Foreign Currencies.

(a)            The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Foreign Currency”; provided that (i) such requested currency complies with the proviso in the definition of “Foreign Currency” and (ii) such requested currency shall only be treated as a “LIBOR Quoted Currency” to the extent that there is published LIBOR rate for such currency. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and each Lender with a Commitment under which such currency is requested to be made available; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Lender.

(b)            Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Extension of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Lender, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Appropriate Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Lender thereof. Each Appropriate Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the applicable Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)            Any failure by a Lender or an Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Lender, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Appropriate Lenders consent to making Eurocurrency Rate Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and such Lenders may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (ii) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a Foreign Currency for purposes of any Extensions of Credit of Eurocurrency Rate Loans. If the Administrative Agent and the applicable Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (A) the Administrative Agent and the applicable Issuing Lender may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (B) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a Foreign Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.9, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Foreign Currencies specifically listed in the definition of “Foreign Currency” shall be deemed an Agreed Currency with respect to such Existing Letter of Credit only.

SECTION 1.10    Change of Currency.

(a)            Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the EU that adopts the euro as its lawful currency after the date hereof shall be redenominated into euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the euro by any member state of the EU and any relevant market conventions or practices relating to the euro.

(c)            Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.11   Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.12   Pro Forma Calculations. For the purpose of calculating the Net Leverage Ratio and the financial covenant set forth in Section 9.2 (and each other section of this Agreement in which pro forma compliance with the financial covenant set forth in Section 9.2 is tested) for any period, if during such period the Company or any Restricted Subsidiary shall have made a material Acquisition or material disposition (with materiality calculated in accordance with Article 11 of Regulation S-X under the Securities Act of 1933), each of the Net Leverage Ratio and the financial covenant set forth in Section 9.2 (and each other section of this Agreement in which pro forma compliance with the financial covenant set forth in Section 9.2 is tested) shall be calculated giving pro forma effect (in accordance with Article 11 of Regulation S-X under the Securities Act of 1933) thereto as if such material Acquisition or disposition occurred on the first day of such period; provided that the only pro forma adjustments to EBITDA shall be the Pro Forma Adjustments.

Article II

CREDIT FACILITIES

SECTION 2.1      Loans.

(a)            Dollar Tranche Revolving Credit Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth herein, each Dollar Tranche Revolving Credit Lender severally agrees to make Dollar Tranche Revolving Credit Loans to the Borrowers in Dollars from time to time during the Availability Period as requested by the applicable Borrower in accordance with the terms of Section 2.2; provided, that, (a) the aggregate principal amount of all outstanding Dollar Tranche Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Dollar Tranche Revolving Credit Commitment less the sum of all outstanding Swingline Loans and L/C Obligations, (b) the principal amount of outstanding Dollar Tranche Revolving Credit Loans from any Dollar Tranche Revolving Credit Lender to the Borrowers shall not at any time exceed such Dollar Tranche Revolving Credit Lender’s Dollar Tranche Revolving Credit Commitment less such Dollar Tranche Revolving Credit Lender’s Dollar Tranche Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans, (c) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of all outstanding Swingline Loans and L/C Obligations, and (d) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Borrowers shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment less such Revolving Credit Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Dollar Tranche Revolving Credit Loan by a Dollar Tranche Revolving Credit Lender shall be in a principal amount equal to such Dollar Tranche Revolving Credit Lender’s Dollar Tranche Revolving Credit Commitment Percentage of the aggregate principal amount of Dollar Tranche Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Dollar Tranche Revolving Credit Loans hereunder until the Maturity Date.

(b)            Designated Currency Tranche Revolving Credit Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth herein, each Designated Currency Tranche Revolving Credit Lender severally agrees to make Designated Currency Tranche Revolving Credit Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period as requested by the applicable Borrower in accordance with the terms of Section 2.2; provided, that, (a) the aggregate principal amount of all outstanding Designated Currency Tranche Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Designated Currency Tranche Revolving Credit Commitment, (b) the principal amount of outstanding Designated Currency Tranche Revolving Credit Loans from any Designated Currency Tranche Revolving Credit Lender to the Borrowers shall not at any time exceed such Designated Currency Tranche Revolving Credit Lender’s Designated Currency Tranche Revolving Credit Commitment, (c) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of all outstanding Swingline Loans and L/C Obligations, and (d) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Borrowers shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment less such Revolving Credit Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Designated Currency Tranche Revolving Credit Loan by a Designated Currency Tranche Revolving Credit Lender shall be in a principal amount equal to such Designated Currency Tranche Revolving Credit Lender’s Designated Currency Tranche Revolving Credit Commitment Percentage of the aggregate principal amount of Designated Currency Tranche Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Designated Currency Tranche Revolving Credit Loans hereunder until the Maturity Date. The Administrative Agent will determine the Dollar Amount of each borrowing of Designated Currency Tranche Revolving Credit Loans as of the date two (2) Business Days prior to the date of such borrowing or, if applicable, the date of continuation or conversion of any such borrowing, and all Designated Currency Tranche Revolving Credit Loans on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon the instruction of the Required Lenders or a majority (based on Commitments, and if Commitments have been terminated, by outstandings) of the Designated Currency Tranche Revolving Credit Lenders (excluding Defaulting Lenders). Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in this paragraph is herein described as a “Computation Date” with respect to each Designated Currency Tranche Revolving Credit Loan (including payments of interest and fees thereon and in connection therewith) for which a Dollar Amount is determined on or as of such day.

(c)            Term Loan. Subject to the terms and conditions of this Agreement (including, without limitation, Section 5.1 hereof) and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally agrees to make a Term Loan to the Company in Dollars on the Closing Date as requested by the Company in accordance with the terms of Section 2.2; provided, that (a) the aggregate principal amount of the outstanding Term Loan shall not exceed the Term Loan Commitment and (b) the principal amount of the outstanding Term Loan from any Term Loan Lender to the Company shall not at any time exceed such Term Loan Lender’s Term Loan Commitment. The Term Loan made by a Term Loan Lender shall be in a principal amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the aggregate principal amount of the Term Loan. The Term Loan may not be repaid and subsequently reborrowed. The aggregate Term Loan Commitment shall be permanently reduced by the principal amount of any Term Loan extended hereunder.

SECTION 2.2      Borrowings, Conversions and Continuations of Loans.

(a)            Notice of Borrowing. Each Extension of Credit, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Extension of Credit of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Extension of Credit or continuation of Eurocurrency Rate Loans denominated in Foreign Currencies, and (iii) on the requested date of any Extension of Credit of Base Rate Loans. Each Extension of Credit of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of the Dollar Amount of $2,500,000 or a whole multiple of the Dollar Amount of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Except as provided in Sections 2.3(c) and 2.4(c), each Extension of Credit of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Each Loan Notice and each telephonic notice shall specify (A) the applicable Facility and whether the applicable Borrower is requesting an Extension of Credit, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility, (B) the requested date of the Extension of Credit, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto, (F) the currency of the Loans to be borrowed, and (G) if applicable, the Subsidiary Borrower. If the applicable Borrower fails to specify a currency in a Loan Notice requesting an Extension of Credit, then the Loans so requested shall be made in Dollars. If the applicable Borrower fails to specify a Type of Loan in a Loan Notice or if the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in a Foreign Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one (1) month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the applicable Borrower requests an Extension of Credit of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurocurrency Rate Loan. Except as provided pursuant to Section 2.2(c), no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.

(b)           Advances. Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount and currency of its Commitment Percentage under such Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in Section 2.2(a). In the case of an Extension of Credit, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in a Foreign Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.2 (and, if such Extension of Credit is the initial Extension of Credit, Section 5.1), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date a Loan Notice with respect to a borrowing of Revolving Credit Loans denominated in Dollars is given by a Borrower, there are L/C Borrowings outstanding, then the proceeds of such borrowing of Revolving Credit Loans, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(c)           Eurocurrency Rate Loans. Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, at the written request of the Required Lenders, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans.

(d)           Interest Rates. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

(e)           Interest Periods. After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 12 Interest Periods in effect.

(f)            Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Lender.

SECTION 2.3      Letters of Credit.

(a)           The Letter of Credit Commitment.

 (i)           Subject to the terms and conditions set forth herein, (A) each Issuing Lender agrees, in reliance upon the agreements of the Dollar Tranche Revolving Credit Lenders set forth in this Section, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Company or any of its Restricted Subsidiaries organized under the laws of the United States or any state thereof or any country in which a Borrower is organized or, in each Issuing Lender’s sole and absolute discretion, any of the Company’s other Foreign Subsidiaries that are Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.3(b), and (2) to honor drawings under the Letters of Credit; and (B) the Dollar Tranche Revolving Credit Lenders severally agree to participate in Letters of Credit issued under such Tranche for the account of the Company or its Restricted Subsidiaries and any drawings thereunder; provided no Issuing Lender shall be obligated to issue a Letter of Credit if, after giving effect to any Letter of Credit, (w) the L/C Obligations would exceed the L/C Commitment, (x) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans, plus the aggregate amount of L/C Obligations would exceed the Revolving Credit Commitment and (y) the aggregate principal amount of outstanding Dollar Tranche Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans plus the aggregate amount of L/C Obligations would exceed the Dollar Tranche Revolving Credit Commitment. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the Letter of Credit so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

 (ii)         No Issuing Lender shall issue any Letter of Credit if:

(A)          subject to Section 2.3(b)(iv), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Revolving Credit Lenders have approved such expiry date; or

(B)           the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date

 (iii)        No Issuing Lender shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it;

(B)           the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally;

(C)           except as otherwise agreed by the Administrative Agent and such Issuing Lender, the Letter of Credit is in an initial stated amount less than $25,000;

(D)           except as otherwise agreed by the Administrative Agent and the applicable Issuing Lender, the Letter of Credit is to be denominated in a currency other than Dollars or a Foreign Currency;

(E)           any Revolving Credit Lender is at that time a Defaulting Lender, unless the applicable Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such Issuing Lender with the Company or such Revolving Credit Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 4.14(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)           the applicable Issuing Lender does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency.

 (iv)        No Issuing Lender shall amend any Letter of Credit if such Issuing Lender would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

 (v)         No Issuing Lender shall be under any obligation to amend any Letter of Credit if (A) such Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

 (vi)        Each Issuing Lender shall act on behalf of the Dollar Tranche Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article XII with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article XII included such Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Lender.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

 (i)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower and/or such Restricted Subsidiary, as required by such Issuing Lender. Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuing Lender, by personal delivery or by any other means acceptable to such Issuing Lender. Such Letter of Credit Application must be received by the applicable Issuing Lender and the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days (or such earlier date and time as the Administrative Agent and such Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof and in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable Issuing Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Lender (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such Issuing Lender may reasonably require. Additionally, the applicable Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Lender or the Administrative Agent may reasonably require.

 (ii)          Promptly after receipt of any Letter of Credit Application, the applicable Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Lender has received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

 (iii)         Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Lender will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

 (iv)         If the applicable Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Lender may, in its sole discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable Issuing Lender to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Lender, the applicable Borrower shall not be required to make a specific request to such Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Dollar Tranche Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the L/C Credit Extension at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such Issuing Lender shall not permit any such extension if (A) such Issuing Lender has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or any Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, and in each such case directing such Issuing Lender not to permit such extension.

 (v)          If the applicable Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable Issuing Lender, the applicable Borrower shall not be required to make a specific request to such Issuing Lender to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Dollar Tranche Revolving Credit Lenders shall be deemed to have authorized (but may not require) such Issuing Lender to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable Issuing Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such Issuing Lender shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Credit Lender or any Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied (treating such reinstatement as a Letter of Credit for purposes of this clause) and, in each case, directing the applicable Issuing Lender not to permit such reinstatement.

 (vi)         Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Lender will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

 (i)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in a Foreign Currency, the applicable Borrower shall reimburse the applicable Issuing Lender in such Foreign Currency, unless (A) such Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, such Borrower shall have notified the applicable Issuing Lender promptly following receipt of the notice of drawing that such Borrower will reimburse the applicable Issuing Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in a Foreign Currency, the applicable Issuing Lender shall notify the applicable Borrower of the Dollar Amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the first Business Day after the date of any payment by the applicable Issuing Lender under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by an Issuing Lender under a Letter of Credit to be reimbursed in a Foreign Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the applicable Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in a Foreign Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.3(c)(i) and (B) the Dollar amount paid by the applicable Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Foreign Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the applicable Issuing Lender for the loss resulting from its inability on that date to purchase the Foreign Currency in the full amount of the drawing. If the applicable Borrower fails to so reimburse the applicable Issuing Lender by such time, the Administrative Agent shall promptly notify each Dollar Tranche Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (express in the Dollar Amount thereof in the case of a Letter of Credit denominated in a Foreign Currency (the “Unreimbursed Amount”), and the amount of such Dollar Tranche Revolving Credit Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a borrowing of Dollar Tranche Revolving Credit Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Dollar Tranche Revolving Credit Commitments and the conditions set forth in Section 5.2 (other than the delivery of a Loan Notice). Any notice given by the applicable Issuing Lender or the Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

 (ii)          Each Dollar Tranche Revolving Credit Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Lender, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Dollar Tranche Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Lender in Dollars.

 (iii)         With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Dollar Tranche Revolving Credit Loans that are Base Rate Loans because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest until paid or refinanced at the Default Rate. In such event, each Dollar Tranche Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable Issuing Lender pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section.

 (iv)         Until each Dollar Tranche Revolving Credit Lender funds its Dollar Tranche Revolving Credit Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the applicable Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such Issuing Lender.

 (v)          Each Dollar Tranche Revolving Credit Lender’s obligation to make Dollar Tranche Revolving Credit Loans or L/C Advances to reimburse the applicable Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuing Lender, the applicable Borrower, any Restricted Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Dollar Tranche Revolving Credit Lender’s obligation to make Dollar Tranche Revolving Credit Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 5.2 (other than delivery by the applicable Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein.

 (vi)         If any Dollar Tranche Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), then, without limiting the other provisions of this Agreement, the applicable Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Dollar Tranche Revolving Credit Loan included in the relevant borrowing of Dollar Tranche Revolving Credit Loans or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable Issuing Lender submitted to any Dollar Tranche Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.3(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

 (i)           At any time after the applicable Issuing Lender has made a payment under any Letter of Credit and has received from any Dollar Tranche Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if the Administrative Agent receives for the account of such Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

 (ii)          If any payment received by the Administrative Agent for the account of the applicable Issuing Lender pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 13.5 (including pursuant to any settlement entered into by such Issuing Lender in its discretion), each Dollar Tranche Revolving Credit Lender shall pay to the Administrative Agent for the account of such Issuing Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute. The obligation of each Borrower to reimburse the applicable Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

 (i)           any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

 (ii)          the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Lender or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;

 (iii)         any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

 (iv)         waiver by the applicable Issuing Lender of any requirement that exists for the Issuing Lender’s protection and not the protection of any Borrowers or any waiver by the applicable Issuing Lender which does not in fact materially prejudice any Borrower;

 (v)          honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

 (vi)         any payment made by any Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

 (vii)        any payment by any Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

 (viii)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Restricted Subsidiary; or

 (ix)          any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to any Borrower or any Restricted Subsidiary or in the relevant currency markets generally.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable Issuing Lender. The applicable Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Lender and its correspondents unless such notice is given as aforesaid.

(f)            Role of Issuing Lender. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Lender shall have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders, Required Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Lender shall be liable or responsible for any of the matters described in Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against an Issuing Lender, and an Issuing Lender may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by such Issuing Lender’s bad faith, willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each Issuing Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)           Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuing Lender and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, no Issuing Lender shall be responsible to the applicable Borrower for, and each Issuing Lender’s rights and remedies against such Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)           Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Dollar Tranche Revolving Credit Lender in accordance, subject to Section 4.14, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Eurocurrency Rate Loans times the Dollar Amount of the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (1) due and payable on the last Business Day of each fiscal quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (2) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(i)            Fronting Fee and Documentary and Processing Charges Payable to Issuing Lender. The Company shall pay directly to each Issuing Lender for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in a writing between the Company and the applicable Issuing Lender, computed on the Dollar Amount of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the date that is ten (10) Business Days following each fiscal quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. In addition, the Company shall pay directly to each Issuing Lender for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)           Additional Issuing Lenders.  Any Lender hereunder may become an Issuing Lender upon receipt by the Administrative Agent of a fully executed notice which shall be signed by the Company, the Administrative Agent and each Issuing Lender.

(l)            Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Company shall be obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(m)          Letter of Credit Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Lender shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent a Letter of Credit Report, as set forth below:

 (i)           reasonably prior to the time that such Issuing Lender issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

 (ii)          on each Business Day on which such Issuing Lender makes a payment pursuant to a Letter of Credit;

 (iii)         on any Business Day on which any Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such Issuing Lender on such day, the date of such failure and the amount of such payment;

 (iv)         on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Lender; and

 (v)          for so long as any Letter of Credit issued by an Issuing Lender is outstanding, such Issuing Lender shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Lender.

SECTION 2.4     Swingline Loans.

(a)          The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Dollar Tranche Revolving Credit Lenders set forth in this Section, may in its sole discretion make loans to the Company (each such loan, a “Swingline Loan”). Each such Swingline Loan may be made, subject to the terms and conditions set forth herein, to the Company, in Dollars, from time to time on any Business Day. During the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Commitment, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that (i) after giving effect to any Swingline Loan, the aggregate principal amount of all outstanding Swingline Loans, shall not exceed the lesser of (A) the Dollar Tranche Revolving Credit Commitment less the sum of all outstanding Dollar Tranche Revolving Credit Loans and the L/C Obligations and (B) the Swingline Commitment, (ii) the Company shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Extension of Credit may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section, prepay under Section 2.5, and reborrow under this Section. Each Swingline Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Margin. Immediately upon the making of a Swingline Loan, each Dollar Tranche Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Dollar Tranche Revolving Credit Lender’s Applicable Percentage times the amount of such Swingline Loan.

(b)          Borrowing Procedures. Each borrowing of Swingline Loans shall be made upon the Company’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by: (A) telephone or (B) a Swingline Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice. Each such Swingline Loan Notice must be received by the Swingline Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested date of the Swingline Loan (which shall be a Business Day). Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Dollar Tranche Revolving Credit Lender) prior to 3:00 p.m. on the date of the proposed borrowing of Swingline Loans (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.4(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Company at its office by crediting the account of the Company on the books of the Swingline Lender in Same Day Funds.

(c)          Refinancing of Swingline Loans.

(i)            The Swingline Lender at any time in its sole discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Dollar Tranche Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 5.2. The Swingline Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Dollar Tranche Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.4(c)(ii), each Dollar Tranche Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)           If for any reason any Swingline Loan cannot be refinanced by such a borrowing of Revolving Credit Loans in accordance with Section 2.4(c)(i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Dollar Tranche Revolving Credit Lenders fund its risk participation in the relevant Swingline Loan and each Dollar Tranche Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.4(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Dollar Tranche Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant borrowing of Revolving Credit Loans or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Dollar Tranche Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided however, that each Dollar Tranche Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 5.2 (other than delivery by the Company of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swingline Loans, together with interest as provided herein.

(d)          Repayment of Participations.

(i)            At any time after any Dollar Tranche Revolving Credit Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Dollar Tranche Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Swingline Lender.

(ii)           If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 13.5 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Dollar Tranche Revolving Credit Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)          Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Company for interest on the Swingline Loans. Until each Dollar Tranche Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section to refinance such Dollar Tranche Revolving Credit Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f)           Payments Directly to Swingline Lender. The Company shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

SECTION 2.5     Prepayments.

(a)          Mandatory.

(i)            If (x) at any time, the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Revolving Credit Commitment, (y) at any time, the outstanding principal amount of all Dollar Tranche Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Dollar Tranche Revolving Credit Commitment or (z) on any Computation Date, the outstanding principal amount of all Designated Currency Tranche Revolving Credit Loans exceeds 105% of the Designated Currency Tranche Revolving Credit Commitment, the Borrowers agree to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of all outstanding Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 11.2(b), and such cash collateral to be shared ratably between Letters of Credit issued and outstanding under the Dollar Tranche and the Designated Currency Tranche).

(ii)           In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Restricted Subsidiary in respect of any Prepayment Event, the Company, subject to Section 2.10(b), shall, promptly, and in any event within five (5) Business Days after such Net Proceeds are received by the Company or such Restricted Subsidiary, prepay the Term Loan as set forth below in an aggregate amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if a Responsible Officer of the Company shall deliver to the Administrative Agent a certificate to the effect that the Company or the applicable Restricted Subsidiary, as the case may be, intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 360 days after receipt of such Net Proceeds, to acquire real property, equipment or other assets (excluding inventory) to be used or useful in the business of the Company or the applicable Restricted Subsidiary, as the case may be, or to consummate a Permitted Acquisition, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided, further, that to the extent any such Net Proceeds have not been so applied by the end of such 360-day period, then a prepayment shall be required at the end of such period in an amount equal to such Net Proceeds that have not been so applied. All prepayments under this clause (ii) shall be applied to prepay the Term Loan (to be applied to installments thereof pro rata). No prepayments shall be required under this clause (ii) subsequent to the termination or expiry of the Term Loan Commitments and the full repayment of the outstanding Term Loan.

(iii)          Notwithstanding any other provisions of this Section 2.5(a) to the contrary, (i) to the extent that any Net Proceeds in respect of any Prepayment Event by a Foreign Subsidiary is prohibited or delayed by Applicable Law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied to repay the Term Loan at the times provided above but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the Applicable Law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly use commercially reasonable efforts to take all actions reasonably required by the Applicable Law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the Applicable Law, such repatriation will be effected and such repatriated Net Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loan pursuant to Section 2.5(a)(ii), to the extent provided herein and (ii) to the extent that the Company has determined in good faith that repatriation of any or all of such Net Proceeds would have a material adverse tax consequence, the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary.

(b)          Optional. Any Borrower may at any time and from time to time prepay, without premium or penalty but including any amount required to be paid pursuant to Section 4.9 hereof, Revolving Credit Loans, the Term Loan, Incremental Term Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached hereto as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) at least three (3) Business Days before each Eurocurrency Rate Loan under the Dollar Tranche, and (iii) at least four (4) Business Days (or five (5), in the case of prepayment of Loans denominated in Special Notice Currencies) before each Loan under the Designated Currency Tranche (or, in each case of clause (i) through clause (iii), such shorter time as agreed to by the Administrative Agent), specifying the date and amount of prepayment and whether the prepayment is of Dollar Tranche Loans, Designated Currency Tranche Revolving Credit Loans, Term Loan, Incremental Term Loan, Swingline Loans, Eurocurrency Rate Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Dollar Tranche Revolving Credit Lender, each Designated Currency Tranche Revolving Credit Lender, Term Loan Lender, Incremental Term Lender or Swingline Lender, as applicable. In the absence of direction otherwise in such Notice of Prepayment, any optional prepayment of Term Loans or Incremental Term Loans under this Section 2.5(b) shall be applied to the remaining installments in order of maturity. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate Dollar Amount of $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans) and Eurocurrency Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof. Notwithstanding the foregoing, the applicable Borrower may rescind or postpone any Notice of Prepayment if such prepayment would have resulted from a refinancing of a Credit Facility, which refinancing shall not be consummated or otherwise shall be delayed; provided, that such Borrower shall pay all amounts required pursuant to Section 4.9 as a result of the rescission or postponement of such notice.

(c)           Limitation on Prepayment of Eurocurrency Rate Loans. No Borrower may prepay any Eurocurrency Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(d)          Bank Product Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Borrowers’ obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.

SECTION 2.6     Termination or Reduction of Commitments.

(a)          Voluntary Reduction. The Company shall have the right at any time and from time to time, upon at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, but including any amount required to be paid pursuant to Section 4.9 hereof, (i) the entire Revolving Credit Commitment under both Tranches (with a corresponding permanent reduction of the Swingline Commitment and the L/C Commitment) at any time or (ii) portions of the Dollar Tranche Revolving Credit Commitment or the Designated Currency Tranche Revolving Credit Commitment, from time to time, in each case in an aggregate principal Dollar Amount of not less than $2,500,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Dollar Tranche Revolving Credit Commitment or the Designated Currency Tranche Revolving Credit Commitment, as applicable, shall be applied to the Dollar Tranche Revolving Credit Commitment or the Designated Currency Tranche Revolving Credit Commitment of each Dollar Tranche Revolving Credit Lender or Designated Currency Tranche Revolving Credit Lender according to its Dollar Tranche Revolving Credit Commitment Percentage or Designated Currency Tranche Revolving Credit Commitment Percentage, as applicable. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b)          Corresponding Payment. Each permanent reduction permitted or required pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans, and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment (and, if applicable, the Swingline Commitment), as so reduced, and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrowers shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied in accordance with Section 11.2(b). If only one Tranche is being reduced, such cash collateral shall be applied toward the Letters of Credit issued under such Tranche. Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitments and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 11.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any Eurocurrency Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

SECTION 2.7     Repayment of Loans. In each case, subject to Section 2.10(b):

(a)          Term Loans. On the last Business Day of each calendar quarter during the term of this Agreement, commencing on September 30, 2017, the Company shall repay to the Term Loan Lenders a portion of the aggregate principal amount of all Term Loans then outstanding in an amount equal to $1,875,000 (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.5), unless accelerated sooner pursuant to Section 11.2(a); provided, however, that (i) the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date and (ii) (A) if any principal repayment installment to be made by the Company (other than principal repayment installments on Eurocurrency Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (B) if any principal repayment installment to be made by the Company on a Eurocurrency Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

(b)          Revolving Credit Loans. The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c)          Swingline Loans. The Company shall repay each Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

SECTION 2.8     Increase of Revolving Credit Commitment.

(a)          As an alternative to, or in addition to, Section 2.9 below, subject to the conditions set forth below, at any time prior to the Maturity Date, the Company shall have the right upon not less than thirty (30) days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent pursuant to a Revolving Credit Increase Notification, to request an increase in the Revolving Credit Commitment in an aggregate principal amount as may be specified by the Company. Such Revolving Credit Increase Notification shall specify the applicable Revolving Credit Increase Effective Date and shall also specify the Tranche subject to increase; provided, that if the Company seeks to increase both Tranches, it shall indicate how such increase is to be allocated between the Tranches.

(b)          Increases in the Revolving Credit Commitment shall be obtained from existing Revolving Credit Lenders or New Lenders that qualify as Eligible Assignees (each such New Lender, collectively with the existing Revolving Credit Lenders providing increased Revolving Credit Commitments, the “Increasing Revolving Lenders”), in each case in accordance with this Section 2.8; provided that no Revolving Credit Lender shall have any obligation to provide any portion of such increase, and a Revolving Credit Lender may agree to only increase its Commitment under a single Tranche.

(c)          The following terms and conditions shall apply to each increase in the Revolving Credit Commitment:

(i)            such increase in the Revolving Credit Commitment pursuant to this Section 2.8 (and any Extensions of Credit made thereunder) shall constitute Obligations of the Borrowers and shall be guaranteed and, if applicable, secured with the other Extensions of Credit on a pari passu basis;

(ii)           the Administrative Agent shall have received from the Company an Officer’s Compliance Certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the Revolving Credit Increase Effective Date and after giving effect to any such increase in the Revolving Credit Commitment (and, if applicable, any simultaneous Incremental Term Loan made pursuant to Section 2.9) and any Extensions of Credit made or to be made in connection therewith, the Company will be in pro forma compliance with the financial covenants set forth in Section 9.1 and Section 9.2;

(iii)          no Default or Event of Default shall have occurred and be continuing as of the applicable Revolving Credit Increase Effective Date and immediately after giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.8 (and, if applicable, any simultaneous Incremental Term Loan made pursuant to Section 2.9) and any Extensions of Credit made in connection therewith;

(iv)          the representations and warranties made by each Credit Party in this Agreement and the other Loan Documents shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Revolving Credit Increase Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such particular date);

(v)           in no event shall the aggregate amount of all increases in the Revolving Credit Commitment pursuant to this Section 2.8 exceed the sum of (i) (x) $200,000,000 less (y) the sum of (A) the aggregate principal amount of all simultaneous or prior Incremental Term Loans made pursuant to Section 2.9(c)(v)(i) and (B) the aggregate principal amount of all prior increases to the Revolving Credit Commitment made pursuant to this Section 2.8(c)(v)(i) plus (ii) at the Borrower’s option, up to an amount of increased Revolving Credit Commitments such that the Net Leverage Ratio (calculated on a pro forma basis after giving effect to such increases (assuming the borrowing of the maximum credit thereunder) and the application of the proceeds therefrom) shall be no greater than 3.00 to 1.00;

(vi)          the amount of such increase in the Revolving Credit Commitment pursuant to this Section 2.8 shall not be less than a minimum principal amount of $10,000,000, or, if less, the remaining amount permitted pursuant to clause (v) above;

(vii)         unless previously provided, the Administrative Agent shall have received a resolution duly adopted by the board of directors of each Credit Party authorizing such increase in the Revolving Credit Commitment;

(viii)        the Borrowers and each Increasing Revolving Lender shall execute and deliver a Lender Addition and Acknowledgement Agreement to the Administrative Agent, for its acceptance and recording in the Register;

(ix)           the Administrative Agent shall have received any documents or information, including any joinder agreement and opinions of counsel, in connection with such increase in the Revolving Credit Commitment as it may request in its reasonable discretion; and

(x)           the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of L/C Obligations under the applicable Tranche will be reallocated by the Administrative Agent on the applicable Revolving Credit Increase Effective Date among the Revolving Credit Lenders subject to such Tranche in accordance with their revised Revolving Credit Commitment Percentages in respect of such Tranche (and the Revolving Credit Lenders under such Tranche agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment).

(d)          Notwithstanding the provisions of Section 13.2 to the contrary, the Administrative Agent is hereby authorized to execute and deliver amendment documentation evidencing any amendments necessary to effectuate the proposed increase in the Revolving Credit Commitment pursuant to this Section 2.8 on behalf of the Revolving Credit Lenders; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders materially adversely affected thereby in accordance with Section 13.2 hereof.

(e)          Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgement Agreement, from and after the applicable Revolving Credit Increase Effective Date, (i) each Increasing Revolving Lender shall have a Revolving Credit Commitment as set forth in the Register and all the rights and obligations of a Revolving Credit Lender with a Revolving Credit Commitment hereunder and (ii) all Revolving Credit Loans made on account of the increased portion of the Revolving Credit Commitment pursuant to this Section 2.8 shall bear interest at the rate as determined and agreed to at the time of such increase by the Borrowers and each Increasing Revolving Lender.

(f)           The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgement Agreement delivered to it in accordance with Section 2.8(c).

(g)          The Applicable Margin and pricing grid for the additional Revolving Credit Commitments (and corresponding Loans) shall be the same as the Applicable Margin and pricing grid for the Revolving Credit Commitments (and corresponding Loans) in effect prior to the increase thereof unless the Applicable Margin and pricing grid for the Revolving Credit Commitment (and corresponding Loan) as in effect prior to the increase thereof are increased to an amount that is equal to the Applicable Margin and pricing grid for such additional Revolving Credit Commitments (and corresponding Loans), it being agreed that the consent of any Lender that is not an Increasing Revolving Lender shall not be required for any amendment required to effect the foregoing.

SECTION 2.9     Optional Incremental Term Loans.

(a)          As an alternative to, or in addition to, Section 2.8 above, subject to the conditions set forth below, at any time prior to the Maturity Date, the Company shall have the right upon not less than thirty (30) days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent pursuant to an Incremental Term Loan Notification, to request term loans in an aggregate principal amount as may be specified by the Company (such term loans, the “Incremental Term Loans”). Such Incremental Term Loan Notification shall specify the applicable Incremental Term Loan Effective Date, and on or prior to such date, the applicable Borrower shall deliver a Loan Notice with respect to such Incremental Term Loan.

(b)          Each Incremental Term Loan shall be obtained from existing Lenders or from New Lenders that qualify as Eligible Assignees (each such New Lender, collectively with the existing Lenders providing Incremental Term Loans, the “Incremental Term Lenders”), in each case in accordance with this Section 2.9; provided that no Lender shall have any obligation to provide any portion of such Incremental Term Loans.

(c)          The following terms and conditions shall apply to each Incremental Term Loan:

(i)            such Incremental Term Loan made pursuant to this Section 2.9 shall constitute an Obligation of the applicable Borrower and shall be guaranteed and, if applicable, secured with the other Extensions of Credit on a pari passu basis;

(ii)           the Administrative Agent shall have received from the Company an Officer’s Compliance Certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the Incremental Term Loan Effective Date and after giving effect to any such Incremental Term Loan (and, if applicable, any simultaneous increase in the Revolving Credit Commitment pursuant to Section 2.8), the Company will be in pro forma compliance with the financial covenants set forth in Section 9.1 and Section 9.2;

(iii)          no Default or Event of Default shall have occurred and be continuing as of the applicable Incremental Term Loan Effective Date and immediately after giving effect to the making of any such Incremental Term Loans (and, if applicable, any simultaneous increase in the Revolving Credit Commitment pursuant to Section 2.8);

(iv)          the representations and warranties made by each Credit Party in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Incremental Term Loan Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such particular date);

(v)           in no event shall the aggregate principal amount of all Incremental Term Loans made pursuant to this Section 2.9 exceed the sum of (i) (x) $200,000,000 less (y) the sum of (A) the aggregate principal amount of all prior or simultaneous increases in the Revolving Credit Commitment made pursuant to Section 2.8(c)(v)(i) and (B) the aggregate principal amount of all prior Incremental Term Loans made pursuant to Section 2.9(c)(v)(i) plus (ii) at the Borrower’s option, up to an amount of Incremental Term Loans such that the Net Leverage Ratio (calculated on a pro forma basis after giving effect to such increases (assuming the borrowing of the maximum credit thereunder) and the application of the proceeds therefrom) shall be no greater than 3.00 to 1.00;

(vi)          the amount of such Incremental Term Loan obtained hereunder shall not be less than a minimum principal amount of $10,000,000, or, if less, the remaining amount permitted pursuant to clause (v) above;

(vii)         any Incremental Term Loan shall: (A) have a maturity date that is no earlier than the then latest Maturity Date; (B) have a weighted average life to maturity that is no shorter than the weighted average life to maturity of the existing Term Loans (it being understood that, subject to the foregoing, the amortization schedule applicable to such Incremental Term Loan shall be determined by the Borrower and the Lenders of such Incremental Term Loan); and (C) otherwise have terms and conditions, subject to the conditions set forth in the preceding clauses (A) and (B), as are determined by the Borrower and the Lenders of such Incremental Term Loan; provided, however, the negative covenants and events of default relating to such Incremental Term Loan, if not consistent with the terms of the existing Credit Facility, shall not be, as determined by the Company its reasonable business judgment, materially more restrictive, taken as a whole, to the Borrower and its Restricted Subsidiaries than the existing Credit Facility (except to the extent permitted above or below with respect to the maturity date, amortization, mandatory prepayments and interest rate and except for such other terms which (x) the existing Lenders receive the benefit of such more restrictive terms of or (y) are applicable only after the latest Maturity Date then in effect);

(viii)        unless previously provided, the Administrative Agent shall have received a resolution duly adopted by the board of directors of each Credit Party authorizing such Incremental Term Loan;

(ix)          each Incremental Term Loan shall be made on the applicable Incremental Term Loan Effective Date specified in the Incremental Term Loan Notification and will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Term Lenders making such Incremental Term Loan and the Company, but such Incremental Term Loan will not in any event have a maturity date earlier than the Maturity Date;

(x)           the Borrowers and each Incremental Term Lender shall execute and deliver a Lender Addition and Acknowledgement Agreement to the Administrative Agent, for its acceptance and recording in the Register; and

(xi)           the Administrative Agent shall have received any documents or information, including any joinder agreements and opinions of counsel, in connection with such Incremental Term Loan as it may request in its reasonable discretion.

(d)          Notwithstanding the provisions of Section 13.2 to the contrary, the Administrative Agent is hereby authorized to execute and deliver amendment documentation evidencing any amendments necessary to effectuate the Incremental Term Loan pursuant to this Section 2.9 on behalf of the Lenders; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders adversely affected thereby in accordance with Section 13.2 hereof.

(e)          Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgement Agreement, from and after the applicable Incremental Term Loan Effective Date, each Incremental Term Lender shall have an Incremental Term Loan Commitment as set forth in the Register and all the rights and obligations of a Lender with such an Incremental Term Loan Commitment hereunder. The applicable Incremental Term Lenders shall make the Incremental Term Loans to the applicable Borrower on the applicable Incremental Term Loan Effective Date in an amount equal to the Incremental Term Loan Commitment of each Incremental Term Lender with respect to such Incremental Term Loan as agreed upon pursuant to subsection (b) above.

(f)           The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgement Agreement delivered to it in accordance with Section 2.9(c).

(g)          The Applicable Margin and pricing grid, if applicable, for the Incremental Term Loans shall be determined on the applicable Incremental Term Loan Effective Date; provided, however, that the Applicable Margin and pricing grid, if any, for any Incremental Term Loan shall not exceed the Applicable Margin and pricing grid for the Term Loans and the Revolving Credit Commitment by more than 50 basis points unless the Applicable Margin and pricing grid for the Term Loans and the Revolving Credit Commitment are increased to an amount that is no more than 50 basis points less than the Applicable Margin and pricing grid for the applicable Incremental Term Loan.

SECTION 2.10   Additional Borrowers.

(a)          Subsidiary Borrowers. The Company may from time to time request that a Restricted Subsidiary be added to this Agreement and the other Loan Documents as an additional Borrower with the ability to request and receive Extensions of Credit from the Lenders (each, a “Subsidiary Borrower”). No more than five (5) requests shall be delivered during the term of this Agreement. Each such request shall be delivered in writing to the Administrative Agent and the Lenders and shall specify the name of such Subsidiary, such Subsidiary’s jurisdiction of organization, the Tranche under which such Subsidiary would be able to request and receive Extensions of Credit from the Lenders, and the Business Day on which the Company would like such joinder to be given effect. Such request shall be delivered at least thirty (30) days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior to the date on which the Company wishes to join such Subsidiary Borrower hereto. The Administrative Agent and the Lenders, subsequent to their receipt of such request, may ask the Company for additional information related to the proposed Subsidiary Borrower in their respective reasonable discretion. Taxes resulting from payments to any Lender by any such Subsidiary Borrower shall not be treated as Indemnified Taxes to the extent that Taxes resulting from such payment would have been Excluded Taxes if such payments had been made by the Company. In addition, no Lender shall be required to make Extensions of Credit to such Subsidiary Borrower if such Lender shall have given notice to the Administrative Agent and the Company within fifteen (15) Business Days after its receipt of the request to join such Subsidiary Borrower hereto that such Lender has determined in good faith that it would be subject, in making Extensions of Credit to such Subsidiary Borrower, to (i) regulatory or legal limitations or restrictions, (ii) material internal operations burdens or (iii) material financial disadvantage arising out of or attributable to the location or jurisdiction of organization of such Subsidiary Borrower or the nature of its activities. If all of the Lenders under the applicable Tranche inform the Administrative Agent and the Company that they are subject to such regulatory, legal or other burdens or limitations and restrictions or are otherwise disadvantaged as described above, then such Subsidiary Borrower shall not be joined hereto. If only a subset of the Lenders are unable to make Extensions of Credit to such Subsidiary Borrower as a result of the foregoing, then the Administrative Agent shall have the right to adjust (including, without limitation, further tranching hereof) the provisions of Article II and the other terms and conditions of this Agreement as it may reasonably determine to enable the Lenders that are able to make Extensions of Credit to such Subsidiary Borrower without becoming subject to any such regulatory or any legal restriction or limitation or such burden or financial disadvantage, and without causing the Company or any Subsidiary Borrower to incur any such disadvantages of its own (including any such disadvantage in the form of being required to indemnify Lenders for withholding payments including Taxes), to make Extensions of Credit available to such Subsidiary Borrower on a non-pro rata basis with Lenders that are not so able, with such adjustments to be made in a manner that, to the extent practicable, are reasonably equitable to all the Lenders. In order to join a Subsidiary Borrower hereto, the Company shall cause the delivery of the following to the Administrative Agent and the Lenders at least five (5) Business Days prior to the date on which the Company has requested that such joinder be given effect: (i) a joinder agreement executed by the Company, the applicable Subsidiary Borrower and the Administrative Agent, in form and substance reasonably acceptable to each of them, pursuant to which such Subsidiary Borrower shall agree to be bound by the terms and conditions hereof and shall be entitled to request and receive Extensions of Credit hereunder; (ii) appropriate Notes made by such Subsidiary Borrower in favor of the applicable Lenders; (iii) organizational documents, resolutions, incumbency certificates and other similar corporate documents in respect of such Subsidiary Borrower, each in form and substance reasonably acceptable to the Administrative Agent, (iv) opinions of counsel for the Subsidiary Borrower in form and substance reasonably acceptable to the Administrative Agent; (v) documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; (vi) no-default certificates, borrowing requests and other similar deliverables as required for the Company under Sections 5.1 and 5.2; and (vii) such other agreements, documents and instruments reasonably requested by the Administrative Agent (it being agreed that the forms of agreements and deliverables delivered by the Company on the Closing Date are acceptable for purposes of any Domestic Subsidiary being added as a Subsidiary Borrower). Upon satisfaction of the requirements set forth in this Section 2.10, the applicable Subsidiary Borrower shall for all purposes of this Agreement be a party to this Agreement. The Company and the Administrative Agent may enter into an amendment hereto, in form and substance reasonably acceptable to each of them, to give further effect to the addition of such Subsidiary Borrower hereto, and the Lenders authorize the Administrative Agent to enter into such an amendment; provided, however, that such amendment shall be technical and ministerial in nature and shall be focused solely on appropriately inserting the Subsidiary Borrower into this Agreement and the other Loan Documents. The Company shall guarantee the Obligations of each Subsidiary Borrower on terms and conditions reasonably acceptable to the Administrative Agent.

(b)          Obligations. The Obligations of the Company and each of the Subsidiary Borrowers that are Domestic Subsidiaries shall be joint and several in nature regardless of which such Person actually receives Extensions of Credit hereunder or the amount of such Extensions of Credit received or the manner in which the Administrative Agent, any Issuing Lender or any Lender accounts for such Extensions of Credit on its books and records. Notwithstanding anything contained to the contrary herein or in any Loan Document (including any Subsidiary Borrower joinder agreement), (A) no Subsidiary Borrower that is a Foreign Subsidiary shall be obligated with respect to any Obligations of the Company or of any Domestic Subsidiary and, for the avoidance of doubt, no Subsidiary Borrower that is a Foreign Subsidiary shall be obligated to make any payment with respect to any Obligation of the Company or any Domestic Subsidiary hereunder or under any other Loan Document, (B) the Obligations owed by a Subsidiary Borrower that is a Foreign Subsidiary shall be several and not joint with the Obligations of the Company or of any Subsidiary Borrower that is a Domestic Subsidiary and (C) no Subsidiary Borrower that is a Foreign Subsidiary shall be obligated as a Guarantor under the Guaranty Agreement with respect to the Obligations of the Company or any Domestic Subsidiary.

(c)         Appointment. Each Subsidiary of the Company that is or becomes a “Subsidiary Borrower” pursuant to this Section 2.10 hereby irrevocably appoints the Company to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Company may execute such documents on behalf of such Subsidiary Borrower as the Company deems appropriate in its sole discretion and each Subsidiary Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lender to the Company shall be deemed delivered to each Subsidiary Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each of the Credit Parties.

(d)          Termination. The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent), terminate a Subsidiary Borrower’s status as such, provided that there are no outstanding Loans payable by such Subsidiary Borrower, or other amounts payable by such Subsidiary Borrower on account of any Loans made to it, as of the effective date of such termination.

Article III

[Intentionally Omitted]

Article IV

general loan provisions

SECTION 4.1     Interest and Default Rate.

(a)           Interest. Subject to the provisions of Section 4.1(b), (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for such Facility; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for the Revolving Credit Facility. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b)          Default Rate.

(i)            Upon the occurrence and during the continuance of a Payment Event of Default, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum equal to the Default Rate until paid in full to the fullest extent permitted by applicable Laws.

(ii)           Upon the request of the Required Lenders, while any Event of Default exists (including a Payment Event of Default), all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)          Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Company (or the applicable Borrower) any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that no Borrower pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by a Borrower under Applicable Law.

SECTION 4.2     Computation of Interest and Fees.

(a)           All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year), or, in the case of interest in respect of Loans denominated in Foreign Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 4.4(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)         Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 7.1 or Section 7.2 is shown to be inaccurate (regardless of whether (A) this Agreement is in effect, (B) the Revolving Credit Commitments, Swingline Commitments, or Term Loan Commitments are in effect, or (C) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of (i) a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then (1) the Company shall promptly deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (2) the Applicable Margin for such Applicable Period shall be determined as if the Net Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period and (3) the Company shall promptly pay to the Administrative Agent the accrued additional interest and fees, as applicable, owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4 and (ii) a lower Applicable Margin for such Applicable Period, the Lenders shall have no obligation to repay any interest or fees to the Company; provided that if, as a result of any restatement or other event, a proper calculation of the Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Company pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all Applicable Periods over the amount of interest and fees paid for all such Applicable Periods. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 4.1(b) and Section 11.2

SECTION 4.3     Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.3:

(a)          Commitment Fee (Revolving Credit Facility). Commencing on the Closing Date, the Company shall pay to the Administrative Agent, for the account of the Lenders (other than any Defaulting Lenders), a non-refundable commitment fee at a rate per annum equal to the Applicable Margin times (i) for Lenders under the Dollar Tranche, the actual daily unused portion of the Revolving Credit Commitment for such Tranche (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment under such Tranche for the purpose of calculating such commitment fee; and (ii) for Lenders under the Designated Currency Tranche, the actual daily unused portion of the Revolving Credit Commitment for such Tranche (other than the Defaulting Lenders, if any). The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2017, and on the last day of the Availability Period. Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) under a Tranche pro rata in accordance with the Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages under such Tranche.

(b)          Administrative Agent’s Fees. In order to compensate the Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder, the Company agrees to pay to the Administrative Agent and its Affiliates, for their own account, the fees set forth in the Administrative Agent Fee Letter.

(c)          Other Fees. The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

SECTION 4.4     Payments Generally; Administrative Agent’s Clawback.

(a)          General. All payments to be made by any Borrower, subject to Section 4.11(a), shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in a Foreign Currency all payments by a Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Company and the Subsidiary Borrowers hereunder with respect to principal and interest on Loans denominated in a Foreign Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Foreign Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any of the Company or a Subsidiary Borrower is prohibited by any Applicable Law from making any required payment hereunder in a Foreign Currency, the Company or such Subsidiary Borrower shall make such payment in Dollars in the Dollar Amount of the Foreign Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Commitment Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in a Foreign Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.7(a) and as otherwise specifically provided for in this Agreement, if any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)          (i)            Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Extension of Credit of Eurocurrency Rate Loans (or, in the case of any Extension of Credit of Base Rate Loans, prior to 12:00 noon on the date of such Extension of Credit) that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of an Extension of Credit of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans or in the case of Foreign Currencies in accordance with such market practice, in each case, as applicable. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Appropriate Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)          Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Agreement, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)         Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 13.4(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 13.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 13.4(c).

(e)          Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)          Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Extension of Credit (other than borrowings of Swingline Loans) shall be made from the Appropriate Lenders, each payment of fees under Section 4.3 and Section 2.3(h) and (i) shall be made for account of the Appropriate Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Extension of Credit shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Credit Loans) or their respective Loans that are to be included in such Extension of Credit (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrowers shall be made for account of the Appropriate Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrowers shall be made for account of the Appropriate Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Appropriate Lenders.

SECTION 4.5     Evidence of Debt.

(a)          Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records (including the Register maintained pursuant to Section 13.9(c)) maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records (including the Register maintained pursuant to Section 13.9(c)) maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent (including the Register maintained pursuant to Section 13.9(c)) shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, a Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Term Loan Note, Swingline Note, and/or Incremental Term Loan Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loan, Swingline Loans and/or Incremental Term Loans, as applicable, in addition to such accounts or records.

(b)          Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records (including the Participant Register maintained pursuant to Section 13.9(d)) evidencing the purchases and sales by such Revolving Credit Lender of participations in L/C Obligations and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent (including the Participant Register maintained pursuant to Section 13.9(d)) shall control in the absence of manifest error.

SECTION 4.6     Adjustments.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(I)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(II)         the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 4.13, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to any Credit Party or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

SECTION 4.7     Illegality.

(a)           If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Extension of Credit or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Foreign Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Extension of Credit or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, subject to Section 2.10(b), upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(b)           If, in any applicable jurisdiction, the Administrative Agent, any Issuing Lender or any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any Issuing Lender or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Extension of Credit to any Subsidiary Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Extension of Credit shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Credit Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law), (B) to the extent applicable to an Issuing Lender, Cash Collateralize that portion of applicable L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized and (C) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

SECTION 4.8     Inability to Determine Rates.

(a)           If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (i)  the Administrative Agent determines that (A)  deposits (whether in Dollars or a Foreign Currency) are not being offered to banks in the applicable offshore interbank eurocurrency market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan or (B) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or a Foreign Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for an Extension of Credit of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for an Extension of Credit of Base Rate Loans in Dollars in the amount specified therein.

(b)           Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent in consultation with the Company and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

SECTION 4.9     Indemnity. Each Borrower hereby indemnifies, subject to Section 2.10(b), each of the Lenders against any actual loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by such Borrower to make any payment when due of any amount due hereunder in connection with a Eurocurrency Rate Loan, (b) due to any failure of such Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any Eurocurrency Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the Eurocurrency Rate Loans in the London interbank market (or other applicable market for Foreign Currencies) and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the applicable Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.10   Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations with respect to this Agreement, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or any Issuing Lender or the London interbank market (or other applicable market for Foreign Currencies) any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) (including, in all cases, the Lenders under the Designated Currency Tranche being required to convert a Loan from one Agreed Currency to another Agreed Currency), then, upon request of such Lender, such Issuing Lender or other Recipient, the Company will pay (or will cause the applicable Subsidiary Borrower to pay) to such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon the written request of such Lender, the Company shall promptly pay (or shall cause the applicable Subsidiary Borrower to promptly pay) to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)          Mandatory Costs.  If any Lender or any Issuing Lender incurs any Mandatory Costs attributable to the Obligations, then from time to time the Company will pay (or cause the applicable Subsidiary Borrower to pay) to such Lender or such Issuing Lender, as the case may be, such Mandatory Costs.  Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.

(d)         Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or shall cause the applicable Subsidiary Borrower to pay) such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(e)          Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11   Taxes.

(a)          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If any Withholding Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are determined by such Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party, subject to Section 2.10(b), shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.11) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)          If any Withholding Agent shall be required by any Applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent, as required by such Applicable Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Withholding Agent, to the extent required by such Applicable Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party, subject to Section 2.10(b), shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.11) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Tax Indemnifications.

(i)            Subject to Section 2.10(b), each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error. Each of the Credit Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or an Issuing Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 4.11(c)(ii) below.

(ii)           Each Lender and each Issuing Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such Issuing Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (B) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.9(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender or such Issuing Lender, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, as provided in this Section 4.11, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed originals of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.11 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Lender, or have any obligation to pay to any Lender or any Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuing Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 4.11, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 4.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Credit Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g)           Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 4.12   Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay (or to cause the applicable Subsidiary Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if any Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.9), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.10 and 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Company shall have paid (or caused a Subsidiary Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 13.9(b);

(ii)           such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Subsidiary Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable Laws; and

(v)           in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 4.13  Cash Collateral.

(a)          Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent), the Swingline Lender (with a copy to the Administrative Agent), the Company shall (or shall cause the applicable Subsidiary Borrower to) Cash Collateralize all Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender (determined after giving effect to Section 4.14(b) and any Cash Collateral provided by the Defaulting Lender).

(b)          Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligations to which such Cash Collateral may be applied pursuant to clause (c) below. If at any time the Administrative Agent, an Issuing Lender, or Swingline Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Company will, promptly upon demand by the Administrative Agent, any Issuing Lender, or Swingline Lender pay or provide (or cause the applicable Subsidiary Borrower to pay or provide) to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)          Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section or Section 4.14 in respect of Letters of Credit, or Swingline Loans, shall be held and applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)         Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 4.13 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, each Issuing Lender, and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 4.14, the Person providing Cash Collateral and each applicable Issuing Lender, and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 4.14   Defaulting Lenders.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.2.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.5 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender, or the Swingline Lender hereunder; third, to Cash Collateralize each Issuing Lender’s, or Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.13; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Lender’s, and the Swingline Lender’s future Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.13; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders, or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders, the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations, and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit Facility and applicable Tranche without giving effect to Section 4.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)          Commitment Fees. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive letter of credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage under the applicable Tranche of the stated amount of Letters of Credit under the applicable Tranche for which it has provided Cash Collateral pursuant to Section 4.13.

(C)           Reallocation of Fees. With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages under the applicable Tranche (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment in respect of such Tranche) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate principal amount of outstanding Revolving Credit Loans and participations in L/C Obligations and Swingline Loans any Non-Defaulting Lender at such time under the applicable Tranche to exceed such Non-Defaulting Lender’s Revolving Credit Commitment in respect of such Tranche. Subject to Section 13.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           Cash Collateral and Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, ratably prepay Swingline Loans in an amount equal to the Swingline Lender’s respective Fronting Exposure and (y) second, Cash Collateralize each Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 4.13.

(b)           Defaulting Lender Cure. If the Company, the Administrative Agent and the Swingline Lender, and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages in respect of the applicable Tranche (without giving effect to Section 4.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Article V

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1     Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)           Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Term Loan Lender requesting a Term Loan Note, a Swingline Note in favor of the Swingline Lender (if requested thereby), the applicable Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)           Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)            Officer’s Certificate of the Company. A certificate from a Responsible Officer of the Company certifying that the conditions set forth in Section 5.1(f), 5.2(a) and 5.2(b) are satisfied as of the Closing Date.

(ii)           Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).

(iii)          Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization.

(iv)          Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request, each in form and substance reasonably satisfactory to the Administrative Agent.

(c)           No Litigation. The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Credit Parties, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(d)           Financial Matters.

(i)            Financial Statements. The Administrative Agent shall have received (x) the audited Consolidated financial statements of the Company and its Subsidiaries for Fiscal Years 2014, 2015 and 2016, (y) the unaudited Consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter ended March 31, 2017 and (z) the Consolidated forecasted balance sheet, statements of income and cash flows of the Company and its Restricted Subsidiaries for the Fiscal Years 2017, 2018, 2019, 2020 and 2021, all in form and substance reasonably satisfactory to the Administrative Agent and prepared in accordance with GAAP.

(ii)           Financial Condition Certificate. The Company shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer of the Company, that (A) after giving effect to the transactions contemplated hereby on the Closing Date, the Company and each of its Restricted Subsidiaries, taken as a whole are Solvent, (B) after giving effect to the transactions contemplated hereby on the Closing Date, the Company is in pro forma compliance with the covenants contained in Section 9.1 and Section 9.2 hereof, and (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Company and its Restricted Subsidiaries, taken as a whole, in all material respects.

(iii)          Payment at Closing; Fee Letters. The Company shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 4.3 to the extent payable on the Closing Date and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, reasonable and documented out-of-pocket legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents, in each case to the extent invoiced at least one day prior to the Closing Date.

(iv)          Termination of Existing Indebtedness. All of the existing Indebtedness for borrowed money of the Company and its Subsidiaries (including the Existing Credit Agreement and other than Indebtedness permitted to exist pursuant to Section 10.1) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(e)           Collateral.

(i)            Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of itself and the Lenders, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon; provided, however, that no pledge documentation governed by the local laws of a Foreign Subsidiary’s jurisdiction of organization shall be required as of the Closing Date;

(ii)           Pledged Collateral. To the extent applicable, the Administrative Agent shall have received original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.

(iii)          Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in substantially all of the assets of such Credit Party, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.

(f)            Consents. The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.

(g)           Miscellaneous.

(i)            Loan Notice. The Administrative Agent shall have received a Loan Notice from the applicable Borrower in accordance with Section 2.2 (if a Loan is to be made or a Letter of Credit issued) and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii)           Patriot Act Information. The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(iii)          Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of Section 12.3(c), for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5.2     Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a)           Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Extension of Credit and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, shall (x) with respect to representations and warranties that contain a materiality qualification, be true and correct as of such earlier date and (y) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.2(a), the representations and warranties contained in Section 6.1(o) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(b).

(b)           No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)           Notices. The Administrative Agent, and, if applicable, the applicable Issuing Lender or the Swingline Lender shall have received a Loan Notice in accordance with the requirements hereof.

(d)           Subsidiary Borrower. If the applicable Borrower is a Subsidiary Borrower, the conditions of Section 2.10 to the designation of such Borrower as a Subsidiary Borrower shall have been satisfied.

(e)           Foreign Currency. In the case of an Extension of Credit to be denominated in a Foreign Currency, such currency remains an Agreed Currency.

(f)            Legal Impediment. In the case of an Extension of Credit to a Subsidiary Borrower that is a Foreign Subsidiary, there shall be no impediment, restriction, limitation or prohibition imposed under Law or by any Governmental Authority, as to the proposed financing under this Agreement or the repayment thereof or as to rights created under any Loan Document or as to application of the proceeds of the realization of any such rights.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty by such Borrower that the conditions specified in Sections 5.2(a) and (b) have been satisfied on and as of the date of the applicable Extension of Credit.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 6.1    Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrowers hereby represent and warrant to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

(a)           Organization; Power; Qualification. Each of the Company and its Material Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and (iii) is authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which the Company and its Restricted Subsidiaries are organized as of the Closing Date are described on Schedule 6.1(a).

(b)           Ownership. Each Subsidiary of the Company as of the Closing Date is listed on Schedule 6.1(b) and each Unrestricted Subsidiary is identified on Schedule 6.1(b). As of the Closing Date, the capitalization of the Company and its Subsidiaries consists of the number of shares or other ownership interests, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b). All outstanding shares or other ownership interests have been duly authorized and validly issued and are fully paid and nonassessable (to the extent such concept is applicable), with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. The shareholders (or members, partners or other owners, as applicable) of the Subsidiaries of the Company and the number of shares or other ownership interests owned by each as of the Closing Date are described on Schedule 6.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Company or its Subsidiaries, except as described on Schedule 6.1(b).

(c)           Authorization of Agreement, Loan Documents and Borrowing. Each of the Credit Parties has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents has been duly executed and delivered by the duly authorized officers of each Credit Party party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d)           Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any material Governmental Approval except any approvals previously or concurrently received or violate any material Applicable Law, in each case relating to the Company or any of its Restricted Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of such Credit Party, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument in an aggregate principal amount of at least $40,000,000 or under which amounts payable or receivable are at least $40,000,000 to which the Company or any of its Restricted Subsidiaries is a party or by which any of its properties may be bound, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, other than (A) consents, authorizations, filings or other acts or consents obtained or for which the failure to obtain or make could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (B) consents or filings, if any, under the UCC.

(e)           Compliance with Law; Governmental Approvals. Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Restricted Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the knowledge of the Company, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law.

(f)            Tax Returns and Payments. The Company and its Restricted Subsidiaries have timely filed or caused to be filed or received an extension of the time to file all federal and other material tax returns and reports required to have been filed, and has paid, or caused to be paid, all federal and other material Taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable except any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person. No Governmental Authority has asserted any Lien or other claim against the Company or any Restricted Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved other than (i) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person or (ii) Permitted Liens.

(g)           Intellectual Property Matters. Each of the Company and its Material Subsidiaries owns or possesses rights to use all material and franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. To the Borrowers’ knowledge, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and to the Borrowers’ knowledge, no Borrower nor any Restricted Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except as would not reasonably be expected to have a Material Adverse Effect.

(h)           Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(i)            the properties owned, leased or operated by the Company and its Restricted Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

(ii)           the Company, each Restricted Subsidiary and properties owned, leased or operated by the Company and its Restricted Subsidiaries and all operations conducted by the Company or its Restricted Subsidiaries in connection therewith are in compliance, and have been for the past five years in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(iii)          neither the Company nor any Restricted Subsidiary thereof has received any unresolved notice of violation, alleged violation, non-compliance, liability or potential liability regarding Environmental Claims, Hazardous Materials, or compliance with Environmental Laws, nor does the Company or any Restricted Subsidiary thereof have knowledge that any such notice will be received or is being threatened;

(iv)          neither the Company nor any Restricted Subsidiary thereof has received notice that any Hazardous Materials have been transported or disposed of to or from the properties owned, leased or operated by the Company and its Restricted Subsidiaries in violation of, or in a manner or to a location which would reasonably be expected to give rise to a liability under, Environmental Laws;

(v)           no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Company, threatened, against the Company or any of its Restricted Subsidiaries under any Environmental Law with respect to such properties or operations conducted in connection therewith, nor are there any administrative or judicial consent decrees, other decrees, consent orders or other orders outstanding under any Environmental Law with respect to the Company, any Restricted Subsidiary or such properties or such operations; and

(vi)          there has been no release, or to the Company’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Company or any Restricted Subsidiary, now or, to the Company’s knowledge, in the past, in violation of or in amounts or in a manner that would reasonably be expected to give rise to a material liability under Environmental Laws.

(i)            ERISA.

(i)            [Intentionally omitted];

(ii)           The Company and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans and the terms therefor except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code either has obtained a favorable determination letter as to its qualified status under the Code or is in a prototype or volume submitter plan document that has been pre-approved by the IRS as is evidenced by a letter from the IRS. No liability has been incurred by the Company or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that would not reasonably be expected to have a Material Adverse Effect;

(iii)          As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan failed to satisfy the minimum funding standard within the meaning of such sections of the Code or ERISA, and no Pension Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302, 303 or 304 of ERISA, nor has the Company or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan or Multiemployer Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iv)          Except where the failure of any of the following representations to be correct in all material respects would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(v)           No Termination Event has occurred; and

(vi)          Except where the failure of any of the following representations to be correct in all material respects would not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of the Company, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Company or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(j)            Margin Stock. Neither the Company nor any Restricted Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock in contravention of Regulation T, U or X of such Board of Governors, or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k)           Government Regulation. Neither the Company nor any Restricted Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended).

(l)            Subsidiaries. Each Subsidiary of the Company that is a Material Domestic Subsidiary as of the Closing Date is listed on Schedule 6.1(l) hereto.

(m)          Employee Relations. Neither the Company nor any Restricted Subsidiary thereof is, as of the Closing Date, party to any collective bargaining agreement or has any labor union been recognized as the representative of the employees of the Company or any Restricted Subsidiary thereof except as set forth on Schedule 6.1(m). The Company knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

(n)           Financial Statements. The audited Consolidated balance sheet of the Company and its Restricted Subsidiaries as of December 31, 2016 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Company and its Restricted Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (but, in the case of any such financial statements, schedules and notes which are unaudited, only to the extent GAAP is applicable to interim unaudited reports).

(o)           No Material Adverse Change. Since December 31, 2016, no event has occurred or condition arisen that has had or would reasonably be expected to have a Material Adverse Effect.

(p)           Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Company and each of its Restricted Subsidiaries, taken as a whole, will be Solvent.

(q)           Titles to Properties. Each of the Company and its Material Subsidiaries has such title to the real property owned or leased by it as is necessary to the conduct of its business.

(r)            Liens. None of the properties and assets of the Company or any Restricted Subsidiary thereof is subject to any Lien, except Permitted Liens.

(s)           Litigation. Except for matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no actions, suits or proceedings pending nor, to the knowledge of the Company, threatened in writing against or in any other way relating adversely to or affecting the Company or any Restricted Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority.

(t)            Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default.

(u)           Senior Indebtedness Status. The Obligations of the Company and each other Credit Party under this Agreement and each of the other Loan Documents rank and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness of each such Person and is designated as “Senior Indebtedness” or otherwise treated as senior debt under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness of such Person.

(v)           Sanctions Concerns. No Credit Party, nor any Subsidiary, nor, to the knowledge of the Credit Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority to which the Company or its Subsidiaries are subject or (iii) located, organized or resident in a Designated Jurisdiction.

(w)          Anti-Corruption Laws. The Credit Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions applicable to the Company and its Subsidiaries, and have instituted and maintained policies and procedures that, in the Company’s reasonable business judgment, are designed to promote and achieve compliance with such laws.

(x)            No EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

(y)           Disclosure. No financial statement, material report, material certificate or other material information furnished in writing (taken as a whole) by or on behalf of any of the Credit Parties to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; provided, further, that such forecasted statements are being made as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of any Credit Party, that no assurance can be given that any particular item contained in such forecasted statements will be realized and that the actual results during the period or periods covered by any such business plan and operating and capital budget may differ significantly from the projected results or other forward looking information, and such differences may be material.

(z)            Security Documents. The Security Documents create valid and enforceable security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (i) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party in favor of the Administrative Agent, on behalf of the Lenders, and (ii) the Administrative Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens in favor of the Administrative Agent, for the benefit of the Lenders, prior to all other Liens other than Permitted Liens.

(aa)         Representations as to Foreign Subsidiaries.

(i)            Such Foreign Obligor is subject to civil and commercial Applicable Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(ii)           The Applicable Foreign Obligor Documents are in proper legal form under the Applicable Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Applicable Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(iii)          There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(iv)          The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (x) such as have been made or obtained or (y) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (y) shall be made or obtained as soon as is reasonably practicable).

SECTION 6.2     Survival of Representations and Warranties, Etc. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Article VII

FINANCIAL INFORMATION AND NOTICES

Until all of the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) have been paid in full (or, in the case of Letters of Credit, cash collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Company will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 13.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

SECTION 7.1     Financial Statements and Projections.

(a)           Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each of the first three fiscal quarters of each Fiscal Year, an unaudited Consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Company in accordance with GAAP (to the extent GAAP is applicable to interim unaudited reports) and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by a Responsible Officer of the Company to present fairly in all material respects the financial condition of the Company and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Company and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments. Delivery by the Company to the Administrative Agent and the Lenders of the Company’s quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Company with this Section 7.1(a).

(b)           Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Company and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of national standing or otherwise acceptable to the Administrative Agent (it being agreed that PRICEWATERHOUSECOOPERS LLP is acceptable), and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Company or any of its Subsidiaries or with respect to accounting principles followed by the Company or any of its Subsidiaries not in accordance with GAAP. Delivery by the Company to the Administrative Agent and the Lenders of the Company’s annual report to the SEC on Form 10-K with respect to any Fiscal Year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Company with this Section 7.1(b).

(c)           Annual Budget. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year commencing with Fiscal Year 2017, an annual operating and capital budget of the Company and its Restricted Subsidiaries, in a form and with calculations to be made in a manner reasonably satisfactory to the Administrative Agent.

(d)           Unrestricted Subsidiaries. For any period in which there exist any Unrestricted Subsidiaries, unaudited consolidating financial statements reflecting adjustments necessary to eliminate the assets, accounts and operations of such Unrestricted Subsidiaries from such financial statements delivered pursuant to Sections 7.1(a) or (b), all in reasonable detail and certified by the chief financial officer or treasurer of the Company as fairly presenting in all material respects the financial condition and results of operations of the Company and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

SECTION 7.2     Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1(a) or (b), an Officer’s Compliance Certificate.

SECTION 7.3    Borrower Materials. Each Borrower hereby acknowledges that (A) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that, upon the request of the Administrative Agent, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arranger, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.10); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent and any Affiliate thereof and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 7.4     Other Reports.

(a)           Promptly upon receipt thereof, copies of material reports, if any, submitted to the Company or its Board of Directors by its independent public accountants in connection with the condition of the Company’s financial controls, including, without limitation, any management report and any management responses thereto; and

(b)        such other information regarding the operations, business affairs and financial condition of the Company or any of its Restricted Subsidiaries as the Administrative Agent or any Lender may reasonably request.

SECTION 7.5       Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after a Senior Officer of the Company obtains knowledge thereof) telephonic and written notice of:

(a)         any event that could reasonably be expected to have a Material Adverse Effect;

(b)        any notice of any material violation received by the Company or any Restricted Subsidiary thereof from any Governmental Authority including, without limitation, any notice of material violation of Environmental Laws;

(c)        any attachment, judgment, lien, levy or order exceeding $15,000,000 that may be assessed against or threatened against the Company or any Restricted Subsidiary thereof; and

(d)        any Default or Event of Default.

SECTION 7.6       Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Company to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement or any of the Loan Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Sections 6.1(y).

Article VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) have been paid in full (or, in the case of Letters of Credit, cash collateralized) and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.2, the Borrowers will, and will cause each of their Restricted Subsidiaries (and each of their Subsidiaries in the case of Section 8.15) to:

SECTION 8.1       Preservation of Existence and Related Matters. Except as permitted by Section 10.4, (a) preserve and maintain its separate corporate, limited liability company, partnership or other entity existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and (b) except where the failure to qualify or remain qualified as a foreign corporation would not reasonably be expected to have a Material Adverse Effect, qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law.

SECTION 8.2       Maintenance of Property. Protect and preserve all material properties necessary to its business; maintain in good working order and condition, ordinary wear and tear excepted, all material properties (real and personal) necessary to its business; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such material property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.3        Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law.

SECTION 8.4        Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 8.5       Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all material Taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other material obligations and liabilities in accordance with customary trade practices; provided, that the Company or such Restricted Subsidiary may contest any item described in clauses (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 8.6       Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 8.7        Environmental Laws. In addition to and without limiting the generality of Section 8.6, except, in the case of clauses (a) and (b) below, as would not reasonably be expected to have a Material Adverse Effect, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Company or any such Restricted Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification therefor.

SECTION 8.8        Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) comply with all material applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans and all Multiemployer Plans, (b) not take any action or fail to take action the result of which could be a liability to the IRS or to the PBGC or to a Multiemployer Plan, (c) not participate in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could result in any penalty or Tax under ERISA or the Code and (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code.

SECTION 8.9        [Intentionally Omitted].

SECTION 8.10      Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time (no more frequently than once for the Administrative Agent and the Lenders during any calendar year unless an Event of Default shall have occurred and be continuing), upon reasonable notice and during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

SECTION 8.11      Additional Subsidiaries.

(a)        Additional Domestic Subsidiaries. Subject to Section 8.11(d), notify the Administrative Agent of the creation or acquisition of any Material Domestic Subsidiary, the designation of any Subsidiary as a Material Domestic Subsidiary or any Material Domestic Subsidiary ceasing to be an Unrestricted Subsidiary and promptly thereafter (and in any event within thirty (30) days or such later date as may be approved by the Administrative Agent in its sole discretion), cause such Material Domestic Subsidiary to (i) become a Guarantor by delivering to the Administrative Agent, if such Person is the initial Material Domestic Subsidiary, a duly executed Guaranty Agreement and thereafter, for any other Material Domestic Subsidiary, a supplement to such Guaranty Agreement, (ii) pledge a security interest in all Collateral, subject to Section 8.11(c), owned by such Material Domestic Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (iii) deliver to the Administrative Agent such documents and certificates referred to in Sections 5.1 (a), (b), (e), and (g)(ii) as may be reasonably requested by the Administrative Agent (including, without limitation, charter documents and opinions of counsel), (iv) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Material Domestic Subsidiary to the extent constituting Collateral, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Material Domestic Subsidiary, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)        Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a first tier Material Foreign Subsidiary of the Company or of any Material Domestic Subsidiary, and, promptly thereafter (and in any event within forty-five (45) days after such request (or such later date as may be approved by the Administrative Agent in its sole discretion)), cause (i) the applicable Domestic Credit Party to deliver to the Administrative Agent Security Documents governed by New York law (or, if requested by the Administrative Agent, the local laws of the jurisdiction of organization of such Material Foreign Subsidiary) pledging sixty-five percent (65%) of the total outstanding voting Capital Stock, and 100% of the total outstanding nonvoting Capital Stock, of such Material Foreign Subsidiary and a consent thereto executed by such new Material Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such Material Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) the applicable Domestic Credit Party to deliver to the Administrative Agent such documents and certificates referred to in Sections 5.1 (a), (b), (e), and (g)(ii) as may be reasonably requested by the Administrative Agent (including, without limitation, charter documents and opinions of counsel with respect to local laws, each in form and substance reasonably acceptable to the Administrative Agent), (iii) the applicable Domestic Credit Party to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person and (iv) the applicable Domestic Credit Party to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)         Pledged Stock. Cause each Domestic Credit Party to cause (i) 100% of the Capital Stock in each of its Domestic Subsidiaries that are Restricted Subsidiaries and (ii) 100% of the total outstanding non-voting Capital Stock and 65% of the total outstanding voting Capital Stock of each of its first tier Foreign Subsidiaries that are Restricted Subsidiaries (without regard to whether such Foreign Subsidiary is a Material Foreign Subsidiary), to the extent owned by such Domestic Credit Party, to be subject at all times to a first priority and perfected Lien in favor of the Administrative Agent pursuant to the terms of the Pledge Agreement (other than Permitted Liens arising by operation of law).

(d)         Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating an acquisition or merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any material assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction or liability under any related merger or acquisition, such new Subsidiary shall not be required to take the actions set forth in Section 8.11(a),(b) or (c), as applicable, until after the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.11(a), (b) or (c), as applicable, within ten (10) Business Days of the consummation of such Permitted Acquisition).

(e)         Foreign Subsidiaries. Notwithstanding anything contained herein or in any other Loan Document to the contrary, no Foreign Subsidiary shall be required to grant a Lien on its assets or property.

SECTION 8.12      Use of Proceeds. The Borrowers shall use the proceeds of the Extensions of Credit (a) to finance Permitted Acquisitions, (b) to pay Transaction Costs, (c) to refinance existing Indebtedness of the Company and its Subsidiaries, including the Existing Credit Agreement, (d) to finance capital expenditures and (e) for working capital and general corporate uses of the Company and its Restricted Subsidiaries, including the payment of dividends upon any of its Capital Stock and the making of distributions to the holders of shares of its Capital Stock, the payment of certain fees, commissions and expenses incurred in connection with the transactions contemplated hereby (to the extent not otherwise paid in cash by the Company).

SECTION 8.13      Further Assurances.

(a)         Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent, the Issuing Lenders or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent, the Issuing Lenders and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.

(b)         Deliver to the Administrative Agent within 10 days after the date hereof (as such deadline may be extended by the Administrative Agent in its sole discretion) (i) all certificated Capital Stock subject to the Security Documents and required to be delivered pursuant to the terms thereof and (ii) executed acknowledgments to the Pledge Agreement by each Restricted Subsidiary of the Company whose Capital Stock is subject to the Pledge Agreement, each in form and substance reasonably acceptable to the Administrative Agent.

(c)         To the extent requested by the Administrative Agent, cause each Responsible Officer to provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 8.14      Designation of Subsidiaries.

The Company may at any time after the Closing Date designate any Restricted Subsidiary of the Company as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) the Credit Parties would be in compliance on a pro forma basis with the financial covenants set forth in Article IX recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.1(a) or 7.1(b) after giving effect to such redesignation, (iii) in the case of the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the net worth of the Subsidiary designated immediately prior to such designation (such net worth to be calculated without regard to any Obligations of such Subsidiary under the Loan Documents) and (y) to the extent not reflected in such net worth, the aggregate principal amount of any Indebtedness owed by the Subsidiary to the Company or any of its Restricted Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a Consolidated basis in accordance with GAAP), and such Investment shall be permitted under Section 10.3, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of (or is otherwise subject to the covenants under, or otherwise obligated for) any material Indebtedness for borrowed money of the Company or any Restricted Subsidiary, (v) immediately after giving effect to the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall comply with the provisions of Section 8.11 with respect to such designated Restricted Subsidiary, to the extent applicable, (vi) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary, and no Unrestricted Subsidiary shall have a Lien on the assets of the Company or a Restricted Subsidiary except as permitted by Section 10.2, (vii) once an Unrestricted Subsidiary is designated as a Restricted Subsidiary pursuant to this Section 8.14, such Restricted Subsidiary may not be redesignated as an Unrestricted Subsidiary thereafter, and once a Restricted Subsidiary is designated as an Unrestricted Subsidiary pursuant to this Section 8.14, such Unrestricted Subsidiary may only be redesignated as a Restricted Subsidiary one time thereafter and (viii) the Company shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer or treasurer, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clauses (i) through (vi), inclusive, and containing the calculations (in reasonable detail) required by the preceding clause (ii). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Company in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Company’s Investment in such Subsidiary (that have not otherwise been transferred to or invested in other Unrestricted Subsidiaries).

SECTION 8.15      Anti-Corruption Laws.

Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions applicable to the Company and its Subsidiaries and maintain policies and procedures that, in the Company’s reasonable business judgment, are designed to promote and achieve compliance with such laws.

SECTION 8.16      Approvals and Authorizations.

Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

Article IX

FINANCIAL COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not yet due) have been paid in full (or, in the case of Letters of Credit, cash collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Company and its Restricted Subsidiaries on a Consolidated basis will not:

SECTION 9.1        Net Leverage Ratio. As of any fiscal quarter end, commencing with the fiscal quarter ending June 30, 2017, permit the ratio (the “Net Leverage Ratio”) of (a) Total Funded Net Indebtedness on such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be greater than: 3.50 to 1.00; provided, however, that the Net Leverage Ratio for any fiscal quarter may be increased by the Company by 0.50 (from 3.50 to 4.00) if such increase satisfies the Leverage Ratio Increase Requirements. No increase shall be given effect unless all of the Leverage Ratio Increase Requirements are satisfied.

SECTION 9.2        Interest Coverage Ratio. As of any fiscal quarter end, commencing with the fiscal quarter ending June 30, 2017, permit the ratio of (a) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than 2.50 to 1.0.

Article X

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) have been paid in full (or, in the case of Letters of Credit, cash collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrowers have not, will not and will not permit any of their Restricted Subsidiaries (and each of their Subsidiaries in the case of Sections 10.7 and 10.13) to:

SECTION 10.1      Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a)         the Obligations (excluding Bank Product Debt permitted pursuant to Section 10.1(b));

(b)         Indebtedness incurred in connection with Bank Products and other Hedging Agreements with a counterparty (other than a Lender or an Affiliate of a Lender) and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent;

(c)        Indebtedness of the Company and its Restricted Subsidiaries incurred in connection with Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed $50,000,000 on any date of determination;

(d)         Guaranty Obligations with respect to Indebtedness permitted under this Section 10.1;

(e)         Indebtedness owed by (i) any Domestic Credit Party to any other Domestic Credit Party or any Domestic Subsidiary that is a Restricted Subsidiary so long as such Domestic Subsidiary becomes a Domestic Credit Party within the time period specified by Section 8.11(a), (ii) any Foreign Obligor to any other Foreign Obligor, (iii) any Restricted Subsidiary that is not a Credit Party to any other Restricted Subsidiary that is not a Credit Party, (iv) any Restricted Subsidiary that is not a Guarantor to any Credit Party in an aggregate amount not to exceed $40,000,000 at any time outstanding, (v) any Domestic Credit Party to any Restricted Subsidiary that is not a Guarantor or an Unrestricted Subsidiary in an aggregate amount not to exceed $40,000,000 at any time outstanding or (vi) any Restricted Subsidiary to the Company or any other Restricted Subsidiary, pursuant to an Investment permitted by Section 10.3(h)(iii) (collectively, the “Intercompany Debt”);

(f)         unsecured Indebtedness and Subordinated Indebtedness and the refinancing, refunding, renewal and extension thereof; provided that in the case of each issuance of such Indebtedness at the time of issuance, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Indebtedness, (ii) the Administrative Agent shall have received reasonably satisfactory written evidence that the Company would be in compliance with Sections 9.1 and 9.2 on a pro forma basis after giving effect to the issuance of any such Indebtedness, and (iii) (x) the maturity date of such Indebtedness shall be no earlier than the date which is six months following the Maturity Date and such Indebtedness shall not be subject to amortization or prepayment prior to such date (other than any such amortization or prepayments permitted to be paid under the applicable intercreditor or subordination agreement with respect to such Indebtedness as to which the Administrative Agent is a party) and (y) the financial covenants and events of default to which such Indebtedness is subject are not more restrictive, when taken as a whole, than the financial covenants and the Events of Default under this Agreement, as determined in good faith by the Company and the Administrative Agent (provided, that, if the Administrative Agent fails to object to such determination of the Company within three (3) Business Days after receipt of written notification thereof, the Administrative Agent will be deemed to have agreed with the Company’s determination), unless the Company agrees to amend this Agreement such that the conditions in this clause (iii) would be satisfied upon the execution of such amendment;

(g)         Indebtedness incurred by the Company or any Restricted Subsidiary thereof arising from agreements providing for indemnification, adjustment of purchase price or similar obligations incurred or assumed in connection with any Permitted Acquisition to the extent permitted pursuant to Section 10.3(g);

(h)         Indebtedness of Foreign Subsidiaries of the Company that are Restricted Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided that such Indebtedness shall at all times be and remain non-recourse to any Credit Party and, at the time of such issuance, no Default or Event of Default exists;

(i)          [Intentionally Omitted];

(j)          other Indebtedness, in an aggregate amount not to exceed $25,000,000 at any time outstanding for this clause (j);

(k)         Indebtedness existing on the Closing Date and listed on Schedule 10.1 and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

(l)          other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding for letters of credit not issued by the Issuing Lenders hereunder;

(m)        Indebtedness in respect of performance bonds, bid bonds, appeal bonds, bankers acceptances, letters of credit, surety bonds or other similar obligations arising in the ordinary course of business, and any refinancing thereof to the extent not provided to secure the repayment of other Indebtedness;

(n)        Indebtedness related to customer financings; provided that the aggregate principal amount of all such Indebtedness and all Investments made pursuant to Section 10.3(j) shall not exceed $25,000,000 at any time outstanding; and

(o)         Indebtedness (i) of a Person that becomes a Restricted Subsidiary of the Company after the Closing Date in connection with any Permitted Acquisition or (ii) assumed in connection with any assets acquired in connection with any Permitted Acquisition, and the refinancing, refunding, renewal and extension thereof; provided, that such Indebtedness (x) exists at the time such Person becomes a Restricted Subsidiary or such assets are acquired and is not created in contemplation of, or in connection with, such Person becoming a Restricted Subsidiary or such assets being acquired and (y) shall not exceed $20,000,000 in the aggregate on any date of determination.

SECTION 10.2     Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:

(a)         Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b)        the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than sixty (60) days or (ii) which are being contested in good faith and by appropriate proceedings;

(c)         Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(d)         Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate do not result in a Material Adverse Effect and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(e)         Liens securing the Obligations;

(f)          Liens not otherwise permitted by this Section and in existence on the Closing Date and described on Schedule 10.2;

(g)        Liens securing Indebtedness permitted under Section 10.1(c); provided that (i) such Liens shall be created substantially simultaneously with or within 180 days of the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

(h)        deposits to secure the performance of bids, tenders, trade contracts, liability to insurance carriers and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, contractual or warranty obligations and other obligations of a like nature incurred in the ordinary course of business;

(i)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(n) or securing appeal or other surety bonds related to such judgments;

(j)          Liens solely on the assets of Foreign Subsidiaries of the Company that are Restricted Subsidiaries securing Indebtedness of such Foreign Subsidiaries that is permitted pursuant to Section 10.1(h); provided that (i) such Liens shall not extend to any assets of any Credit Party or any of its Domestic Subsidiaries and (ii) the aggregate principal amount of obligations secured by such Liens shall not exceed $35,000,000 at any time outstanding;

(k)         [Intentionally Omitted];

(l)          Liens securing Indebtedness permitted under Section 10.1(m);

(m)        Liens on assets of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition, or on assets of any Restricted Subsidiary which are in existence at the time that such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition (provided that such Liens (i) are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (ii) are applicable only to specific assets, (iii) are not “blanket” or all asset Liens and (iv) do not attach to any other property or assets of any Credit Party);

(n)          (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Company or any of its Restricted Subsidiaries;

(o)         any extension, renewal or replacement of any Lien permitted by clauses (a) through (n); provided that (i) the Liens permitted under this clause (o) shall not (A) secure any Indebtedness other than the Indebtedness that was secured by the Lien being extended, renewed or replaced and (B) be extended to cover any property that was not encumbered by the Lien being extended, renewed or replaced; (ii) the principal amount of Indebtedness secured by the Lien permitted by this clause (o) shall not be increased over the principal amount of such Indebtedness immediately prior to such extension, renewal or replacement and (iii) both before and after giving effect to such extension, renewal or replacement, no Default or Event of Default shall occur and be continuing or would result therefrom;

(p)          Liens arising from precautionary UCC filings regarding “true” operating leases; and

(q)         Liens not otherwise permitted hereunder on assets other than the Collateral securing obligations not at any time exceeding in the aggregate $20,000,000.

SECTION 10.3     Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Restricted Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person (each, an “Investment”), except:

(a)          Investments in any of the following (collectively “Cash Equivalents”);

(i)            with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

(ii)           any variable or fixed rate notes (other than notes of the type described in clause (ix) below) issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve (12) months of the date of acquisition;

(iii)          auction preferred stocks having the highest short-term credit rating by S&P or Moody’s; Investments as of the Closing Date in Restricted Subsidiaries existing on the Closing Date;

(iv)          marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one (1) year from the date of acquisition thereof;

(v)           commercial paper or banker’s acceptances maturing no more than three hundred sixty-four (364) days from the date of creation thereof and currently having a rating of either A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s;

(vi)          certificates of deposit maturing no more than three hundred sixty-four (364) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $250,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that, unless otherwise approved by the Administrative Agent, the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank;

(vii)         time deposits maturing no more than three hundred sixty-four (364) days from the date of creation thereof

(viii)        repurchase agreements with a term of not more than thirty (30) days with a bank or other trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully and unconditionally guaranteed or insured by the United States;

(ix)          obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities and paying interest which is exempt from federal tax, provided that the maturity of such debt is three hundred sixty-four (364) days or less and such debt is rated at least A1 or MIG-1 by Moody’s or at least A by S&P;

(x)           variable rate demand notes (low floaters) to the extent such notes may be sold at no less than par upon not more than (7) days’ notice and so long as such obligations have been provided credit support by the issuance of a letter of credit from a commercial bank meeting the description in clause (iv) above;

(xi)          Investments, classified in accordance with GAAP as current assets of the Company and its Restricted Subsidiaries, in marketable short term money market mutual funds registered under the Investment Company Act of 1940, as amended, which are administered by institutions that have the highest rating obtainable from either Moody’s, S&P or Morningstar and which invest substantially all of their assets in Investments of the types described in clauses (i) through (x) above; and

(xii)          other similar Investments approved by the Administrative Agent, including without limitation, Investments by Foreign Subsidiaries that are substantially similar to those described in the foregoing clauses (i) through (xi) in any country outside the United States in which such Person is organized; and

(b)          (i) Investments in Subsidiaries as of the Closing Date; (ii) additional Investments in Domestic Subsidiaries that are Restricted Subsidiaries; (iii) Investments in Restricted Subsidiaries formed or acquired after the Closing Date made in accordance with the terms and conditions of this Agreement; and (iv) the other loans, advances and Investments existing on the Closing Date which are described on Schedule 10.3;

(c)          Bank Products and Hedging Agreements permitted pursuant to Section 10.1;

(d)          purchases of assets in the ordinary course of business;

(e)          Investments in the form of loans and advances to directors, officers and employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $500,000;

(f)           Intercompany Debt permitted pursuant to Section 10.1(e);

(g)          Investments by the Company or any Restricted Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements (any such Investment, a “Permitted Acquisition”):

(i)             the Person to be acquired shall be in a substantially similar or complementary line of business as the Company;

(ii)           evidence of approval of the acquisition by the acquiree’s board of directors or equivalent governing body or a copy of the opinion of counsel delivered by legal counsel to the acquiree in connection with the acquisition which evidences such approval or opines that such approval is not required shall be delivered to the Administrative Agent at the time the documents referred to in clause (vii) of this Section 10.3(g) are required to be delivered;

(iii)          if the Company is a party to such transaction, the Company shall be survivor of such transaction and no Change in Control shall have been effected thereby;

(iv)          if (A) the Person to be acquired will not become, or be merged into, a Domestic Credit Party in connection with such acquisition or (B) the acquisition of all of the business or a line of business of a Person will be made by a Restricted Subsidiary that is not a Domestic Credit Party, the aggregate amount of cash consideration and any assumed debt, earn-outs (valued at any amount reasonably determined in good faith by the Company to be payable in connection with such earn-outs) and deferred payments for any such acquisition shall not exceed $200,000,000;

(v)            (A) the Company shall be (as of the date of the proposed acquisition and after giving effect thereto and to any extensions of credit (including any Extension of Credit) made or to be made in connection therewith) in pro forma compliance with the covenants contained in and in the manner set forth in Section 9.1 and 9.2, and (B) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the acquisition;

(vi)          if the aggregate amount of cash consideration and any assumed debt, earn-outs (valued at an amount reasonably determined in good faith by the Company to be payable in connection with such earn-outs) and deferred payments for any such acquisition exceeds $75,000,000, the Company shall have demonstrated to the Administrative Agent (as of the date of the proposed acquisition and after giving effect thereto and to any extensions of credit (including any Extension of Credit) made or to be made in connection therewith) (A) pro forma compliance with the covenants contained in and in the manner set forth in Section 9.1 and 9.2, and (B) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the acquisition;

(vii)        the Company shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 8.11 to be delivered at the time required pursuant to Section 8.11; and

(viii)         the Company shall provide such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with the proposed acquisition.

(h)         (i) Investments made by any Restricted Subsidiary that is not a Credit Party in any other Restricted Subsidiary that is not a Credit Party, (ii) Investments by the Company or any Restricted Subsidiary thereof in Foreign Subsidiaries or Unrestricted Subsidiaries not in the form of acquisitions covered by Section 10.3(g) in an aggregate amount not to exceed $50,000,000 at any time outstanding and (iii) Investments by the Company or any Restricted Subsidiary in any Restricted Subsidiary, the proceeds of which are used to consummate a Permitted Acquisition, in an aggregate amount not to exceed $140,000,000 at any time outstanding;

(i)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers and suppliers;

(j)         Investments related to customer financings; provided that the aggregate principal amount of all such Investments and all Indebtedness made pursuant to Section 10.1(n) shall not exceed $25,000,000 at any time outstanding; and

(k)         in addition to the Investments permitted above, an unlimited amount of Investments (other than Permitted Acquisitions) so long as, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the making of such Investment and (ii) in the case of any Investment in an aggregate amount in excess of $5,000,000, the Company shall be in compliance with Sections 9.1 and 9.2 on a pro forma basis after giving effect to the making of such Investment.

SECTION 10.4     Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)         any Subsidiary of the Company may be merged or consolidated with or into (i) the Company (provided that the Company shall be the continuing or surviving Person) or (ii) a Restricted Subsidiary of the Company (provided that (x) if a Subsidiary Borrower is a part of such transaction, such Subsidiary Borrower shall be the continuing or surviving Person, (y) if a Guarantor is a part of such transaction, a Guarantor shall be the continuing or surviving Person and (z) if a Wholly-Owned Subsidiary is a part of such transaction, a Wholly-Owned Subsidiary shall be the continuing or surviving Person);

(b)         any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Wholly-Owned Subsidiary; provided that (i) if the transferor in such a transaction is a Guarantor and the transferee is not a Credit Party, the fair market value of the assets subject to such transaction together with Investments permitted under Section 10.3(h)(ii) shall not exceed $50,000,000, and (ii) if the transferor in such a transaction is not a Credit Party and the transferee in such a transaction is the Company or a Guarantor, then the sale, lease, transfer or other disposition shall not be for an amount greater than the fair market value of the assets subject to such transaction;

(c)         any Wholly-Owned Subsidiary of the Company may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; and

(d)         (i) any Restricted Subsidiary of the Company may wind-up into the Company or any Guarantor and (ii) any Restricted Subsidiary that is not a Credit Party may wind-up into any other Restricted Subsidiary that is not a Credit Party.

SECTION 10.5     Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

(a)          the sale of inventory in the ordinary course of business;

(b)          the disposition of worn, damaged, surplus or obsolete assets or other assets no longer used or usable in the business of the Company or any of its Restricted Subsidiaries;

(c)          the transfer of assets to any Borrower or any Guarantor pursuant to Section 10.4;

(d)         the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e)          the disposition of any Hedging Agreement;

(f)          the disposition of Investments in cash and Cash Equivalents;

(g)          non-exclusive licenses of intellectual property in the ordinary course of business;

(h)         (i) the transfer by any Credit Party of its assets to any other Credit Party; provided, that if the transferor is the Company or a Domestic Subsidiary, the transferee shall be the Company or a Credit Party that is a Domestic Subsidiary, (ii) the transfer by any Restricted Subsidiary of the Company that is not a Credit Party of its assets to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (iii) the transfer by any Restricted Subsidiary of the Company that is not a Credit Party of its assets to any other Restricted Subsidiary of the Company that is not a Credit Party; and

(i)          additional dispositions of assets not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $35,000,000 during any Fiscal Year.

SECTION 10.6     Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock, or make any change in its capital structure which such change in its capital structure would reasonably be expected to have a Material Adverse Effect; provided that:

(a)          the Company or any Restricted Subsidiary may pay dividends in shares of its own Capital Stock;

(b)         any Restricted Subsidiary may pay cash dividends or make cash distributions to a Credit Party and may repurchase shares of its Capital Stock from a Credit Party;

(c)          the Company may purchase, redeem or otherwise acquire Capital Stock of the Company or warrants or options to acquire any such Capital Stock with the proceeds received from the substantially concurrent issue of new shares of Capital Stock of the Company; and

(d)         the Company may pay dividends to holders of its Capital Stock and/or repurchase shares of its Capital Stock; provided that on the date such dividend is paid and/or shares of Capital Stock are repurchased and after giving effect thereto and to any extension of credit (including any Extension of Credit) made in connection therewith: (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the pro forma Net Leverage Ratio at such time is 0.25 less than the Net Leverage Ratio currently required to be maintained under Section 9.1; provided, further that the foregoing shall not operate to prevent the making of dividends or repurchases previously declared by the Company so long as (i) at the declaration date, such dividend or repurchase was permitted by the foregoing and (ii) such dividend or repurchase is consummated within the earlier of 60 days and any date under Applicable Law on which such dividend or repurchase must be consummated.

SECTION 10.7     Sanctions. Directly or indirectly, use any Extension of Credit or the proceeds of any Extension of Credit, or lend, contribute or otherwise make available such Extension of Credit or the proceeds of any Extension of Credit to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Lender, Swingline Lender, or otherwise) of Sanctions.

SECTION 10.8     Transactions with Affiliates. Except for (a) transactions permitted by Sections 10.1, 10.3, 10.4, 10.6, (b) those transactions existing on the Closing Date and identified on Schedule 10.8, (c) transactions among Credit Parties, (d) normal compensation, indemnity and reimbursement of reasonable expenses of officers, directors and employees, (e) the issuance of Capital Stock in the Company to any officer, director, employee or consultant of the Company and its Restricted Subsidiary, or (f) any issuance of Capital Stock of the Company or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans of the Company or any of its Restricted Subsidiaries, directly or indirectly (i) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors or Affiliates, or to or from any member of the immediate family of any of its officers, directors or Affiliates, or (ii) enter into, or be a party to, any other transaction not described in clause (i) above with any of its Affiliates, except upon fair and reasonable terms, taken as a whole, and are no less favorable, taken as a whole, to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.

SECTION 10.9     Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end (other than any change of a newly acquired Subsidiary’s Fiscal Year end to December 31), or make any change in its accounting treatment and reporting practices except, subject to Section 1.3(b), as permitted by or in accordance with, GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents), in each case of this clause (b) in any manner adverse in any material respect to the rights or interests of the Lenders (it being agreed that changing such Person’s name or jurisdiction of organization is not adverse to the Lenders if the Company provides written notice of such change at least ten (10) Business Days (or such shorter time as agreed to by the Administrative Agent) prior to such change).

SECTION 10.10   Amendments; Payments and Prepayments of Subordinated Indebtedness.

(a)          Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness in any respect which, when taken as a whole, would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder, it being agreed that amendments or modifications expressly permitted under the terms of any applicable subordination agreement or provision shall not materially adversely affect the rights or interests of the Administrative Agent and the Lenders.

(b)         Make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, except (x) to the extent not prohibited by the terms of the applicable subordination agreement and (y) refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 10.1(f).

SECTION 10.11    Restrictive Agreements. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to holders of its Capital Stock or to make or repay loans or advances to the Company or any other Restricted Subsidiary or to guarantee the Obligations; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions imposed by any agreement relating to Indebtedness permitted by Section 10.1 to the extent (A) such restrictions are not more restrictive, taken as a whole, than the restrictions contained in this Agreement as determined in good faith by the Company and (B) such encumbrances will not, in the good faith judgment of the Company at the time such Indebtedness is incurred, affect the ability of the Credit Parties to service the Loans or other Obligations, (iv) the foregoing shall not apply to restrictions or Liens imposed by any agreement relating to secured Indebtedness permitted by Section 10.1 if such restrictions or Liens apply only to the property or assets securing such Indebtedness, (v) the foregoing shall not apply in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, to restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions only apply to such Restricted Subsidiary and to the Capital Stock of such Restricted Subsidiary, (vi) the foregoing shall not apply to restrictions affecting any Foreign Subsidiary (other than a Subsidiary Borrower) of the Company under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 10.1, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (vii) the foregoing shall not apply to restrictions arising by reason of customary provisions restricting assignments, subletting or other transfers contained in contracts, leases, licenses and similar agreements entered into in the ordinary course of business (viii) the foregoing shall not apply to customary restrictions and conditions contained in any agreement relating to the sale or purchase of any asset permitted under Section 10.5 pending the consummation of such sale or purchase and (ix) the foregoing shall not apply to any agreement to which a Restricted Subsidiary is a party that is in effect at the time such Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary.

SECTION 10.12   Nature of Business. Substantively alter in any material respect the character or conduct of the business conducted by the Company and its Restricted Subsidiaries, taken as a whole, as of the Closing Date.

SECTION 10.13   Anti-Corruption Laws. Directly or indirectly, use any Extension of Credit or the proceeds of any Extension of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions applicable to the Company and its Subsidiaries.

Article XI

DEFAULT AND REMEDIES

SECTION 11.1     Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)          Default in Payment of Principal of Loans and Reimbursement Obligations. Any Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)         Other Payment Default. Any Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c)         Misrepresentation. Any representation, warranty, certification or written statement of fact made or deemed made by or on behalf of the Company or any other Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Credit Party herein, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d)         Default in Performance of Certain Covenants. Any Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 7.1, 7.2 or 7.5(d) or Articles IX or X of this Agreement.

(e)         Default in Performance of Other Covenants and Conditions. Any Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Company by the Administrative Agent.

(f)          Hedging Agreement. Any Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by such Credit Party as a result thereof exceeds $40,000,000.

(g)         Indebtedness Cross-Default. Any Borrower or any other Credit Party shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligations) the aggregate outstanding amount of which Indebtedness is in excess of $40,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligations) the aggregate outstanding amount of which Indebtedness is in excess of $40,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(h)         [Intentionally Omitted].

(i)          Change in Control. A Change in Control shall occur.

(j)          Voluntary Bankruptcy Proceeding. Any Credit Party or any Voluntary Proceeding Subsidiary shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate or other organizational action for the purpose of authorizing any of the foregoing. For purposes of this clause (j), “Voluntary Proceeding Subsidiary” means any Restricted Subsidiary of the Company that individually (i) owns assets with a fair market value in excess of five percent (5%) of the Consolidated assets of the Company and its Restricted Subsidiaries as of the most recent Fiscal Year end or (ii) accounted for more than five percent (5%) of EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Fiscal Year; provided, however, if Restricted Subsidiaries (x) that are not Credit Parties or Voluntary Proceeding Subsidiaries and (y) in the aggregate own assets with a fair market value in excess of ten percent (10%) of the Consolidated assets of the Company and its Restricted Subsidiaries as of the most recent Fiscal Year end or account for more than ten percent (10%) of EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Fiscal Year, are subject to actions or proceedings under this clause (j), then all Restricted Subsidiaries of the Company shall be subject to this clause (j), irrespective of whether they otherwise qualify as Credit Parties or Voluntary Proceeding Subsidiaries.

(k)         Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Borrower or any Credit Party in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Borrower or any Credit Party thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(l)          Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on any Borrower or any other Credit Party party thereto (except in the event this Agreement or other Loan Document is, by its terms, terminated and no longer in force) or any such Person shall so state in writing.

(m)        Termination Event. The occurrence of any of the following events, if any such event would reasonably be expected to have a Material Adverse Effect: (i) the Company or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan, Multiemployer Plan, ERISA or the Code, the Company or any ERISA Affiliate is required to pay as contributions to such Pension Plan or Multiemployer Plan, (ii) the value of the accumulated plan benefits under any Pension Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions) by $1,000,000 or more, (iii) a Termination Event or (iv) the Company or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $1,000,000.

(n)         Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $40,000,000 in any Fiscal Year (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), shall be entered against any Borrower or any Credit Party by any court and such judgment or order shall continue without having been discharged, vacated, stayed or bonded pending appeal for a period of sixty (60) days after the entry thereof (or such longer period as permitted by the court to file such appeal).

SECTION 11.2     Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company:

(a)         Acceleration; Termination of Facilities. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations and Bank Product Debt), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of a Bankruptcy Event of Default, the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations and Bank Product Debt) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)         Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Company shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligations shall have been satisfied and all other Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company.

(c)         Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers’ Obligations.

SECTION 11.3     [Intentionally Omitted].

SECTION 11.4    Crediting of Payments and Proceeds. In the event that any Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and each Issuing Lender in its capacity as such (ratably among the Administrative Agent and the Issuing Lenders in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations and any Bank Product Debt (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and any Bank Product Debt (including any termination payments thereon) (ratably among the Lenders and Bank Product Providers in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of each Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations (other than contingent indemnification obligations not yet due) have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Excluded Hedging Obligations with respect to any Credit Party shall not be paid with amounts received from such Credit Party or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Article XII

THE ADMINISTRATIVE AGENT

SECTION 12.1      Appointment and Authority.

(a)          Appointment. Each of the Lenders and the Issuing Lenders hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Company nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the holders of the Obligations hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document or other Loan Document governed by the laws of such jurisdiction on such Lender’s or holder of the Obligation’s behalf.

(b)         Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Bank Product Provider) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 12.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article XII and Article XIII (including Section 13.4(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 12.2      Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

SECTION 12.3      Exculpatory Provisions.

(a)         The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)         Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.2 and 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or an Issuing Lender.

(c)          Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)         Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution.

SECTION 12.4     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

SECTION 12.5     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 12.6      Resignation and Removal of Administrative Agent.

(a)         Notice of Resignation. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company so long as no Event of Default has occurred and is outstanding (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Company) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)         Notice of Removal. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Company or the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Company (or, if such removal is initiated by the Company, to the Required Lenders) and such Person remove such Person as Administrative Agent and, subject, so long as no Event of Default then exists or is continuing, to the prior written consent of the Company (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders and the Company) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)         Effect of Resignation and Removal. With effect from the Resignation Effective Date or the Removal Effective Date (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 4.11(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal, as applicable, hereunder and under the other Loan Documents, the provisions of this Article and Section 13.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the holders of the Obligations and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)          Issuing Lender and Swingline Lender. Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. If Bank of America resigns as an Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.4(c). Upon the appointment by the Company of a successor Issuing Lender or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swingline Lender, as applicable, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 12.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 12.8     No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, an Arranger, a Lender or an Issuing Lender hereunder.

SECTION 12.9     Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.3(h) and (i), 4.2(b), 4.3 and 13.4) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9, 4.2(b) and 13.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender or in any such proceeding.

The holders of the Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Applicable Laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the holders of the Obligations shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 13.2 of this Agreement, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any holders of the Obligations or any acquisition vehicle to take any further action.

SECTION 12.10   Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Bank Product Provider) and each of the Issuing Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)         to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (iii) to the extent a Subsidiary is no longer required by the Loan Documents to grant a Lien on the Capital Stock owned directly by such Subsidiary or (iv) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 13.2;

(b)         to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 10.1(c); and

(c)         to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Material Domestic Subsidiary as a result of a transaction permitted under the Loan Documents.

In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Company’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 12.10. In each case as specified in this Section 12.10, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 12.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 12.11   Bank Products. Except as otherwise expressly set forth herein, no Bank Product Provider that obtains the benefit of the provisions of Section 11.2, 11.4 and 13.3, the Guaranty Agreement or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty Agreement or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Bank Product Debt except to the extent expressly provided herein and unless the Administrative Agent has received a Bank Product Provider Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Bank Product Debt in the case of a Facility Termination Date.

Article XIII

MISCELLANEOUS

SECTION 13.1      Notices; Effectiveness; Electronic Communications.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Company or any other Credit Party, the Administrative Agent, Bank of America, as Issuing Lender, or the Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.1(a); and

(ii)           if to any other Lender or Issuing Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)         Electronic Communications. Notices and other communications to the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or any Issuing Lender pursuant to Article II if such Lender, Swingline Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swingline Lender, the Issuing Lenders or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)         The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)         Change of Address, Etc. Each of the Company, the Administrative Agent, each Issuing Lender and the Swingline Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Company, the Administrative Agent, such Issuing Lender and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States federal or state securities laws.

(e)          Reliance by Administrative Agent, Issuing Lender and Lenders. The Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications, Notice of Prepayment and Swingline Loan Notices) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify the Administrative Agent, each Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 13.2    Amendments, Etc. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall:

(a)          [Intentionally Omitted];

(b)         extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.2) or the amount of Loans of any Lender without the written consent of such Lender;

(c)         postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (other than any payments due under Section 2.5(b)(ii) without the written consent of each Lender directly affected thereby;

(d)         reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 4.1(b) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligations or to reduce any fee payable hereunder;

(e)         change Section 4.4 or Section 11.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f)          change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)         change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Tranche differently than those of Lenders holding Loans of any other Tranche without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Tranche;

(h)         release all of the Guarantors or release Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Guaranty Agreement (other than as authorized in Section 12.10), without the written consent of each Lender;

(i)          release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 12.10 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

(j)         amend, waive or modify the definition of “Foreign Currencies” without the written consent of each Designated Currency Tranche Revolving Credit Lender;

(k)         amend, waive or modify Section 1.9 without the written consent of each Designated Currency Tranche Revolving Credit Lender; or

(l)          amend, waive or modify Section 2.10 without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the applicable Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) solely for the purposes of Section 5.2(b), no waiver of a Default or Event of Default shall be effective without the consent of Revolving Credit Lenders holding more than fifty percent (50%) of the Revolving Credit Commitments (or if the Revolving Credit Facility has been terminated, Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit thereunder); (vi) the Administrative Agent and the Company shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision; and (vii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders under one Tranche but not the other Tranche may be effected by an agreement or agreements in writing entered into by the Borrowers and requisite percentage in interest of the affected Tranche of Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

In addition, the Company may, by written notice to the Administrative Agent from time to time (and with the consent of the Administrative Agent, not to be unreasonably withheld), make one or more offers (each, a “Loan Modification Offer”) to all the Lenders under the Revolving Credit Facility or all of the Lenders holding the Term Loan to make one or more amendments or modifications to (i) allow the maturity and scheduled amortization (if any) of the Loans of the accepting Lenders to be extended and/ or (ii) increase the Applicable Margin and/or fees payable with respect to the Loans and Commitments (if any) of the accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective.  Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made.  The Company, each other Credit Party and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation (a “Loan Amendment”) as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof, and the Credit Parties shall also deliver such corporate resolutions, customary opinions and other customary documents as reasonably requested by the Administrative Agent.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Amendment. Any such Permitted Amendment shall contain language to appropriately include the Lenders participating in any such tranches in (x) any determination of the Required Lenders and (y) provisions regarding pro rata payments or sharing of payments. Each of the parties hereto hereby agrees that upon the effectiveness of any Loan Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made. For the avoidance of doubt, this paragraph shall supersede any provision of this Section 13.2 to the contrary.

Notwithstanding the foregoing, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders under one or more Tranches but not under any other Tranche may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the affected Tranche or Tranches of Lenders that would be required to consent thereto under this Section 13.2 if such Tranche or Tranches of Lenders were the only Tranche or Tranches of Lenders hereunder at the time.

For the avoidance of doubt and notwithstanding anything to the contrary contained herein, each Lender hereby authorizes the Administrative Agent on its behalf, and without its further consent, to enter into amendments to this Agreement and the other Loan Documents as the Administrative Agent may reasonably deem appropriate in order to effectuate any increase in the Revolving Credit Commitment pursuant to Section 2.8 or any Incremental Term Loans pursuant to Section 2.9, including, without limitation, amendments to permit such increases in the Revolving Credit Commitment and any Incremental Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents and to include appropriately any Lenders under such increases in the Revolving Credit Commitment and any Incremental Term Loans in any determination of Required Lenders; provided that no such amendment shall adversely affect in any material respect the rights of any Lender, in each case, without the written consent of such Lender.

SECTION 13.3      No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Issuing Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 11.2 for the benefit of all the Lenders and the Issuing Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 13.5 (subject to the terms of Section 4.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 13.4      Expenses; Indemnity; Damage Waiver. In each case, subject to Section 2.10(b):

(a)          Costs and Expenses. The Credit Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent and, if necessary, one firm of local counsel in each relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)         Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee; provided, that such legal fees and expenses shall be limited to the reasonable and documented fees, disbursements and other out-of-pocket charges of one primary counsel, one local counsel in each relevant jurisdiction, one specialty counsel for each relevant specialty, and one or more counsel to each group of affected Persons similarly situated if one or more conflicts of interest, or perceived conflicts of interest, arise), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Credit Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 4.11), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Credit Party or any of its Restricted Subsidiaries, or any Environmental Claims related in any way to a Credit Party or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 4.11(c), this Section 13.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)         Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the unused Commitments, the aggregate principal amount of outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations and Swingline Loans and the Outstanding Amount of all Term Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), each Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), each Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 4.4(d).

(d)         Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)          Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)         Survival. The agreements in this Section and the indemnity provisions of Section 13.1(e) shall survive the resignation of the Administrative Agent, any Issuing Lender and the Swingline Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 13.5     Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, subject to Section 2.10(b), to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency), other than deposits in Blackbaud Payment Services Accounts, at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender, or any such Affiliate to or for the credit or the account of the Company or any other Credit Party against any and all of the obligations of the Company or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender, or the Swingline Lender, irrespective of whether or not such Lender, such Issuing Lender, or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender, and the other Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender, the Swingline Lender, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender, or their respective Affiliates may have. Each Lender, each Issuing Lender, and the Swingline Lender, agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 13.6      Governing Law; Jurisdiction; Etc.

(a)          GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)         SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 13.7    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 13.8     Reversal of Payments. To the extent a Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 13.9      Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Company nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)             in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed) ; provided that the Company shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Company prior to such fifth (5th) Business Day.

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)             the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Term Loan Commitment or Incremental Term Loan Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan or Incremental Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)             the consent of the Issuing Lenders and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Lender or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 (subject to the requirements thereof, including Section 4.11(e)) and 13.4 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)         Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.4(c) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 13.2 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.9 and 4.10, 4.11 (subject to the requirements and limitations therein, including the requirements under Section 4.11(e) (it being understood that the documentation required under Section 4.11(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 4.12 and 13.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 4.10 or 4.11, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 4.12 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.5 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          Resignation as Issuing Lender or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other Revolving Credit Lender assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Bank of America or such other Revolving Credit Lender may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Lender or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or such other Revolving Credit Lender as Issuing Lender or Swingline Lender, as the case may be. If Bank of America or such other Revolving Credit Lender resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all applicable Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all applicable L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.4(c). Upon the appointment of a successor Issuing Lender and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swingline Lender, as the case may be, and (B) the successor Issuing Lender shall issue letters of credit in substitution for the applicable Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or such other Revolving Credit Lender to effectively assume the obligations of Bank of America or such other Revolving Credit Lender with respect to such Letters of Credit.

(g)          Disqualified Institutions.

(i)            No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment as otherwise contemplated by this Section 13.9 or a Payment Event of Default or a Bankruptcy Event of Default has occurred and is continuing at the time of such assignment, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)           If any assignment is made to any Disqualified Institution without the Company’s prior consent in violation of clause (i) above, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 13.9), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.9(b), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of clause (B), the Borrowers shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.

(iii)          Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)             The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the DQ List on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

SECTION 13.10 Treatment of Certain Information; Confidentiality.

(a)         Treatment of Certain Information. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.8 or 2.9 or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (vi)), (vii) on a confidential basis to (A) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent, any Issuing Lender and/or the Swingline Lender to deliver Borrower Materials or notices to the Lenders or (C) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (viii) with the consent of the Company or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. For purposes of this Section, “Information” means all information received from the Company or any Restricted Subsidiary relating to the Company or any Restricted Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Company or any Restricted Subsidiary, provided that, in the case of information received from the Company or any Restricted Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b)         Non-Public Information. Each of the Administrative Agent, the Lenders and the Issuing Lenders acknowledges that (i) the Information may include material non-public information concerning a Credit Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities laws.

(c)          Customary Advertising Material. The Credit Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Credit Parties.

SECTION 13.11   Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 13.12   All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 13.13   Survival. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 13.14   Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limits nor amplifies the provisions of this Agreement.

SECTION 13.15   Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 13.16  Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 13.17   Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 13.18   Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (except for Hedging Obligations and Bank Product Debt not then due and payable and contingent indemnification obligations not yet due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid in full and all Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 13.19   USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company and the other Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act. The Company and the Credit Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 13.20   Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 13.21   Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)          In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the other Loan Documents which imposes additional burdens on the Company or its Subsidiaries or further restricts the rights of the Company or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)         Each Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX, or X hereof shall be given independent effect. Accordingly, no Borrower shall engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, such Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.

SECTION 13.22   No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the Credit Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent, MLPFS, and each Lender (including Affiliates acting as arrangers) on the other hand, and the Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, MLPFS, and each Person acting as an arranger hereunder, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent, MLPFS nor any Person acting as an arranger hereunder has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, MLPFS or such other Person has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and neither the Administrative Agent, MLPFS nor any Person acting as an arranger hereunder has any obligation to any Credit Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent, MLPFS or each Person acting as an arranger hereunder and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent, MLPFS nor any Person acting as an arranger hereunder has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent, MLPFS, and each Person acting as an arranger hereunder have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, MLPFS or each Person acting as an arranger hereunder with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 13.23   Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s Office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to the Lenders or the Administrative Agent, as the case may be, in the specified currency, the applicable Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Borrower.

SECTION 13.24   Electronic Execution. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

SECTION 13.25   Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or Issuing Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Lender that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

BLACKBAUD, INC., as a Borrower

By:	/s/ Anthony W. Boor
Name:	Anthony W. Boor
Title:	Chief Financial Officer and Executive Vice President

Credit Agreement

 Blackbaud, Inc.

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Liliana Claar
Name:	Liliana Claar
Title:	Vice President

Credit Agreement

 Blackbaud, Inc.

LENDERS:

BANK OF AMERICA, N.A., as a Lender, Swingline Lender and an Issuing Lender

By:	/s/ Thomas M. Paulk
Name:	Thomas M. Paulk
Title:	Senior Vice President

Credit Agreement

 Blackbaud, Inc.

PNC Bank, National Association, as a Lender

By:	/s/ Brandon K. Fiddler
Name:	Brandon K. Fiddler
Title:	Senior Vice President

Credit Agreement

 Blackbaud, Inc.

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Lindsey McGraw
Name:	Lindsey McGraw
Title:	Director

Credit Agreement

 Blackbaud, Inc.

Regions Bank, as a Lender

By:	/s/ Steven Dixon
Name:	Steven Dixon
Title:	Director

Credit Agreement

 Blackbaud, Inc.

FIFTH THIRD BANK, as a Lender

By:	/s/ Robert B. Weaver
Name:	Robert B. Weaver
Title:	Vice President

Credit Agreement

 Blackbaud, Inc.

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Annie Dorval
Name:	Annie Dorval
Title:	Authorized Signatory

Credit Agreement

 Blackbaud, Inc.

TD BANK N.A., as a Lender

By:	/s/ William B. Quantz
Name:	William B. Quantz
Title:	Vice President

Credit Agreement

 Blackbaud, Inc.

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ David A. Wild
Name:	David A. Wild
Title:	Senior Vice President

Credit Agreement

 Blackbaud, Inc.

FIRST TENNESSEE BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jamie M. Swisher
Name:	Jamie M. Swisher
Title:	Vice President

Credit Agreement

 Blackbaud, Inc.

MB FINANCIAL BANK, as a Lender

By:	/s/ Keith Niebrugge
Name:	Keith Niebrugge
Title:	Senior Vice President

Credit Agreement

 Blackbaud, Inc.

UNITED COMMUNITY BANK, as a Lender

By:	/s/ Jeff Wilson
Name:	Jeff Wilson
Title:	VP

Credit Agreement

 Blackbaud, Inc.

EXHIBIT A-1

[FORM OF] DOLLAR TRANCHE REVOLVING CREDIT NOTE

[____________], 20[__]

FOR VALUE RECEIVED, the undersigned, [_________], a [_________] organized under the laws of [_________] (the “Borrower”), promises to pay to __________________________________ (the “Lender”) and its registered assigns, at the place and times provided in the Credit Agreement referred to below, the aggregate unpaid principal amount of all Dollar Tranche Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of June 2, 2017 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the other Borrowers from time to time party thereto, the lenders who are or may become a party thereto, as Lenders (collectively, the “Lenders”) and Bank of America, N.A., as Administrative Agent, Swingline Lender and an Issuing Lender (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Dollar Tranche Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Dollar Tranche Revolving Credit Note shall be payable in Dollars in Same Day Funds to the account designated in the Credit Agreement.

This Dollar Tranche Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Dollar Tranche Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Dollar Tranche Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS DOLLAR TRANCHE REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Indebtedness evidenced by this Dollar Tranche Revolving Credit Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Dollar Tranche Revolving Credit Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Dollar Tranche Revolving Credit Note as of the day and year first above written.

[________________]

By:
Name:
Title:

EXHIBIT A-2

[FORM OF] SWINGLINE NOTE

[____________], 20[__]

FOR VALUE RECEIVED, the undersigned, BLACKBAUD, INC., a corporation organized under the laws of Delaware (the “Borrower”), promises to pay to BANK OF AMERICA, N.A. (the “Lender”) and its registered assigns, at the place and times provided in the Credit Agreement referred to below, the aggregate unpaid principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of June 2, 2017 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto as Subsidiary Borrowers, the lenders who are or may become a party thereto, as Lenders (collectively, the “Lenders”) and Bank of America, N.A., as Administrative Agent, Swingline Lender and an Issuing Lender (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Swingline Note shall be payable in Dollars in Same Day Funds to the account designated in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayment of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Indebtedness evidenced by this Swingline Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Swingline Note as of the day and year first above written.

BLACKBAUD, INC.

By:
Name:
Title:

EXHIBIT A-3

[FORM OF] TERM LOAN NOTE

 [____________], 20[__]

FOR VALUE RECEIVED, the undersigned, BLACKBAUD, INC., a corporation organized under the laws of Delaware (the “Borrower”), promises to pay to __________________________________ (the “Lender”) and its registered assigns, at the place and times provided in the Credit Agreement referred to below, the aggregate unpaid principal amount of the Term Loan made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of June 2, 2017 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto as Subsidiary Borrowers, the lenders who are or may become a party thereto, as Lenders (collectively, the “Lenders”) and Bank of America, N.A., as Administrative Agent, Swingline Lender and an Issuing Lender (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Term Loan Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Term Loan Note shall be payable in Dollars in Same Day Funds to the account designated in the Credit Agreement.

This Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Term Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term Loan Note and on which such Obligations may be declared to be immediately due and payable.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Indebtedness evidenced by this Term Loan Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Term Loan Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Term Loan Note as of the day and year first above written.

BLACKBAUD, INC.

By:
Name:
Title:

EXHIBIT A-4

[FORM OF] DESIGNATED CURRENCY TRANCHE REVOLVING CREDIT NOTE

[___________], 20[__]

FOR VALUE RECEIVED, the undersigned, [____________], a [____________] organized under the laws of [____________] (the “Borrower”), promises to pay to __________________________________ (the “Lender”) and its registered assigns, at the place and times provided in the Credit Agreement referred to below, the aggregate unpaid principal amount of all Designated Currency Tranche Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement (as hereinafter defined) made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of June 2, 2017 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto as Subsidiary Borrowers, the lenders who are or may become a party thereto, as Lenders (collectively, the “Lenders”) and Bank of America, N.A., as Administrative Agent, Swingline Lender and an Issuing Lender (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Designated Currency Tranche Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Designated Currency Tranche Revolving Credit Note shall be payable in Same Day Funds in the Agreed Currency and to the account designated in the Credit Agreement.

This Designated Currency Tranche Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Designated Currency Tranche Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Designated Currency Tranche Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS DESIGNATED CURRENCY TRANCHE REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Indebtedness evidenced by this Designated Currency Tranche Revolving Credit Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Designated Currency Tranche Revolving Credit Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Designated Currency Tranche Revolving Credit Note as of the day and year first above written.

[________________]

By:
Name:
Title:

EXHIBIT B

[FORM OF] LOAN NOTICE

TO:	Bank of America, N.A., as Administrative Agent

RE:	Credit Agreement, dated as of June 2, by and among Blackbaud, Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Borrower from time to time party thereto as subsidiary borrowers (the “Subsidiary Borrowers” and, together with the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders and Bank of America, N.A., as Administrative Agent, Swingline Lender and an Issuing Bank (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned hereby requests (select one):

☐      A Borrowing of [Dollar Tranche Revolving Credit][Designated Currency Tranche Revolving Credit][Term][Incremental Term] Loans

☐      A [conversion] or [continuation] of [Dollar Tranche Revolving Credit][Designated Currency Tranche Revolving Credit][Term][Incremental Term] Loans

---

1.	On _________ (the “Credit Extension Date”).

2.	In the amount of [$] _______ in the following currency: _______.

3.	Comprised of:	☐ Base Rate Loans
☐ Eurocurrency Rate Loans

4.	For Eurocurrency Rate Loans: with an Interest Period of __ months.

[The Revolving Credit Loan(s) requested herein complies with the proviso to the first sentence of Section [2.1(a)/2.1(b)] of the Credit Agreement.]1

[The undersigned Borrower hereby represents and warrants that the conditions specified in Section 5.2 of the Credit Agreement shall be satisfied on and as of the date of the Credit Extension Date.]2

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[1]	Include this sentence in the case of a Revolving Credit Loan.

[2]	Include this sentence in the case of request for an Extension of Credit.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[________________],
a [________________________]

By:
Name:
Title:

EXHIBIT C

[FORM OF] NOTICE OF ACCOUNT DESIGNATION

Dated as of: _____________

Bank of America, N.A.

901 Main Street

Mail Code: TX1-492-14-11

Dallas, TX

Attention: Kesha Martinez

Facsimile: (214)-290-9416

Email: kesha.martinez@bankofamerica.com

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 5.1(g) of the Credit Agreement, dated as of June 2, 2017 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Blackbaud, Inc., a corporation organized under the laws of Delaware, (the “Company”), certain Subsidiaries of the Borrower from time to time party thereto as subsidiary borrowers (the “Subsidiary Borrowers” and, together with the Company, each a “Borrower” and collectively the “Borrowers”), the lenders who are or may become a party thereto, as Lenders (the “Lenders”), and Bank of America, N.A., as Administrative Agent, Swingline Lender and an Issuing Lender (the “Administrative Agent”).

1.       The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

[____________________________]
ABA Routing Number: [________]
Account Number: [____________]

2.       This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

3.       Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the ____ day of ________, ____.

BLACKBAUD, INC.

By:
Name:
Title:

EXHIBIT D

[FORM OF] NOTICE OF PREPAYMENT

TO:	Bank of America, N.A., as [Administrative Agent][Swingline Lender]

RE:	Credit Agreement, dated as of June 2, 2017, by and among Blackbaud, Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Borrower from time to time party thereto as subsidiary borrowers (the “Subsidiary Borrowers” and, together with the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders and Bank of America, N.A., as Administrative Agent, Swingline Lender and an Issuing Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned Borrower hereby notifies the Administrative Agent that on _____________3 pursuant to the terms of Section 2.5 (Prepayments) of the Credit Agreement, such Borrower intends to prepay/repay the following Loans as more specifically set forth below:

☐    Optional prepayment of [Dollar Tranche Revolving Credit][Designated Currency Tranche Revolving Credit][Term][Incremental Term] Loans in the following amount(s)4:

☐     Base Rate Loans: $ ___________

☐     Eurocurrency Rate Loans: $___________

 In the following Agreed Currency: ___________

Applicable Interest Period:_________________

☐  Optional prepayment of Swingline Loans in the following amount:

$___________________5

This Notice of Prepayment is irrevocable, provided; that the undersigned Borrower may rescind or postpone any Notice for Prepayment if such prepayment would have resulted from a refinancing of a Credit Facility, which refinancing shall not be consummated or otherwise shall be delayed; provided, further that the undersigned Borrower shall pay all amounts required pursuant to Section 4.9 of the Credit Agreement as a result of the rescission or postponement of such notice.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

3 Specify date of such prepayment.

4 Any prepayment of Base Rate Loans (other than Swingline Loans) or Eurocurrency Rate Loans shall be in an aggregate Dollar Amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

5 Any prepayment of Swingline Loans shall be in an aggregate Dollar Amount of $100,000 or a whole multiple of $100,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[________________],
a [________________________]

By:
Name:
Title:

EXHIBIT E

[FORM OF] SWINGLINE LOAN NOTICE

TO:	Bank of America, N.A., as Administrative Agent and Swingline Lender

RE:	Credit Agreement, dated as of June 2, 2017 by and among Blackbaud, Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Borrower from time to time party thereto as subsidiary borrowers (the “Subsidiary Borrowers” and, together with the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders and Bank of America, N.A., as Administrative Agent, Swingline Lender and an Issuing Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned hereby requests a Swingline Loan:

1.	On __________ (the “Credit Extension Date”)

2.	In the amount of $ __________.

The Swingline Borrowing requested herein complies with the requirements of the provisos contained in Section 2.4(a) of the Credit Agreement.

The Borrower hereby represents and warrants that the conditions specified in Section 5.2 shall be satisfied on and as of the date of the Credit Extension Date.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

BLACKBAUD, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT F

[FORM OF] OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, on behalf of Blackbaud, Inc. (the “Company”), hereby certifies to the Administrative Agent and the Lenders each as defined in the Credit Agreement referred to below, as follows:

1.       This Officer’s Compliance Certificate (this “Certificate”) is delivered to you pursuant to [Section 7.2] [Section 2.8(c)] [Section 2.9(c)] of the Credit Agreement, dated as of June 2, 2017 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Company, certain Subsidiaries of the Borrower from time to time party thereto as subsidiary borrowers (the “Subsidiary Borrowers” and, together with the Company, each a “Borrower” and collectively the “Borrowers”), the lenders who are or may a become party thereto, as Lenders (the “Lenders”), and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2.       I have reviewed the financial [statements] [projections]1 of the Company and its Subsidiaries dated as of ______________ and for the ______________ period[s] then ended and [such statements fairly present in all material respects the financial condition of the Company and its Subsidiaries on a Consolidated basis as of the dates indicated and the results of their operations and cash flows for the period[s] indicated] [represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Company and its Subsidiaries, taken as a whole, in all material respects].

3.       I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Company and its Subsidiaries during the accounting period covered by the financial [statements] [projections] referred to in Paragraph 2 above. Such review has not disclosed the existence [at the end of such accounting period] [as of the [Revolving Credit Increase Effective Date] [Incremental Term Loan Effective Date]] of any condition or event that constitutes a Default or an Event of Default [or that shall constitute a Default or an Event of Default immediately after giving effect to such [increase in the Revolving Credit Commitment] [Incremental Term Loans]], nor do I have any knowledge of the existence of any such condition or event as at the date of this Certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrowers have taken, are taking and propose to take with respect thereto].

4.       The Applicable Margin and calculations determining such figures are set forth on the attached Schedule 1 and the Company and its Restricted Subsidiaries are in [pro forma]2 compliance with the financial covenants contained in Section 9.1 and Section 9.23 of the Credit Agreement as shown on such Schedule 1.

1 To be used in Officer’s Compliance Certificate delivered pursuant to Sections 2.8(c) or 2.9(c).

2 To be used in Officer’s Compliance Certificate delivered pursuant to Sections 2.8(c) or 2.9(c).

3 To be used in Officer’s Compliance Certificate delivered pursuant to Sections 2.8(c) or 2.9(c).

5.       [Attached hereto as Schedule 2 are (i) calculations of the total assets and EBITDA of the Company and its Restricted Subsidiaries (determined on a Consolidated basis in accordance with GAAP) and (ii) a list of each Subsidiary that is not a Material Domestic Subsidiary or a Material Foreign Subsidiary and the total assets and EBITDA of each such Subsidiary.] 4

6.       Attached hereto as Schedule 3 are unaudited consolidating financial statements reflecting adjustments necessary to eliminate the assets, accounts and operations of Unrestricted Subsidiaries from such financial statements referred to in Paragraph 2 above. I have reviewed such financial statements and such statements fairly present in all material respects the financial condition and results of the operations of the Company and its Restricted Subsidiaries.5

[Signature Page Follows]

4  To be used in Officer’s Compliance Certificate delivered pursuant to Annual Financial Statements pursuant to Section 7.2.

5 To be used in Officer’s Compliance Certificate delivered in any period in which there exist any Unrestricted Subsidiaries.

WITNESS the following signature as of the ____ day of ________, ____.

BLACKBAUD, INC.

By:
Name:
Title:

Schedule 1
to
Officer’s Compliance Certificate

[To be provided by Company]

[Schedule 2
to
Officer’s Compliance Certificate]

[To be provided by Company]

Schedule 3
to
Officer’s Compliance Certificate

[To be provided by Company]

EXHIBIT G

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees] hereunder are several and not joint.]1 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including, without limitation, any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]

3.	Borrower: Blackbaud, Inc., a Delaware corporation and certain Subsidiaries of the Borrower from time to time party thereto as subsidiary borrowers (the “Subsidiary Borrowers” and, together with the Company, each a “Borrower” and collectively the “Borrowers”)

[1]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	The Credit Agreement dated as of June 2, 2017, among the Borrowers, the lenders and other financial institutions from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender and an Issuing Lender.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.          Trade Date:          ______________]2

Effective Date: _____________ ___, 20__.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[2]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S] [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S] [NAME OF ASSIGNEE]

By:
Title:

[Consented to and]3 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:

BLACKBAUD, INC.

By
Title: ] [4]

[Consented to:

BANK OF AMERICA, N.A., as an Issuing Lender and Swingline Lender

By
Title:

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

Consented to:

[ ], as an Issuing Lender

By:
Title:] [5]

5 To be added only if the consent of each Issuing Bank and the Swingline Lender is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.         Representations and Warranties.

1.1       Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (including, in the case of any assignment of any Designated Currency Tranche Revolving Credit Commitment that the Assignee is able to fund in Agreed Currencies as and when required under the Credit Agreement), subject to receipt of such consents, if any, as may be required under Section 13.9 of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, for the avoidance of doubt, pursuant to Section 4.11(e) of the Credit Agreement), duly completed and executed by [the][such] Assignee, and (viii) it is not a Disqualified Institution or a Defaulting Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT H

FORM OF GUARANTY AGREEMENT

GUARANTY AGREEMENT

dated as of [___________]

by and among

BLACKBAUD, INC. and

certain Subsidiaries of BLACKBAUD, INC.,
as Guarantors,

in favor of

BANK OF AMERICA, N.A.,
as Administrative Agent

GUARANTY AGREEMENT, dated as of [_________], made by BLACKBAUD, INC., a Delaware corporation (the “Company”), certain Subsidiaries of the Borrower (each an “Initial Guarantor” and collectively, the “Initial Guarantors”) and those additional Subsidiaries of the Company which become parties to this Guaranty by executing a supplement hereto (a “Guaranty Supplement”) substantially in the form attached hereto as Annex I (such additional Subsidiaries, together with the Initial Guarantors and the Borrower (in its capacity as a Guarantor of Hedging Obligations between any Credit Party (other than the Borrower) and any Lender or an Affiliate of a Lender and any Bank Product Debt owing by any Credit Party (other than the Borrower)), each a “Guarantor” and collectively, the “Guarantors”), in favor of Bank of America, N.A. (“Bank of America”), as Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of itself and the holders of the Guaranteed Obligations (as defined below).

PRELIMINARY STATEMENTS

WHEREAS, pursuant to the terms of the Credit Agreement dated as of June 2, 2017 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Company, certain Subsidiaries of the Company from time to time party thereto as subsidiary borrowers (the “Subsidiary Borrowers” and, together with the Company, each a “Borrower” and, collectively, the “Borrowers”), the financial institutions (the “Lenders”) from time to time party thereto and the Administrative Agent, the Lenders have agreed to make Extensions of Credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower and the Guarantors, though separate legal entities, comprise one integrated financial enterprise, and all Extensions of Credit to the Borrower will inure, directly or indirectly, to the benefit of each of the Guarantors; and

WHEREAS, pursuant to Section 5.1(a) and Section 8.11 of the Credit Agreement, the Guarantors shall have executed and delivered this Guaranty to the Administrative Agent, for the ratable benefit of itself and the Secured Parties;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Borrower thereunder, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of itself and the Secured Parties, as follows:

Article I

DEFINED TERMS

SECTION 1.1          Definitions. The following terms when used in this Guaranty shall have the meanings assigned to them below:

“Additional Guarantor” means each Subsidiary of the Borrower which hereafter becomes a Guarantor pursuant to Section 4.16 hereof and Section 8.11 of the Credit Agreement.

“Allocable Amount” has the meaning set forth in Section 2.3.

“Applicable Insolvency Laws” means all Applicable Laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other “avoidance” provisions of Title 11 of the United States Code, as amended or supplemented, and under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law or proceeding thereunder).

“Guaranteed Obligations” has the meaning set forth in Section 2.1.

“Guarantor Payment” has the meaning set forth in Section 2.3.

“Guaranty” means this Guaranty Agreement, as amended, restated, supplemented or otherwise modified.

“Original Currency” has the meaning set forth in Section 2.11.

“Secured Party” has the meaning set forth in Section 2.1.

“Specified Currency” has the meaning set forth in Section 4.18.

SECTION 1.2          Other Definitional Provisions.

Capitalized terms used and not otherwise defined in this Guaranty including the preambles and recitals hereof shall have the meanings ascribed to them in the Credit Agreement. In the event of a conflict between capitalized terms defined herein and in the Credit Agreement, the Credit Agreement shall control. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section references are to this Guaranty unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Article II

GUARANTY

SECTION 2.1           Guaranty.

Each Guarantor hereby, jointly and severally with the other Guarantors, unconditionally and irrevocably guarantees as primary obligor and not as surety to the Administrative Agent for the ratable benefit of itself and the holders of the Guaranteed Obligations (each a “Secured Party” and collectively, the “Secured Parties”), and their respective permitted successors, endorsees, transferees and assigns, the prompt payment and performance of all Obligations (including, without limitation, all Bank Product Debt of any Credit Party or its Subsidiaries), whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter becomes barred by the statute of limitations, whether enforceable or unenforceable as against the Borrower or any Subsidiary thereof, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether created directly with the Administrative Agent or any Secured Party or acquired by the Administrative Agent or any Secured Party through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all such Obligations, including all of the foregoing being hereafter collectively referred to as the “Guaranteed Obligations”); provided, that “Guaranteed Obligations” of a Guarantor shall exclude any Excluded Hedging Obligations of such Guarantor.

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SECTION 2.2          Bankruptcy Limitations on each Guarantor.

Notwithstanding anything to the contrary contained in Section 2.1, it is the intention of each Guarantor, the Administrative Agent and the Secured Parties that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Guarantor or its assets, the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable Insolvency Laws after giving effect to Section 2.3. To that end, but only in the event and to the extent that after giving effect to Section 2.3, such Guarantor’s obligations with respect to the Guaranteed Obligations or any payment made pursuant to such Guaranteed Obligations would, but for the operation of the first sentence of this Section 2.2, be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 2.3, the amount of each Guarantor’s obligations with respect to the Guaranteed Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Guarantor’s obligations with respect to the Guaranteed Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this Section 2.2 and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the first sentence of this Section 2.2 shall in all events remain in full force and effect and be fully enforceable against each Guarantor. The first sentence of this Section 2.2 is intended solely to preserve the rights of the Administrative Agent hereunder against each Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such Guarantor, any Borrower, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

SECTION 2.3          Agreements for Contribution.  To the extent any Guarantor is required, by reason of its obligations hereunder, to make a payment (a “Guarantor Payment”) in an amount which, taking into account all other previous or concurrent payments made by any other Guarantor pursuant to this Guaranty, would be greater than the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s Allocable Amount (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then such Guarantor shall have an enforceable right of contribution against the Borrower and the remaining Guarantors, and the Borrower and the remaining Guarantors shall be liable for repayment of the full amount of such excess payment, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. Subject only to the subordination provided in Section 2.3(d), such Guarantor further shall be subrogated to any and all rights of the Secured Parties against the Borrower and the remaining Guarantors to the extent of such excess payment. As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(b)       To the extent that any Guarantor would, but for the operation of this Section 2.3 and by reason of its obligations hereunder or its obligations to other Guarantors under this Section 2.3, be rendered insolvent for any purpose under Applicable Insolvency Laws, each of the Guarantors hereby agrees to indemnify such Guarantor and commits to make a contribution to such Guarantor’s capital in an amount at least equal to the amount necessary to prevent such Guarantor from having been rendered insolvent by reason of the incurrence of any such obligations.

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(c)       To the extent that any Guarantor would, but for the operation of this Section 2.3, be rendered insolvent under any Applicable Insolvency Law by reason of its incurring of obligations to any other Guarantor under the foregoing Sections 2.3(a) and (b), such Guarantor shall, in turn, have rights of contribution and indemnity, to the full extent provided in the foregoing Sections 2.3(a) and (b), against the Borrower and the remaining Guarantors, such that all obligations of all of the Guarantors hereunder and under this Section 2.3 shall be allocated in a manner such that no Guarantor shall be rendered insolvent for any purpose under Applicable Insolvency Law by reason of its incurrence of such obligations.

(d)       Notwithstanding any payment or payments by any of the Guarantors hereunder, or any set-off or application of funds of any of the Guarantors by the Administrative Agent or any Secured Party, or the receipt of any amounts by the Administrative Agent or any Secured Party with respect to any of the Guaranteed Obligations, none of the Guarantors shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Secured Party against the Borrower or the other Guarantors or against any collateral security held by the Administrative Agent or any Secured Party for the payment of the Guaranteed Obligations nor shall any of the Guarantors seek any reimbursement from the Borrower or any of the other Guarantors in respect of payments made by such Guarantor in connection with the Guaranteed Obligations, until all amounts owing to the Administrative Agent and the Secured Parties on account of the Guaranteed Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) are paid in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.

(e)       This Section 2.3 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 2.3 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(f)       The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

SECTION 2.4          Nature of Guaranty. Each Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be exclusive and independent of any security for or other guaranty of the Guaranteed Obligations whether executed by any such Guarantor, any other guarantor or by any other party and shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(i)       the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Credit Agreement or any other Loan Document or any other agreement, document or instrument to which the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates is or may become a party;

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(ii)       the absence of any action to enforce this Guaranty, the Credit Agreement or any other Loan Document or the waiver or consent by the Administrative Agent or any Secured Party with respect to any of the provisions of this Guaranty, the Credit Agreement or any other Loan Document;

(iii)       the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any Secured Party in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty);

(iv)       any structural change in, restructuring of or similar change of the Borrower, any Guarantor or any of their respective Subsidiaries;

(v)       any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the defense of payment or performance); or

(vi)       any direction as to application of payment by the Borrower or by any other party;

it being agreed by each Guarantor that, subject to the first sentence of Section 2.2, its obligations under this Guaranty shall not be discharged until the final indefeasible payment (or, in the case of Letters of Credit, Cash Collateralized in accordance with the terms of the Credit Agreement) and performance, in full, of the Guaranteed Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) and the Commitments are terminated; provided that a Guarantor may be released from the Guaranteed Obligations pursuant to Section 4.15 of this Guaranty.

(b)       Each Guarantor represents, warrants and agrees that its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Administrative Agent, the Secured Parties or the Borrower whether now existing or which may arise in the future.

(c)       Each Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty, and all dealings between the Borrower and any Guarantor, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

SECTION 2.5          Waivers.

To the extent permitted by law, each Guarantor expressly waives all of the following rights and defenses (other than the defense of payment or performance) and agrees not to take advantage of or assert any such right or defense:

(a)       any rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Administrative Agent or any Secured Party to proceed in respect of the Obligations against the Borrower or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Guarantor;

(b)       any defense based upon the failure of the Administrative Agent or any Secured Party to commence an action in respect of the Guaranteed Obligations against the Borrower, any Guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;

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(c)       any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its obligations under, or the enforcement by the Administrative Agent or the Secured Parties of this Guaranty;

(d)       any right of diligence, presentment, demand, protest and notice (except as specifically required herein) of whatever kind or nature with respect to any of the Guaranteed Obligations and waives, to the extent permitted by Applicable Laws, the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty; and

(e)       any and all right to notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Party upon, or acceptance of, this Guaranty.

Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any Secured Party which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such Secured Party, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Credit Agreement and the other Loan Documents and, but for this Guaranty and such waivers, the Administrative Agent and Secured Parties would decline to enter into the Credit Agreement and the other Loan Documents.

SECTION 2.6          Modification of Loan Documents, etc.

Neither the Administrative Agent nor any Secured Party shall incur any liability to any Guarantor as a result of any of the following, and none of the following shall impair or release this Guaranty or any of the obligations of any Guarantor under this Guaranty:

(a)       any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Guaranteed Obligations;

(b)       any action under or in respect of the Credit Agreement or the other Loan Documents in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refrain from exercising any such remedies, powers or privileges;

(c)       any amendment or modification, in any manner whatsoever, of the Credit Agreement or any other Loan Document;

(d)       any extension or waiver of the time for performance by the Borrower, any Guarantor or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Credit Agreement or any other Loan Document, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e)       any taking and holding of security or collateral for the payment of the Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the Secured Parties have been granted a Lien, to secure any Indebtedness of the Borrower, any Guarantor or any other Person to the Administrative Agent or the Secured Parties;

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(f)       any release of anyone who may be liable in any manner for the payment of any amounts owed by the Borrower, any Guarantor or any other Person to the Administrative Agent or any Secured Party;

(g)       any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the Borrower, any Guarantor or any other Person are subordinated to the claims of the Administrative Agent or any Secured Party; or

(h)       any application of any sums by whomever paid or however realized to any Obligations owing by the Borrower, any Guarantor or any other Person to the Administrative Agent or any Secured Party in such manner as the Administrative Agent or any Secured Party shall determine in its reasonable discretion.

SECTION 2.7          Demand by the Administrative Agent.

In addition to the terms set forth in this Article II and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations under the Credit Agreement are declared to be immediately due and payable, then the Guarantors shall, upon demand in writing therefor by the Administrative Agent to the Guarantors, pay all or such portion of the outstanding Guaranteed Obligations due hereunder then declared due and payable. Notwithstanding the foregoing, each Guarantor agrees that, in the event of the dissolution or insolvency of the Borrower or any Guarantor, or the inability or failure of the Borrower or any Guarantor to pay debts as they become due, or an assignment by the Borrower or any Guarantor for the benefit of creditors, or the commencement of any case or proceeding in respect of the Borrower or any Guarantor under bankruptcy, insolvency or similar laws, and if such event shall occur at a time when an Event of Default exists and any of the Guaranteed Obligations may not then be due and payable, each Guarantor will pay to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, forthwith the full amount which would be payable hereunder by each Guarantor if all such Guaranteed Obligations were then due and payable.

SECTION 2.8          Remedies.

Upon the occurrence and during the continuance of any Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, enforce against the Guarantors their respective obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under the Credit Agreement or the other Loan Documents or otherwise.

SECTION 2.9          Benefits of Guaranty.

The provisions of this Guaranty are for the benefit of the Administrative Agent and the Secured Parties and their respective permitted successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower, the Administrative Agent and the Secured Parties, the obligations of the Borrower under the Credit Agreement and the other Loan Documents. In the event all or any part of the Obligations are transferred, endorsed or assigned by the Administrative Agent or any Lender to any Person or Persons as permitted under the Credit Agreement, any reference to an “Administrative Agent” or “Lender” herein shall be deemed to refer equally to such Person or Persons.

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SECTION 2.10          Termination; Reinstatement.  Subject to subsection (c) below, this Guaranty shall remain in full force and effect until all the Guaranteed Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) are paid in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and the Commitments are terminated.

(b)       No payment made by any Borrower, any Guarantor, or any other Person received or collected by the Administrative Agent or any Secured Party from any Borrower, any Guarantor, or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the obligations of the Guarantors or any payment received or collected from such Guarantor in respect of the obligations of the Guarantors), remain liable for the obligations of the Guarantors up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) are paid in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and the Commitments are terminated.

(c)       Each Guarantor agrees that, if any payment made by the Borrower or any other Person applied to the Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid by the Administrative Agent or any Secured Party to the Borrower, its estate, trustee, receiver or any other Person, including, without limitation, any Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, each Guarantor’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered, this Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment.

SECTION 2.11          Payments.

Payments by the Guarantors shall be made to the Administrative Agent, to be credited and applied to the Guaranteed Obligations in accordance with Sections 4.4 and 11.4 of the Credit Agreement, in Same Day Funds to an account designated by the Administrative Agent at the Administrative Agent’s Office (or, with respect to the Designated Currency Tranche, in the applicable Lending Office) or at any other address that may be specified in writing from time to time by the Administrative Agent. Notwithstanding the foregoing provisions of this Section, if, with respect to any Loan in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which such Loan was made (the “Original Currency”) no longer exists or the applicable Guarantor is not able to make payment to the Administrative Agent for the account of the Secured Parties in such Original Currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of payment and as such amount shall be determined pursuant to the Credit Agreement) of such payment due, it being the intention of the parties hereto that the Guarantors take all risks of the imposition of any such currency control or exchange regulations.

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SECTION 2.12          Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under this Agreement and the other Loan Documents in respect of Hedging Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.12 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.12 shall remain in full force and effect until all the Guaranteed Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) are paid in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and the Commitments are terminated. Each Qualified ECP Guarantor intends that this Section 2.12 constitute, and this Section 2.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

Article III

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to make any Extensions of Credit each Guarantor hereby represents and warrants that:

SECTION 3.1          Existence.

Such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.2          Authorization of Agreement; Enforceability.

Such Guarantor has the right, power and authority and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Guaranty in accordance with its terms. This Guaranty has been duly executed and delivered by the duly authorized officers of such Guarantor and this Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 3.3          No Conflict; Consents.

The execution, delivery and performance by such Guarantor of this Guaranty in accordance with its terms and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any material Governmental Approval except any approval previously or concurrently received or violate any material Applicable Law, in each case relating to such Guarantor; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of such Guarantor; (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument in an aggregate principal amount of at least $40,000,000 or under which amounts payable or receivable are at least $40,000,000 to which such Person is a party or by which any of its properties may be bound; (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Guarantor or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty, other than (A) consents, authorizations, filings or other acts or consents obtained or for which the failure to obtain or make would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (B) consents or filings, if any, under the UCC.

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SECTION 3.4          Litigation.

Except for matters that would not reasonably be expected, individually, or in the aggregate, to have a Material Adverse Effect, there are no actions, suits or proceedings pending nor, to the knowledge of such Guarantor, threatened in writing against or in any way relating adversely to or affecting such Guarantor or any its respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority.

SECTION 3.5          Title to Assets.

Such Guarantor has such title to the real property owned or leased by it as is necessary to the conduct of its business and valid and legal title to all of its personal property and assets.

SECTION 3.6          Liens.

None of the properties and assets of such Guarantor is subject to any Lien, except Permitted Liens.

SECTION 3.7          [Intentionally omitted].

SECTION 3.8          Compliance with the Credit Agreement.

Until the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) are paid in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and the Commitments are terminated, such Guarantor shall comply with the provisions of Articles VII, VIII, IX and X of the Credit Agreement as if a party thereto.

Article IV

MISCELLANEOUS

SECTION 4.1          Amendments, Waivers and Consents.

None of the terms, covenants, agreements or conditions of this Guaranty may be amended, supplemented or otherwise modified, nor may they be waived, nor may any consent be given, except in accordance with Section 13.2 of the Credit Agreement.

SECTION 4.2          Notices.

All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 13.1 of the Credit Agreement; provided that notices and communications to the Guarantors shall be directed to the Guarantors at the address of the Borrower set forth on Schedule 1.1(a) of the Credit Agreement.

SECTION 4.3          Enforcement Expenses, Indemnification, Taxes. The Guarantors shall, jointly and severally, pay all reasonable, out-of-pocket expenses (including, without limitation, attorney’s fees and expenses incurred by the Administrative Agent and each Lender) to the extent the Borrower would be required to do so pursuant to Section 13.4 of the Credit Agreement. All such costs and expenses shall be additional Guaranteed Obligations.

(b)       The Guarantors shall, jointly and severally, pay and indemnify each indemnified party (which for purposes of this Guaranty shall include, without limitation, all Secured Parties) against Indemnified Taxes and Other Taxes to the extent the Borrower would be required to do so pursuant to Section 4.11 of the Credit Agreement.

(c)       The Guarantors shall, jointly and severally, pay and indemnify each indemnified party to the extent the Borrower would be required to do so pursuant to Section 13.4 of the Credit Agreement.

(d)       All amounts due under this Section shall be payable promptly after demand therefor. The agreements in this Section 4.3 shall survive termination of the Commitments and repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

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SECTION 4.4          Governing Law; Submission to Jurisdiction; Venue.

The terms of Section 13.6 of the Credit Agreement with respect to governing law, submission to jurisdiction and venue are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.  Waiver of Jury Trial.  (a)       Jury Trial. The terms of Section 13.7 of the Credit Agreement with respect to waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(a)       Preservation of Certain Remedies. The parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during any dispute, claim or controversy arising out of, connected with or relating to this Guaranty or any Loan Document. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property and (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding.

SECTION 4.6          Injunctive Relief, Punitive Damages.

(a)       Each Guarantor recognizes that, in the event such Guarantor fails to perform, observe or discharge any of its obligations or liabilities under this Guaranty, any remedy of law may prove to be inadequate relief to the Administrative Agent and the Secured Parties. Therefore, each Guarantor agrees that the Administrative Agent and the Secured Parties, at the Required Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b)       The Administrative Agent and each Guarantor hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to this Guaranty, the Credit Agreement, the Notes or the other Loan Documents and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any dispute, claim or controversy arising out of, connected with or relating to this Guaranty or any Loan Document.

SECTION 4.7          No Waiver by Course of Conduct, Cumulative Remedies.

Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 4.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No delay or failure to take action on the part of the Administrative Agent or any Secured Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between any Guarantor, the Administrative Agent and any Secured Parties or their respective agents or employees shall be effective to change, modify or discharge any provision of this Guaranty or to constitute a waiver of any Event of Default. The enumeration of the rights and remedies of the Administrative Agent and the Secured Parties set forth in this Guaranty is not intended to be exhaustive and the exercise by the Administrative Agent and the Secured Parties of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.

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SECTION 4.8          Successors and Assigns.

This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of each Guarantor (and shall bind all Persons who become bound as a Guarantor under this Guaranty), the Administrative Agent and the Secured Parties and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent and the Secured Parties (given in accordance with Section 4.1).

SECTION 4.9          Severability.

Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 4.10          Titles and Captions.

Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Guaranty are for convenience only, and neither limit nor amplify the provisions of this Guaranty.

SECTION 4.11          Counterparts.

This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Guaranty by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Guaranty.

SECTION 4.12          Set-Off.

Upon the occurrence and during the continuance of any Event of Default, subject to Section 13.5 of the Credit Agreement, each Guarantor hereby irrevocably authorizes the Administrative Agent and each Secured Party at any time and from time to time pursuant to Section 13.5 of the Credit Agreement to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in Blackbaud Payment Services Accounts, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Administrative Agent or such Secured Party may elect, against and on account of the obligations and liabilities of such Guarantor to the Administrative Agent or such Secured Party hereunder and claims of every nature and description of the Administrative Agent or such Secured Party against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Secured Party may elect, whether or not the Administrative Agent or any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the Administrative Agent or such Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Secured Party under this Section 4.12 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Secured Party may have.

SECTION 4.13          Integration.

This Guaranty, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. This Guaranty was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

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SECTION 4.14          Acknowledgements.

Each Guarantor hereby acknowledges that:

(a)       it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Loan Documents to which it is a party;

(b)       neither the Administrative Agent nor any Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guaranty or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)       no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

SECTION 4.15          Releases.

At such time as (a) the Guaranteed Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) are paid in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and the Commitments are terminated, this Guaranty and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, or (b) a Guarantor ceases to be a Material Subsidiary of the Borrower in connection with a transaction permitted under the terms and conditions of the Credit Agreement, such Guarantor shall be released from the Guaranteed Obligations (other than obligations expressly stated to survive the termination of this Guaranty).

SECTION 4.16          Additional Guarantors.

Each Material Subsidiary of the Borrower that is required to become a party to this Guaranty pursuant to Section 8.11 of the Credit Agreement shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Subsidiary of a Guaranty Supplement.

SECTION 4.17          Powers Coupled with an Interest.

All authorizations and agencies herein contained are irrevocable and powers coupled with an interest.

SECTION 4.18          Judgment Currency.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with such other currency at the Administrative Agent’s main office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Guarantor in respect of any sum due to such Secured Party or Administrative Agent (as the case may be) hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency such Secured Party or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the Specified Currency with such other currency. If the amount of the Specified Currency so purchased is less than the sum originally due to such Secured Party or the Administrative Agent, as the case may be, in the Specified Currency, each Guarantor agrees, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party or the Administrative Agent, as the case may be, against such loss, and if the amount of the Specified Currency so purchased exceeds the sum originally due to such Secured Party or the Administrative Agent, as the case may be, in the Specified Currency, the applicable Secured Party or the Administrative Agent, as the case may be, agrees to remit such excess to such Guarantor.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Guaranty by its duly authorized officer, all as of the day and year first above written.

BLACKBAUD, INC., as Guarantor

By:

Name:

Title:

[_____________], as Guarantor

By:

Name:

Title:

[Signature Pages Continue]

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title:

ANNEX I TO GUARANTY

Reference is hereby made to the Guaranty Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of [____________], made by each of the Material Domestic Subsidiaries of Blackbaud, Inc. (the “Borrower”) listed on the signature pages thereto (each an “Initial Guarantor”, and together with any additional Material Domestic Subsidiaries which become parties to the Guaranty by executing Guaranty supplements thereto substantially similar in form and substance hereto, the “Guarantors”), in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, under the Credit Agreement. Each capitalized term used herein and not defined herein shall have the meaning given to it in the Guaranty.

By its execution below, the undersigned, [NAME OF NEW GUARANTOR], a [________________] [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Article III of the Guaranty are true and correct in all material respects (without duplication with respect to any materiality qualifications set forth in any individual representation and warranty) as of the date hereof (except to the extent such representation and warrant relates to an earlier date).

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this __________ day of _________, ____.

[NAME OF NEW GUARANTOR]

By:

Title:

EXHIBIT I

[FORM OF] PLEDGE AGREEMENT

See Attached.

EXECUTION VERSION

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of June 2, 2017 (as amended, restated, supplemented or otherwise modified from time to time, this “Pledge Agreement”), is made by BLACKBAUD, INC., a Delaware corporation (the “Company”) and those additional Subsidiaries of the Company which become parties to this Pledge Agreement by executing a supplement hereto (a “Pledge Agreement Supplement”) in substantially the form attached hereto as Annex I (such additional Subsidiaries, together with the Company, as pledgors, the “Pledgors” and, each individually, a “Pledgor”), in favor of BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of itself and the holders of the Obligations.

PRELIMINARY STATEMENTS

WHEREAS, pursuant to the terms of the Credit Agreement, dated as of June 2, 2017 (as amended, restated, supplemented or otherwise modified from time to time, this “Credit Agreement”), by and among the Company, the other borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the financial institutions (the “Lenders”) from time to time party thereto and the Administrative Agent, the Lenders have agreed to make Extensions of Credit to the Borrowers upon the terms and subject to the conditions set forth therein; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Extensions of Credit to the Borrowers under the Credit Agreement that the Pledgors shall have executed and delivered this Pledge Agreement to the Administrative Agent, for the ratable benefit of itself and holders of the Obligations;

NOW, THEREFORE, in consideration of the foregoing premises and to induce the Administrative Agent and the Secured Parties to enter into and make available Extensions of Credit pursuant to the Credit Agreement, the Pledgors hereby agree with the Administrative Agent, for the ratable benefit of itself and the holders of the Obligations, as follows:

SECTION 1.     Defined Terms.

(a)            The following terms shall have the following meanings:

“Code” means the Uniform Commercial Code as in effect in the State of New York (as amended or otherwise modified from time to time); provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Collateral” means the Stock Collateral and the Partnership/LLC Collateral; provided that notwithstanding the foregoing, “Collateral” shall not include any Excluded Capital Stock.

“Excluded Capital Stock” means (a) any Capital Stock in any Foreign Subsidiary that is not a First Tier Foreign Subsidiary, (b) any Capital Stock in any Foreign Subsidiary (including for the avoidance of doubt any Excluded Domestic Subsidiary) in excess of 65% of the total outstanding voting Capital Stock in such Foreign Subsidiary, (c) any Capital Stock in any Unrestricted Subsidiary, (d) pledges of, and security interests in, certain assets, which are prohibited by Applicable Law; provided, that (i) any such limitation described in this clause (d) on the security interests granted hereunder shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to the Uniform Commercial Code (assuming a customary UCC financing statement has been filed) or could not be rendered ineffective pursuant to any other Applicable Law and (ii) in the event of the termination or elimination of any such prohibition contained in any Applicable Law, a security interest in such assets shall be automatically and simultaneously granted hereunder and shall be included as Collateral and (e) any Capital Stock in any joint venture or any non-wholly-owned Subsidiaries to the extent the articles or certificate of incorporation, bylaws or other governing documents or other customary agreements with other equity holders do not permit the pledge of such Capital Stock or require the consent of a Person other than the Company or any of its Subsidiaries.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Company, any other Pledgor or their respective Domestic Subsidiaries directly owns or controls more than fifty percent (50%) of such Foreign Subsidiary’s issued and outstanding shares of Capital Stock.

“Issuers” means the corporations that have issued the shares of Pledged Stock as set forth in Schedule I hereto (as such schedule may be amended, restated, supplemented or modified from time to time).

“Obligations” means, collectively, “Obligations” as defined in the Credit Agreement and “Guaranteed Obligations” as defined in the Guaranty Agreement.

“Partnership/LLC Agreement” has the meaning set forth in Section 4(a).

“Partnership/LLC Collateral” means the Partnership/LLC Interests and all Proceeds therefrom.

“Partnership/LLC Interests” means the entire partnership or membership interest of the Pledgors in each Partnership/LLC (a) listed on Schedule I hereto (as such schedule may be amended, restated, supplemented or modified from time to time) and (b) now owned or existing or owned, acquired, or arising hereafter, in each case including, without limitation, the Pledgors’ capital accounts, their interest as partners or members in the net cash flow, net profit and net loss, and items of income, gain, loss, deduction and credit of the Partnerships/LLCs, their interests in all distributions made or to be made by the Partnerships/LLCs to the Pledgors and all of the other economic rights, titles and interests of the Pledgors as partners or members of the Partnerships/LLCs, whether set forth in the partnership agreement or membership agreement of the Partnerships/LLCs, by separate agreement or otherwise.

“Partnership/LLCs” means the partnership and limited liability companies that have issued the Partnership/LLC Interests as set forth in Schedule I hereto (as such schedule may be amended, restated, supplemented or modified from time to time).

“Pledged Stock” means the shares of capital stock of each Issuer (a) listed on Schedule I hereto (as such schedule may be amended, restated, supplemented or modified from time to time) and (b) now owned or existing or owned, acquired, or arising hereafter, together with all stock certificates, options or rights of any nature whatsoever that may be issued or granted by such Issuer to the Pledgors while this Pledge Agreement is in effect (including, without limitation, all of the other economic rights, titles and interests of any Pledgor as a shareholder or owner of such Issuer, whether set forth in the articles, bylaws or other governing document of such Issuer, by separate agreement or otherwise).

“Proceeds” means all “Proceeds” as such term is defined in Section 9-102(64) of the Code on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Stock and the Partnership/LLC Interests, collections thereon, proceeds of sale thereof or distributions with respect thereto.

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“Secured Parties” means the holders of the Obligations and “Secured Party” means any one of them.

“Security Interests” means the security interests granted pursuant to Section 2, as well as all other security interests created or assigned as additional security for the Obligations pursuant to the provisions of the Credit Agreement.

“Stock Collateral” means the Pledged Stock and all Proceeds therefrom.

(b)           Capitalized terms defined in the Credit Agreement and not otherwise defined herein shall have the meaning assigned thereto in the Credit Agreement. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Pledgor, shall refer to such Pledgor’s Collateral or the relevant part thereof. Capitalized terms defined in the Code and not otherwise defined herein shall have the meaning assigned thereto in the Code.

SECTION 2.     Pledge and Grant of Security Interest. The Pledgors hereby deliver to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Secured Parties, all certificates representing the Pledged Stock and Partnership/LLC Interests and hereby grant to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Secured Parties, a security interest in the Pledged Stock, Partnership/LLC Interests and all other Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations; provided, that any Security Interest in any Collateral constituting Pledged Stock or Partnership/LLC Interests issued by any Issuer or Partnership/LLC that is (a) an Excluded Domestic Subsidiary or (b) which is not organized under the laws of any political subdivision of the United States shall be limited to sixty-five percent (65%) of all issued and outstanding shares of all classes of voting Capital Stock of such Issuer or Partnership/LLC and one hundred percent (100%) of all issued and outstanding shares of all classes of non-voting Capital Stock of such Issuer or Partnership/LLC; provided, further that notwithstanding the foregoing, such pledge and grant of Security Interest hereunder shall not include any Excluded Capital Stock.

Without limiting the generality of the foregoing, it is hereby specifically understood and agreed that a Pledgor may from time to time hereafter pledge and deliver additional shares of capital stock and/or partnership and membership interests to the Administrative Agent as collateral security for the Obligations. Upon such pledge and delivery to the Administrative Agent, such additional shares of capital stock and/or partnership and membership interests shall be deemed to be part of the Pledged Stock and/or Partnership/LLC Interests, as applicable, of such Pledgor and shall be subject to the terms of this Pledge Agreement whether or not Schedule I has been amended to refer to such additional shares as required by Section 7(i).

SECTION 3.     Stock Powers; Register of Pledge. Concurrently with the delivery to the Administrative Agent of each certificate representing one or more shares of Pledged Stock, the Pledgors shall deliver an undated stock power covering such certificate, duly executed in blank by the applicable Pledgor.

SECTION 4.     Partnership/LLC Interests.

(a)       Notwithstanding anything to the contrary contained in any limited liability agreement, operating agreement, membership agreement, partnership agreement or similar agreement relating to any Partnership/LLC Interests (as amended, restated, supplemented or otherwise modified from time to time, a “Partnership/LLC Agreement”), each member, manager and partner shall be entitled to pledge its Partnership/LLC Interests to, and grant and collaterally assign to, the Administrative Agent, for the ratable benefit of itself and the Secured Parties, a lien and security interest in its Partnership/LLC Interests without any further consent, approval or action by any other party, including, without limitation, any other party to any Partnership/LLC Agreement or otherwise.

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(b)       Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or its designee shall have the right (but not the obligation) to be substituted for the applicable Pledgor as a member, manager or partner under the applicable Partnership/LLC Agreement and the Administrative Agent or its designee shall have all rights, powers and benefits as a member, manager or partner, as applicable, under such Partnership/LLC Agreement. For avoidance of doubt, such rights, powers and benefits of a substituted member shall include all voting and other rights and not merely the rights of an economic interest holder. So long as this Pledge Agreement remains in effect, no further consent, approval or action by any other party including, without limitation, any other party to the Partnership/LLC Agreement or otherwise shall be necessary to permit the Administrative Agent or its designee to be substituted as a member, manager or partner pursuant to this paragraph. The rights, powers and benefits granted pursuant to this paragraph shall inure to the benefit of the Administrative Agent and the Secured Parties and their respective successors, assigns and designated agents, as intended third party beneficiaries.

SECTION 5.     Pledgors Remain Liable. Anything herein to the contrary notwithstanding: (a) each Pledgor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder (including, without limitation, all of its obligations as a partner or member of any Partnership/LLC, if applicable) to the same extent as if this Pledge Agreement had not been executed, (b) the exercise by the Administrative Agent or any Secured Party of any of their respective rights hereunder shall not release any Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral (including, without limitation, all of its obligations as a partner or member of any Partnership/LLC, if applicable), (c) neither the Administrative Agent nor any Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Pledge Agreement (including, without limitation, any obligations or liabilities as a partner or member of any Partnership/LLC), nor shall the Administrative Agent or any Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, and (d) neither the Administrative Agent nor any Secured Party shall have any liability in contract or tort for any Pledgor’s acts or omissions.

SECTION 6.     Representations and Warranties. To induce the Administrative Agent and the Secured Parties to execute the Credit Agreement and make any Extensions of Credit and to accept the security contemplated hereby, each Pledgor hereby represents and warrants that:

(a)       Such Pledgor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable; (ii) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and (iii) is duly qualified and is authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

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(b)       The execution, delivery and performance by such Pledgor of this Pledge Agreement (i) have all been duly authorized by all necessary action; (ii) are within the power and authority of such Pledgor; (iii) do not and will not require any material Governmental Approval except any approval previously or concurrently received or violate any material Applicable Law, in each case relating to such Pledgor or any of its Subsidiaries; (iv) do not and will not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organization documents of such Pledgor; (v) do not and will not conflict with, result in breach of or constitute a default under any indenture, agreement or other instrument in an aggregate principal amount of at least $40,000,000 or under which amounts payable or receivable are at least $40,000,000 to which such Pledgor or any of its Subsidiaries is a party or by which any of its properties may be bound; (vi) do not and will not result in the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Pledgor other than Liens arising under the Loan Documents or (vi) do not and will not require any consent or authorization of, filing with, or other act in respect of, any arbitrator or Governmental Authority, and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Pledge Agreement, other than (A) consents, authorizations, filings or other acts or consents obtained or for which the failure to obtain or make would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (B) consents, authorizations, filings or other actions taken on or before the date hereof and (C) consents or filings, if any, under the UCC.

(c)       This Pledge Agreement (i) has been duly executed and delivered by the duly authorized officers of each of the Pledgors party hereto and (ii) is a legal, valid and binding obligation of such Pledgor, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d)       All necessary and material permits, registrations and consents relating to such Pledgor for such making and performance of this Pledge Agreement by the Pledgors have been obtained (including, without limitation, the consent of any stockholder or creditor of any Pledgor or any Issuer or any general or limited partner or member of any Partnership/LLC).

(e)       [Intentionally omitted]

(f)       Each financing statement or financing statement amendment naming such Pledgor as a debtor and attached hereto as Addendum A is in appropriate form for filing in the appropriate filing offices of the states specified on Schedule II and, upon the filing of appropriate financing statements or financing statement amendments in such filing offices, the Security Interests will constitute a valid, perfected first Lien (subject to Permitted Liens arising by operation of law) to the extent such Security Interests can be perfected by the filing of financing statements.

(g)       As of the Closing Date and upon each date a Pledgor becomes a party to this Pledge Agreement pursuant to a Pledge Agreement Supplement (after giving effect to supplements to each of the Schedules hereto with respect to such subsequent Pledgor as attached to such Pledge Agreement Supplement), (A) the shares of Pledged Stock listed on Schedule I constitute (i) all of the issued and outstanding shares of all classes of the Capital Stock (other than Excluded Capital Stock) of each Issuer that is a Domestic Subsidiary (other than an Excluded Domestic Subsidiary), (ii) sixty-five percent (65%) of all issued and outstanding shares of all classes of voting Capital Stock (other than Excluded Capital Stock) of each Issuer that is a First Tier Foreign Subsidiary or an Excluded Domestic Subsidiary and (iii) one hundred percent (100%) of all issued and outstanding shares of all classes of non-voting Capital Stock (other than Excluded Capital Stock) of each Issuer that is a First Tier Foreign Subsidiary, in each case, that constitutes Collateral; and (B) there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Issuers, except as described on Schedule I.

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(h)       As of the Closing Date and upon each date a Pledgor becomes a party to this Pledge Agreement pursuant to a Pledge Agreement Supplement (after giving effect to supplements to each of the Schedules hereto with respect to such subsequent Pledgor as attached to such Pledge Agreement Supplement), (A) the Partnership/LLC Interests listed on Schedule I constitute (i) all of the outstanding ownership interests (other than Excluded Capital Stock) in which each Pledgor has any right, title or interest in each Partnership/LLC which is a Domestic Subsidiary (other than an Excluded Domestic Subsidiary), (ii) sixty-five percent (65%) of the outstanding voting ownership interests (other than Excluded Capital Stock) in which each Pledgor has any right, title and interest in each Partnership/LLC which is a First Tier Foreign Subsidiary or Excluded Domestic Subsidiary and (iii) one hundred percent (100%) of all issued and outstanding shares of all classes of non-voting ownership interests (other than Excluded Capital Stock) of each Partnership/LLC that is a First Tier Foreign Subsidiary or Excluded Domestic Subsidiary; and (B) there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Partnerships/LLCs, except as described on Schedule I.

(i)       The Pledged Stock has been duly authorized and validly issued and is fully paid and nonassessable (to the extent such concept is applicable) and all of the Partnership/LLC Interests have been duly authorized and validly issued.

(j)       As of the Closing Date and upon each date a Pledgor becomes a party to this Pledge Agreement pursuant to a Pledge Agreement Supplement (after giving effect to supplements to each of the Schedules hereto with respect to such subsequent Pledgor as attached to such Pledge Agreement Supplement), such Pledgor is the record and beneficial owner of, and has good and marketable title to, the Pledged Stock and Partnership/LLC Interests listed on Schedule I free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created by this Pledge Agreement and Permitted Liens.

(k)       As of the Closing Date and upon each date a Pledgor becomes a party to this Pledge Agreement pursuant to a Pledge Agreement Supplement (after giving effect to supplements to each of the Schedules hereto with respect to such subsequent Pledgor as attached to such Pledge Agreement Supplement), (i) such Pledgor is organized under the laws of the jurisdiction identified on Schedule II; (ii) the taxpayer identification number and Registered Organization number of such Pledgor is set forth on Schedule II; (iii) the chief place of business or chief executive office of such Pledgor is set forth on Schedule II; and (iv) such Pledgor does no material business nor has done any material business during the past five years under any trade name or fictitious business name except as disclosed on Schedule II.

(l)       Upon delivery to the Administrative Agent of the (i) stock certificates evidencing the Pledged Stock and (ii) the Certificated Securities representing Partnership/LLC Interests that are Securities governed by Article 8 of the Code, the Lien granted pursuant to this Pledge Agreement will constitute a valid, perfected first priority Lien on the Collateral (subject to Permitted Liens arising by operation of law).

(m)       None of the Partnership/LLC Interests (i) are traded on a Securities exchange or in Securities markets, (ii) are Securities governed by Article 8 of the Code (except to the extent the applicable Pledgor has complied with Section 7(c) hereto and delivered, or has made arrangements for the delivery of, the certificate representing such Partnership/LLC Interests), whether by their terms expressly or pursuant to a Partnership/LLC Agreement that provides that such Partnership/LLC Interests are Securities, (iii) are Investment Company Securities (as defined in the Code) or (iv) are held or maintained in the form of a Securities Entitlement or credited to any Securities Account.

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(n)       Upon the written request of the Administrative Agent, the Pledgors shall deliver or make available to the Administrative Agent true and complete copies of the partnership agreements and operating agreements, as applicable, for each of the Partnerships/LLCs, which partnership agreements and operating agreements shall be in full force and effect.

SECTION 7.     Certain Covenants. The Pledgors covenant and agree with the Administrative Agent, for the ratable benefit of the Administrative Agent and the Secured Parties, that, from and after the date of this Pledge Agreement until the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) are paid in full (or, in the case of Letters of Credit, Cash Collateralized or other arrangements made in accordance with the terms of the Credit Agreement) and the Commitments are terminated:

(a)       Each Pledgor shall promptly notify the Administrative Agent, in writing, upon obtaining knowledge of (i) any Lien (other than the Lien created by this Pledge Agreement or Permitted Liens) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder or (b) the acquisition or ownership by such Pledgor of any Collateral after the date hereof. At the request of the Administrative Agent or the Required Lenders, each Pledgor shall promptly (and in any event within ten (10) Business Days after such request or such later date as agreed to by the Administrative Agent) deliver to the Administrative Agent updated Schedules to this Pledge Agreement.

(b)       The Pledgors agree that as partners or members in the Partnerships/LLCs they will abide by, perform and discharge each and every material obligation, material covenant and material agreement to be abided by, performed or discharged by the Pledgors under the terms of the partnership agreements and operating agreements, as applicable, of the Partnerships/LLCs to the extent such failure would reasonably be expected to result in a Material Adverse Effect, at no cost or expense to the Administrative Agent and the Secured Parties.

(c)       If any Pledgor shall, as a result of its ownership of the Collateral, become entitled to receive or shall receive any Certificated Securities (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any of the Collateral, or otherwise in respect thereof, such Pledgor shall, to the extent constituting Collateral, accept the same as the agent of the Administrative Agent, hold the same in trust for the Administrative Agent and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Pledgor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Pledgor, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations; provided, that at no time shall the Pledged Stock or Partnership/LLC Interests of any Issuer or Partnership/LLC that is a First Tier Foreign Subsidiary or an Excluded Domestic Subsidiary exceed sixty-five percent (65%) of the voting Pledged Stock or voting Partnership/LLC Interests of such Subsidiary and one hundred percent (100%) of the non-voting Pledged Stock or non-voting Partnership/LLC Interests of such Subsidiary.

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(d)            Without the prior written consent of the Administrative Agent, no Pledgor will (i) vote to enable, or take any other action to permit, any Issuer or Partnership/LLC to issue any stock, partnership interests, limited liability company interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock, partnership interests, limited liability company interests or other equity securities of any nature of such Issuer or Partnership/LLC except for additional Pledged Stock or Partnership/LLC Interests that will be subject to the Security Interest granted herein, (ii) consent to any modification, extension or alteration of the terms of any partnership agreement or operating agreement of the Partnerships/LLCs that is materially adverse to the interests of the Administrative Agent under the Loan Documents, (iii) except as expressly provided to the contrary herein or in the Credit Agreement, (A) accept a surrender of any partnership agreement or operating agreement of any of the Partnerships/LLCs or (B) to the extent such action is materially adverse to the interests of the Administrative Agent under the Loan Documents, waive any breach of or default under any partnership agreement or operating agreement of any of the Partnerships/LLCs by any other party thereto, (iv) except as expressly permitted pursuant to the terms of the Credit Agreement, sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, or (v) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except the Lien created by this Pledge Agreement or Permitted Liens. The Pledgors will defend the right, title and interest of the Administrative Agent in and to the Collateral against the claims and demands of all Persons whomsoever other than with respect to Permitted Liens.

(e)            Each Pledgor shall maintain the Security Interest created by this Pledge Agreement as a perfected first priority Security Interest (to the extent required to do so hereunder) (subject to Permitted Liens) and shall defend such Security Interest against the claims and demands of all Persons whomsoever (in each case, other than with respect to Permitted Liens arising under operation of law).

(f)            No Pledgor will, except upon prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional financing statements (executed if necessary for any particular filing jurisdiction) and other instruments and documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the Security Interests and, if applicable, a written supplement to the Schedules to this Pledge Agreement:

(i)       change its jurisdiction of organization or the location of its chief executive office from that identified on Schedule II;

(ii)       change its name, identity or corporate or organizational structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Pledge Agreement would become misleading; or

(iii)       permit any Collateral (other than Certificated Securities delivered to the Administrative Agent pursuant to Section 2) to be held by any Securities Intermediary, held or maintained in the form of a Securities Entitlement or credited to any Securities Account.

(g)            Pursuant to Section 9-509 of the Code and any other Applicable Law, each Pledgor authorizes the Administrative Agent to file or record financing statements, financing statement amendments and other filing or recording documents or instruments with respect to the Collateral without the signature of such Pledgor in such form and in such offices as the Administrative Agent determines appropriate to perfect the Security Interests of the Administrative Agent under this Pledge Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Administrative Agent may reasonably determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest.

(h)            At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of the Pledgors, the Pledgors will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be promptly delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Pledge Agreement.

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(i)       Each Pledgor shall, promptly (but in any event within thirty (30) days or such later date as agreed to by the Administrative Agent) after the acquisition of additional shares of capital stock of any Issuers or partnership and membership interests of any partnership or limited liability company since the Closing Date or since Schedule I was last updated, amend and supplement Schedule I to refer to such additional shares.

SECTION 8.     Cash Dividends and Distributions; Voting Rights. Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the Pledgors of the Administrative Agent’s intent to exercise its rights pursuant to Section 9 of this Pledge Agreement, the Pledgors shall be permitted to receive all cash dividends and shareholder, partnership and membership distributions paid in accordance with the terms of the Credit Agreement in respect of the Collateral and to exercise all voting and corporate, partnership or membership rights, as applicable, with respect to the Collateral; provided, that no vote shall be cast or corporate, partnership or membership right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent in any material respect with or result in any violation of any provision of the Credit Agreement, any other Loan Documents or this Pledge Agreement.

SECTION 9.     Rights of the Administrative Agent.

(a)       If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the Pledgors, (i) the Administrative Agent shall have the right to receive any and all cash dividends paid in respect of the Pledged Stock and partnership or membership distributions, as applicable, in respect of the Partnership/LLC Interests and make application thereof to the Obligations in the order set forth in Section 11.4 of the Credit Agreement and (ii) all shares of the Pledged Stock and the Partnership/LLC Interests shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (A) all voting, corporate, partnership, membership and other rights pertaining to such shares of the Pledged Stock or Partnership/LLC Interests at any meeting of shareholders, partners or members of the applicable Issuer or Partnership/LLC or otherwise and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such shares of the Pledged Stock or Partnership/LLC Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock or Partnership/LLC Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of the applicable Issuer or Partnership/LLC, or upon the exercise by the Pledgors or the Administrative Agent of any right, privilege or option pertaining to such shares of the Pledged Stock or the Partnership/LLC Interests, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock or the Partnership/LLC Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to the Pledgors to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. In furtherance thereof, each Pledgor hereby authorizes and instructs each Issuer or Partnership/LLC with respect to any Collateral consisting of Pledged Stock or Partnership/LLC Interests to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Pledge Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer or Partnership/LLC shall be fully protected in so complying, and (ii) upon and during the continuance of an Event of Default, if requested by the Administrative Agent, pay any dividends, distributions or other payments with respect to any Pledged Stock or Partnership/LLC Interests directly to the Administrative Agent.

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(b)       The rights of the Administrative Agent and the Secured Parties hereunder shall not be conditioned or contingent upon the pursuit by the Administrative Agent or any Secured Party of any right or remedy against the Pledgors or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral security therefor, guarantee thereof or right of offset with respect thereto. Neither the Administrative Agent nor any Secured Party shall be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor shall the Administrative Agent be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgors or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

SECTION 10.     Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code or any other Applicable Law. Without limiting the generality of the foregoing with regard to the scope of the Administrative Agent’s remedies, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by any Applicable Law referred to below) to or upon the Pledgors, any Issuer, any Partnership/LLC or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by any Applicable Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Pledgors, which right or equity is hereby waived or released. To the extent permitted by any Applicable Law, the Pledgors waive all claims, damages and demands they may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder, other than claims arising out of gross negligence or willful misconduct of the Administrative Agent or any Secured Party as determined by a court of competent jurisdiction by final and nonappealable judgment. If any notice of a proposed sale or other disposition of Collateral shall be required by any Applicable Law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

SECTION 11.     Administrative Agent’s Appointment as Attorney-In-Fact. (a) Each Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Pledgor and in the name of such Pledgor or in its own name, for the purpose of carrying out the terms of this Pledge Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Pledge Agreement, and, without limiting the generality of the foregoing, each Pledgor hereby gives the Administrative Agent the power and right, on behalf of such Pledgor, without notice to or assent by such Pledgor, to do any or all of the following upon the occurrence and continuation of an Event of Default:

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(i)        pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(ii)       execute, in connection with any sale provided for in this Pledge Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iii)       (A) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (B) defend any suit, action or proceeding brought against such Pledgor with respect to any Collateral; (C) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (D) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Pledgor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Pledge Agreement, all as fully and effectively as such Pledgor might do.

(b)       If any Pledgor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, upon prior written notice to the Pledgors, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with the provisions of Section 11(a).

(c)       The documented and out-of-pocket expenses of the Administrative Agent incurred in connection with actions taken pursuant to the terms of this Pledge Agreement, to the extent the Company would be required to do so pursuant to Section 13.4 of the Credit Agreement, shall be payable by the Pledgors to the Administrative Agent on demand.

(d)       Each Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 11(a). All powers, authorizations and agencies contained in this Pledge Agreement are coupled with an interest and are irrevocable until this Pledge Agreement is terminated and the Security Interests created hereby are released.

(e)       Each Pledgor acknowledges that the rights and responsibilities of the Administrative Agent under this Pledge Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Pledge Agreement shall, as between the Administrative Agent and the Secured Parties , be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Pledgors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement to make any inquiry respecting such authority.

SECTION 12.    Registration Rights; Private Sales.

(a)       The Pledgors recognize that the Administrative Agent may be unable to effect a public sale of any or all the Collateral, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgors acknowledge and agree that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the applicable Issuer or Partnership/LLC to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the applicable Issuer or Partnership/LLC would agree to do so.

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(b)       The Pledgors further agree to use their commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Collateral pursuant to this Section 12 valid and binding and in compliance with any and all other Applicable Law. The Pledgors further agree that a breach of any of the covenants contained in this Section 12 will cause irreparable injury to the Administrative Agent and the Secured Parties not compensable in damages, that the Administrative Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 12 shall be specifically enforceable against the Pledgors, and the Pledgors hereby waive and agree not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

SECTION 13.     Amendments, etc. With Respect to the Obligations. The Pledgors shall remain obligated hereunder, and the Collateral shall remain subject to the Lien granted hereby, notwithstanding that, without any reservation of rights against the Pledgors, and without notice to or further assent by the Pledgors, any demand for payment of any of the Obligations made by the Administrative Agent or any Secured Party may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of the Pledgors or any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered, or released by the Administrative Agent or any Lender, and the Credit Agreement, any other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any guarantee, right of offset or other collateral security at any time held by the Administrative Agent or any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Secured Party shall have any obligation to protect, secure, perfect or insure any other Lien at any time held by it as security for the Obligations or any property subject thereto. The Pledgors waive any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Party upon this Pledge Agreement; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Pledge Agreement; and all dealings between the Pledgors, on the one hand, and the Administrative Agent and the Secured Parties, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Pledge Agreement. The Pledgors waive diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Pledgors with respect to the Obligations.

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SECTION 14.     No Subrogation. Notwithstanding any payment or payments made by the Pledgors hereunder, or any setoff or application of funds of the Pledgors by the Administrative Agent, or the receipt of any amounts by the Administrative Agent with respect to any of the Collateral, the Pledgors shall not be entitled to be subrogated to any of the rights of the Administrative Agent against any Borrower or any guarantor or against any other collateral security held by the Administrative Agent for the payment of the Obligations, nor shall the Pledgors seek any reimbursement from any Borrower or any guarantor in respect of payments made by the Pledgors in connection with the Collateral, or amounts realized by the Administrative Agent in connection with the Collateral, until all amounts owing to the Administrative Agent and the Secured Parties on account of the Obligations are paid in full and the Commitments terminated. If any amount shall be paid to the Pledgors on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Pledgors in trust for the Administrative Agent, segregated from other funds of the Pledgors, and shall, forthwith upon receipt by the Pledgors, be turned over to the Administrative Agent in the exact form received by the Pledgors (duly indorsed by the Administrative Agent, if required) to be applied against the Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.

SECTION 15.     Limitation on Duties Regarding Collateral. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar securities and property for its own account. Neither the Administrative Agent, any Secured Party nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgors or otherwise. The powers conferred on the Administrative Agent and the Secured Parties hereunder are solely to protect the Administrative Agent and the Secured Parties’ interests in the Collateral and shall not impose any duty on the Administrative Agent or any Secured Party to exercise any such powers. Each of the Administrative Agent and each Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for its gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

SECTION 16.     Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent in accordance with the terms of Section 11.4 of the Credit Agreement. Any balance of such Proceeds remaining shall be paid over to the Company, on behalf of the Pledgors, or to whomsoever (if such Person is not a Pledgor) may be lawfully entitled to receive the same. Only after (a) payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-608 and Section 9-615 of the Code and (b) the payment in full (or, in the case of Letters of Credit, Cash Collateralized or other arrangements made in accordance with the terms of the Credit Agreement) of the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) and termination of the Commitments, shall the Administrative Agent account for the surplus, if any, to any Pledgor, or to whomever may be lawfully entitled to receive the same (if such Person is not a Pledgor). The Administrative Agent may make distribution hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

SECTION 17.     Waiver, Deficiency. Each Pledgor hereby waives, to the extent permitted by Applicable Law, all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Applicable Law in order to prevent or delay the enforcement of this Pledge Agreement or the absolute sale of the Collateral or any portion thereof. Each Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency.

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SECTION 18.     Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, subject to Section 13.5 of the Credit Agreement, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, without notice to any Pledgor (any such notice being expressly waived by each Pledgor), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency), other than deposits in Blackbaud Payment Services Accounts, at any time held, and other obligations (in whatever currency) at any time owing by such Lender or such Affiliate to or for the credit or the account of such Pledgor or any other Credit Party against any and all obligations of such Pledgor or such other Credit Party now or hereafter existing under the Credit Agreement or any other Loan Document to such Lender or such Affiliate, irrespective of whether or not such Lender or Affiliate shall have made any demand under the Credit Agreement or any other Loan Document and although such obligations of the Pledgor or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent and the Secured Parties and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent or such Lender or their respective Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 19.     All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Secured Parties, the Administrative Agent and any Persons designated by the Administrative Agent or any Secured Party pursuant to any provisions of this Pledge Agreement shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 20.     Severability of Provisions. Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 21.     Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Pledge Agreement are for convenience only, and neither limit nor amplify the provisions of this Pledge Agreement.

SECTION 22.     No Waiver by Course of Conduct, Cumulative Remedies. No waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default. No failure on the part of Administrative Agent or any Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy, right or power conferred upon the Administrative Agent or any Secured Party is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

SECTION 23.     Amendments, Waivers and Consents. No term, covenant, agreement or condition of this Pledge Agreement may be amended or waived, nor may any consent be given, except in the manner set forth in Section 13.2 of the Credit Agreement.

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SECTION 24.     Expenses and Indemnification.

(a)       The Pledgors shall, jointly and severally, pay all reasonable out-of-pocket expenses (including, without limitation, attorney’s fees and expenses) incurred by the Administrative Agent and each Secured Party to the extent the Company would be required to do so pursuant to Section 13.4 of the Credit Agreement.

(b)       The Pledgors shall, jointly and severally, pay and indemnify each indemnified party (which for purposes of this Pledge Agreement shall include, without limitation, all Lenders) against Indemnified Taxes and Other Taxes to the extent the Company would be required to do so pursuant to Section 4.11 of the Credit Agreement.

(c)       The Pledgors shall, jointly and severally, indemnify each indemnified party to the extent the Company would be required to do so pursuant to Section 13.4 of the Credit Agreement.

(d)       All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 25.     Injunctive Relief; Punitive or Indirect Damages.

(a)       Each Pledgor recognizes that, in the event such Pledgor fails to perform, observe or discharge any of its obligations or liabilities under this Pledge Agreement, any remedy of law may prove to be inadequate relief to the Administrative Agent and the Secured Parties. Therefore, each Pledgor agrees that the Administrative Agent and the Secured Parties, at the Required Lenders’ option, shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b)       The Administrative Agent and the Company (on behalf of itself and the other Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that it may now have or may arise in the future in connection with any dispute, claim or controversy arising out of, connected with or relating to this Pledge Agreement or any Loan Document.

(c)       Without limiting the generality of any provisions set forth herein relating to indemnification or reimbursement by the Company or any other Credit Party, the Administrative Agent and the Company (on behalf of itself and the other Credit Parties) hereby agree that no such Person shall have a remedy of any consequential or indirect damages against any other party to a Loan Document, and each such Person hereby waives any right or claim to consequential or indirect damages that it may now have or may arise in the future in connection with any dispute, claim or controversy arising out of, connected with or relating to this Pledge Agreement or any Loan Document.

SECTION 26.     Successor and Assigns. This Pledge Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of each Pledgor (and shall bind all Persons who become bound as a Pledgor under this Pledge Agreement), the Administrative Agent and the Secured Parties and their successors and assigns; provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Pledge Agreement (other than an assignment by operation of law that is otherwise permitted under the Loan Documents) without the prior written consent of the Administrative Agent and the Required Lenders.

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SECTION 27.     Governing Law; Submission to Jurisdiction; Venue. The terms of Section 13.6 of the Credit Agreement with respect to governing law, submission to jurisdiction and venue are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

SECTION 28.     Waiver of Jury Trial.

(a)       Jury Trial. The terms of Section 13.7 of the Credit Agreement with respect to waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b)       Preservation of Certain Remedies. The parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during any dispute, claim or controversy arising out of, connected with or relating to this Pledge Agreement or any Loan Document. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property and (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding.

SECTION 29.     Notices. All notices and communications hereunder shall be given to the addresses and otherwise in accordance with Section 13.1 of the Credit Agreement.

SECTION 30.     Control Agreement. The Pledgors hereby authorize and instruct each Issuer and Partnership/LLC to comply, and each Issuer and Partnership/LLC hereby agrees to so comply, with any instruction received thereby from the Administrative Agent in accordance with the terms of this Pledge Agreement with respect to the Collateral, without any consent or further instructions from the Pledgors (or other registered owner), and the Pledgors agree that such Issuer and such Partnership/LLC shall be fully protected in so complying. Each Issuer and Partnership/LLC agrees that its agreement set forth in the preceding sentence shall be sufficient to create in favor of the Administrative Agent, for the benefit of the Secured Parties, “control” of the Partnership/LLC Interests within the meaning of such term under Sections 8-106(c) and 9-106 of the Code. Notwithstanding the foregoing, nothing in this Pledge Agreement is intended or shall be construed to mean or imply that the Partnership/LLC Interests constitute “securities” within the meaning of such term under Section 8-102(a)(15) of the Code or otherwise to limit or modify the application of Section 8-103(c) of the Code. Rather, the Administrative Agent has requested that this provision be included in this Pledge Agreement solely out of an abundance of caution in the event the Partnership/LLC Interests are, nevertheless, deemed to constitute “securities” under the Code.

SECTION 31.     Concerning the Administrative Agent. The provisions of Article XII of the Credit Agreement shall inure to the benefit of the Administrative Agent in respect of this Pledge Agreement and shall be binding upon the Pledgors and the Secured Parties. In furtherance and not in derogation of the rights, privileges and immunities of the Administrative Agent therein set forth:

(a)       The Administrative Agent is authorized to take all such action as is provided to be taken by it as Administrative Agent hereunder and all other action incidental thereto. As to any matters not expressly provided for herein, the Administrative Agent may request instructions from the Secured Parties and shall act or refrain from acting in accordance with written instructions from the Required Lenders (or, when expressly required by this Pledge Agreement or the Credit Agreement, all the Lenders) or, in the absence of such instructions, in accordance with its discretion.

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(b)       The Administrative Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the security interests therein purported to be granted by this Pledge Agreement, whether impaired by operation of law or by reason of any action or omission to act on its part (other than any such action or inaction constituting gross negligence or willful misconduct). The Administrative Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Pledge Agreement by the Pledgors.

SECTION 32.     Counterparts; Integration; Effectiveness. This Pledge Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Pledge Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Pledge Agreement. This Pledge Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

SECTION 33.     Survival of Indemnities. Notwithstanding any termination of this Pledge Agreement, the indemnities to which the Administrative Agent and the Secured Parties are entitled under the provisions of Section 24 and any other provision of this Pledge Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Secured Parties against events arising after such termination as well as before.

SECTION 34.     Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Pledge Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Pledge Agreement. In the event an ambiguity or question of intent or interpretation arises, this Pledge Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Pledge Agreement.

SECTION 35.     Acknowledgements. Each Pledgor hereby acknowledges that:

(a)       neither the Administrative Agent nor any Secured Party has any fiduciary relationship with or duty to any Pledgor arising out of or in connection with this Pledge Agreement or any of the other Loan Documents, and the relationship between the Pledgors, on the one hand, and the Administrative Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(b)       no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Pledgors and the Secured Parties.

SECTION 36.     Releases. At such time as the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) shall have been paid in full (or, in the case of Letters of Credit, Cash Collateralized or other arrangements made in accordance with the terms of the Credit Agreement) and the Commitments have been terminated, this Pledge Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. Upon any such termination, the Administrative Agent shall execute and deliver to each Pledgor, at such Pledgor’s expense, such documents as such Pledgor shall reasonably request to evidence such termination, and such Pledgor shall be entitled to the return, upon its reasonable request, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

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SECTION 37.     Additional Pledgors. Each Subsidiary of the Company that is required to become a party to this Pledge Agreement pursuant to Section 8.11 of the Credit Agreement shall become a Pledgor for all purposes of this Pledge Agreement upon execution and delivery by such Subsidiary of a Pledge Agreement Supplement.

SECTION 38.     Release of Portions of Collateral.

(a)       So long as no Default or Event of Default is in existence or would exist after the application of proceeds as provided below, the Administrative Agent shall, at the request of a Pledgor, release any or all of the Collateral of such Pledgor, provided that (i) such release is permitted by the terms of the Credit Agreement (it being agreed for such purposes that a release will be deemed “permitted by the terms of the Credit Agreement” if the proposed transaction constitutes an exception contained in Section 10.5 or Section 10.6 of the Credit Agreement or if such assets would no longer be required to be pledged hereunder or under the Credit Agreement) or otherwise has been approved in writing by the Required Lenders (or, to the extent required by Section 13.2 of the Credit Agreement, all of the applicable Lenders) and (ii) if applicable, the proceeds of such Collateral are to be applied as required pursuant to the Credit Agreement or any consent or waiver entered into with respect thereto.

(b)       At any time that a Pledgor desires that the Administrative Agent take any action to give effect to any release of Collateral pursuant to the foregoing Section 38(a), the Administrative Agent, at the request and expense of a Pledgor, will duly release such Collateral and assign, transfer and deliver to such Pledgor such of the Collateral as is then being (or has been) so sold and as may be in the possession of the Administrative Agent and has not theretofore been released pursuant to this Pledge Agreement.

[Signatures Page To Follow]

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IN WITNESS WHEREOF, the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGORS:

BLACKBAUD, INC.

By:
Name:
Title:

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

ANNEX I

to

PLEDGE AGREEMENT

Reference is hereby made to the Pledge Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of June 2, 2017, made by each of BLACKBAUD, INC., a Delaware corporation (the “Company” and any Domestic Credit Party, including the undersigned, which become parties thereto by executing a Supplement in substantially the form hereof, the “Pledgors”), in favor of the Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Agreement. By its execution below, the undersigned, [NAME OF NEW PLEDGOR], a [__________________________] [corporation/limited liability company] agrees to become, and does hereby become, a [Pledgor] under the Agreement and agrees to be bound by such Agreement as if originally a party thereto. By its execution below, the undersigned Pledgor represents and warrants as to itself that, after giving effect to this supplement and the Schedules attached hereto, all of the representations and warranties contained in the Agreement are true and correct in all material respects (without duplication with respect to any materiality qualifications set forth in any individual representation and warranty) as of the date hereof. [NAME OF NEW PLEDGOR] represents and warrants that, as of the date hereof, the supplements to the Schedules to the Agreement attached hereto are true and correct in all material respects and such supplements set forth all information required to be scheduled under the Agreement. [NAME OF NEW PLEDGOR] shall take all steps necessary to perfect, in favor of the Administrative Agent, a first-priority security interest in and Lien against [NAME OF NEW PLEDGOR]’s Collateral (subject to Permitted Liens), including, without limitation, delivering all Certificated Securities together with an undated stock power covering such certificate duly executed in blank by such Pledgor to the Administrative Agent, and taking all steps necessary to properly perfect the Administrative Agent’s interest in any uncertificated equity or membership interests.

IN WITNESS WHEREOF, the undersigned has caused this Annex I counterpart to the Agreement to be duly executed and delivered as of this ___________ day of ____________, ____.

[NAME OF NEW PLEDGOR]

By:
Title:

EXHIBIT J

[FORM OF] BANK PRODUCT PROVIDER NOTICE

Dated as of: _________

Bank of America, N.A.

Bank of America, N.A.

555 California Street, 4th Floor

Mail Code: CA5-701-04-09

San Francisco, CA 94104

Attention: Liliana Claar, Agency Officer

Facsimile: (415)-503-5003

Email: liliana.claar@baml.com

With a copy to:

Blackbaud, Inc.

2000 Daniel Island Dr.

Charleston, SC 29492-7541

Attention: Chief Financial Officer

This Bank Product Provider Notice is delivered to you pursuant to the terms of the Credit Agreement dated as of June 2, 2017 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Blackbaud, Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Borrower from time to time party thereto as subsidiary borrowers (the “Subsidiary Borrowers” and, together with the Company, each a “Borrower” and collectively the “Borrowers”), the lenders who are or may become a party thereto, as Lenders (the “Lenders”), and Bank of America, N.A., as Administrative Agent, Swingline Lender and Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Name of Bank Product Provider] hereby notifies you, pursuant to the terms of the Credit Agreement, that:

(a)       [Name of Bank Product Provider] meets the requirements of a Bank Product Provider under the terms of the Credit Agreement and is a Bank Product Provider under the Credit Agreement and the other Loan Documents.

(b)       The Credit Parties have entered into Bank Products with [Name of Bank Product Provider] which include: [set forth Bank Products].

(c)       The methodology to be used by such parties in determining the Bank Product Debt owing from time to time is: ____________________.

Delivery of this Notice by telecopy shall be effective as an original.

A duly authorized officer of the undersigned has executed this Notice as of the ___ day of _____, _____.

,
as a Bank Product Provider

By:

Name:

Title:

EXHIBIT K-1

[Form of] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 2, 2017 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Blackbaud, Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Borrower from time to time party thereto as subsidiary borrowers (the “Subsidiary Borrowers” and, together with the Company, each a “Borrower” and collectively the “Borrowers”), the lenders who are or may become a party thereto, as Lenders (the “Lenders”) and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 4.11(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[ ]

EXHIBIT K-2

[Form of] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 2, 2017 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Blackbaud, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto as Subsidiary Borrowers, the lenders who are or may become a party thereto, as Lenders (the “Lenders”) and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 4.11(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[ ]

EXHIBIT K-3

[Form of] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 2, 2017 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Blackbaud, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto as Subsidiary Borrowers, the lenders who are or may become a party thereto, as Lenders (the “Lenders”) and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 4.11(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[ ]

EXHIBIT K-4

[Form of] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 2, 2017 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Blackbaud, Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Borrower from time to time party thereto as subsidiary borrowers (the “Subsidiary Borrowers” and, together with the Company, each a “Borrower” and collectively the “Borrowers”), the lenders who are or may become a party thereto, as Lenders (the “Lenders”) and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 4.11(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[ ]

EXHIBIT L

[FORM OF] LETTER OF CREDIT REPORT

TO:	Bank of America, N.A., as Administrative Agent

RE:	Credit Agreement, dated as of June 2, 2017, by and among Blackbaud, Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Borrower from time to time party thereto as subsidiary borrowers (the “Subsidiary Borrowers” and, together with the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders and Bank of America, N.A., as Administrative Agent, Swingline Lender and an Issuing Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned, [insert name of Issuing Lender] (the “Issuing Lender”) hereby delivers this report to the Administrative Agent, pursuant to the terms of Section 2.3(n) of the Credit Agreement.

The L/C Issuer plans to issue, amend, renew, increase or extend the follow Letter(s) of Credit on [insert date].

Credit Party	L/C No.	Maximum Face Amount	Current Face Amount	Currency	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

[The Issuing Lender made a payment, with respect to L/C No. _______, on [insert date] in the amount of [$]_____________].

[The Borrower failed to reimburse the Issuing Lender for a payment made in the amount of [$][insert amount of such payment] pursuant to L/C No. ______ on [insert date of such failure], with respect to L/C No. _______.]

Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

Credit Party	L/C No.	Maximum Face Amount	Current Face Amount	Currency	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[ISSUING LENDER], as an Issuing Lender

By:

Name:

Title: